UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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The Kroger Co.
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Fellow Shareholders:

Thanks to Kroger’s 400,000 associates – who strive to provide friendly service and the freshest products to every customer, every shopping trip – 2014 was a record-breaking year.

●	Our revenue reached $108.5 billion – an all-time high;
●	Our stock price rose 91%, making Kroger one of the top 10 performing stocks in the S&P 500;
●	Our positive identical store sales grew for an unprecedented 45 consecutive quarters; and
●	Our market share expanded for the 10th year running.

In short, 2014 was a blockbuster year. We added nearly 25,000 new jobs, creating opportunity for our current and future associates. And we have confidence there is more growth and opportunity ahead for our company.

Since becoming CEO last year, the two most common questions I hear from shareholders are “Why is Kroger doing so well?” and “Can you keep it up?” It is my great honor to try and provide answers in this letter.

*           *           *

Answering “why is Kroger doing so well?” is like trying to answer “what makes a meal great?”

What makes a meal memorable and enjoyable? It is the combination of food and drink, your companions and the atmosphere, surprise and delight. It is not any one thing, but the sum of its parts.

Like a great meal, there is no single characteristic – no one person or thing – that makes Kroger great. Rather, it is a unique and powerful combination of factors that helps explain Kroger’s success.

It all starts with our friendly associates executing our powerful Customer 1st Strategy, which we launched 12 years ago. We put the customer first in every decision we make.

Our store managers successfully manage multi-million-dollar businesses. But first and foremost, they are focused on our customers and associates. Our goal is to extend our friendly hospitality to each one of the eight million customers who shop in our stores daily.

Our merchandisers are the best in the industry. Their depth of experience, combined with our world-class customer science and data analytics, creates a powerful blend of art and science that is the hallmark of Kroger’s fresh and relevant merchandising. We are focused on bringing to each customer what is most relevant to them – to their tastes, budget and lifestyle – and delivering unique offers through personalized coupons, our popular fuel rewards program, and exclusive digital offers.

Our strong Corporate Brands portfolio continues to gain market share, reaching its highest level of penetration in seven years during the fourth quarter of 2014, when it represented 28.2% of total units sold in our stores. These great products, which can only be found in our family of stores, set us apart.

We continue to invest in price every year. Today, we are saving our customers more than $3.5 billion annually through every day lower prices. Our productivity improvements fuel these price investments.

We continue to improve the customer shopping experience. And, as I will outline below, we are accelerating our entry into eCommerce through our recent mergers with Harris Teeter and Vitacost.com, and by growing our digital capabilities.

It is the combination of these strengths – and many more not mentioned here – that together delivered our strong financial results in fiscal 2014.

*           *           *

Fiscal 2014 Results – An Outstanding Year

Kroger’s consistently remarkable performance delivered for shareholders in 2014. The growth plan we first outlined in October 2012 includes four key performance measures: positive identical supermarket sales growth, slightly expanding non-fuel FIFO operating margin, growing return on invested capital and annual market share growth. In 2014, we met or exceeded each of these metrics.

At the end of the year, we:

●	Achieved an industry-leading 45th consecutive quarter of positive identical supermarket sales growth, without fuel;
●	Exceeded our goal to slightly expand FIFO operating margin, without fuel and excluding adjustment items noted in our annual report, on a rolling four quarters basis;
●	Improved return on invested capital even as we increased capital investment; and
●	Captured incremental market share for the 10th consecutive year.

As a result, we exceeded our long-term, net earnings per diluted share growth rate of 8-11% in fiscal 2014, and we increased our dividend for the eighth consecutive year. In fact, Kroger has delivered double-digit compound growth in our dividend since we reinstated it in 2006.

Net earnings for 2014 totaled $1.73 billion, or $3.44 per diluted share. Excluding adjustment items – the benefit of certain tax items and adjustments for pension plan agreements – Kroger’s adjusted net earnings for 2014 totaled $1.77 billion, or $3.52 per diluted share.

Our strong results during 2014 allowed us to make a strategic and significant contribution to The Kroger Co. Foundation. We use our foundation dollars to support causes that our customers and associates consistently tell us they care about, enhancing our reputation as a locally-connected retailer. We are very proud that Forbes magazine previously recognized our work by naming us the “most generous company in America.” This investment works to support the communities that we serve.

*          *          *

Which brings us to the second question: “Can you keep it up?”

My answer is an unequivocal YES. Because, as I like to say, our “to-do” list is longer than our “done” list. We are not done growing and differentiating. We are not done innovating to make our customers’ lives better. And we are not done investing to grow for today and the future.

Innovating to Grow

We are expanding our use of technology. In February 2014, Kroger acquired You Technology, LLC, the Silicon Valley-based leader in digital coupons and promotions. Several months later, our merger with Vitacost.com accelerated our entry into the eCommerce space by several years. Vitacost connects us to an amazingly talented team of associates who have created a substantial platform that includes advanced technology and ship-to-home fulfillment centers. We are currently testing Harris Teeter’s successful ExpressLane concept – an order online, pickup at the store model – in Cincinnati, and we plan to expand to other stores and markets in the coming year. Together, the learnings from our Vitacost and Harris Teeter mergers are helping us give our customers the ability to interact with us when, where and how they want. More customers than ever before are engaging with our digital properties. More than 15 million customers have digital accounts with Kroger, through which they receive unique benefits and offers on our suite of digital platforms, including our mobile app, website and social media sites.

We are entering a new era in customer engagement with the introduction of 84.51°. Early in 2015, Kroger and our data analytics partner dunnhumby Ltd announced a new chapter in our relationship to accelerate innovation in customer science. We replaced our existing exclusive joint venture called dunnhumbyUSA with a more flexible arrangement and the acquisition of certain assets from dunnhumbyUSA. Operating with those acquired assets as its foundation, our new, wholly-owned subsidiary, 84.51°, is starting with 500 talented associates from the former JV and the technology to continue developing our leading customer loyalty program. In addition, the ability to combine what we already know with other partners is exciting and will speed up innovation.

We are quickly becoming a top destination for customers looking for affordable, accessible organic and natural foods. Natural Foods continues to be the fastest-growing department in our stores on a percentage basis. Our leading natural and organics store brand, Simple Truth, reached a milestone $1.2 billion in annual sales in 2014. And this within two years of launching the brand exclusively in our stores! During the year, more than 20 million households bought one of our more than 2,600 Simple Truth or Simple Truth Organic items.

Investing to Grow

Our mergers with Harris Teeter and Vitacost have also opened new markets that present meaningful growth opportunities for Kroger. In fact, Vitacost today sells direct to consumers in all U.S. states and territories, and more than 160 countries worldwide.

We are currently pursuing our fill-in markets strategy, as outlined in 2012, and are making good progress. Fill-in markets are existing markets where we are investing capital to grow square footage, primarily through new and expanded stores and remodels, in order to increase our market share.

*          *          *

The Kroger Difference

Increasingly, shoppers care about price, product selection and quality, the store experience and how well companies take care of their associates, communities and the planet.

Taking Care of Our Associates

I am proud to say that Kroger is in the food business and the people business. Our people are our greatest asset.

We want our workforce to be the healthiest in America. To improve workplace wellness, we give associates a variety of tools, including an incentive program with measurable outcomes. Over the last four years, we have seen a demonstrated improvement in the health of our workforce through lower cholesterol, blood pressure and blood glucose scores. And, our workplace well-being program received a ‘Best Employers for Healthy Lifestyles’ award from the National Business Group on Health, and the company’s commitment to employee health and wellness was recognized by the American Heart Association.

Our goal is to provide our associates a total compensation package that includes solid wages, good quality, affordable health care, and retirement benefits. In 2014, Kroger invested $1.8 billion in our associates’ health care.

Kroger is also one of the safest companies in our industry. Associate engagement in innovative safety programs has reduced accident rates in our stores and manufacturing plants by 77 percent since 1995. In 2014, 649 retail locations and three manufacturing plants went the entire year without a recordable injury.

We continue to do our part to create jobs and opportunity. We employ 25,000 more associates today than we did last year. More than 90 percent of these new jobs are in our supermarket divisions, ranging from full-time department heads and assistant store managers to part-time courtesy clerks and cashiers. Over the last seven years, Kroger has created more than 65,000 new jobs in our local communities. We are particularly proud that we hired more than 6,000 veterans in 2014 and more than 29,000 veterans since 2009.

We pride ourselves on our opportunity culture, where all associates have an opportunity to grow, build new skills and turn a job into a career. More than two-thirds of our store managers started their Kroger careers as part-time clerks. I began my own career at Kroger as a part-time stock clerk while earning my degree at the University of Kentucky, so I know first-hand the opportunities that are available to our associates.

One of the things that makes Kroger so special is how we extend our opportunity culture to everyone. We have a long tradition of hiring people with disabilities, especially on our front lines serving customers. Last year, Kroger was recognized by the Marriott Foundation for People with Disabilities and separately by the Ohio Governor’s Council on People with Disabilities for significantly contributing to employment opportunities for the disability community.

Taking Care of Our Communities

We are a locally-connected retailer that is embedded in the community. When you combine the food and funds we donate, working together our Company, foundation, customers, associates and suppliers contributed more than $280 million to our local communities in 2014.

We strive to be connected to and responsive to the local communities we serve by:

●	Delivering the equivalent of more than 270 million meals to more than 100 local Feeding America food banks in 2014.
●	Donating more than $6 million in 2014 in support of women’s health and breast cancer awareness programs. Fully half of it was contributed by customers and associates.
●

Contributing $3.3 million to the USO in 2014 to help support the military and their families. Since 2010, Kroger has donated $11.9 million to the USO – the largest cumulative gift to the USO in that organization’s history.

●

Supporting more than 30,000 schools and local organizations with $51 million donated in 2014 through our Community Rewards program that delivers customer-driven donations based on purchases in our stores.

We make all of these strategic investments because they strengthen the communities we call home and also improve our connection with our customers, who have identified these causes as the priorities that are most important to them. We see our community connection – the Kroger difference – as an important competitive advantage for our company and as a point of pride for our associates.

We also see engagement with local farmers and producers as part of our efforts to make a difference in our communities. We work closely with growers to buy local and market their seasonally-fresh products in our stores, and we participate in established programs such as Colorado Proud, Kentucky Proud and Go Texan to meet the growing demand for fresh, locally-sourced foods.

Kroger is a leader in supplier diversity, spending more than $2 billion annually with women- and minority-owned businesses. We proudly remain a member of the Billion Dollar Roundtable and the United States Hispanic Chamber of Commerce Million Dollar Club, received a Top Organization for Multicultural Business Opportunities award from Diversity Business, and was named one of America’s Top Corporations for Women Business Enterprises by the Women’s Business Enterprise National Council.

Taking Care of the Planet

In 2014, we continued our 12-year journey to reduce our energy consumption while expanding square footage and sales. We have reduced energy consumption by 35% since 2000. Kroger was recently honored as a 2015 ENERGY STAR Partner of the Year for our work in energy management.

One of Kroger’s key sustainability priorities is moving our retail stores and facilities toward “zero waste”. Our stores are sending less waste to landfills and incinerators through a variety of efforts, including composting and our innovative Perishable Donations Program – a process to rescue safe, edible fresh products and donate them quickly to local food banks. This system has been replicated by many retailers and today fresh products make up more than half of the food distributed nationwide by Feeding America. Our manufacturing facilities continue to lead waste reduction. Today, 26 of our 37 manufacturing plants are designated as “zero waste” facilities.

Another important area is sustainable seafood. Our goal is to source 100% of our fresh and frozen seafood from sustainable sources. We continue to make strong progress toward this goal, reaching 86% in 2014 and placing Kroger among market-leaders.

You can learn more about our sustainability initiatives by reading our annual sustainability report, available on our website sustainability.kroger.com.

*          *          *

Retirements

Dave Dillon, who as I said in last year’s letter has been called “the grocers’ grocer”, retired as Chairman of the Board in December. We thank him for his ten incredible years as Chairman and CEO, and wish him, his wife Dee, and his family much happiness as they turn to the next chapter in their lives.

We also extend our appreciation to Reuben Anderson, who retired from Kroger’s Board of Directors in 2014 after 23 years of service; Steven Rogel, who retired from Kroger’s Board of Directors in 2014 after 15 years of service; Bruce Macaulay, president of Kroger’s Columbus division, who retired in March after 42 years of service with the Company; and Katy Barclay, senior vice president of human resources, who retires in the fall after five years developing Kroger’s human resources capabilities. On behalf of the entire Kroger family, we thank each of these individuals for their service and leadership.

It is my great honor to continue working with one of the strongest management teams in the retail industry.

*          *          *

We are a company inspired by purpose: To lift up our customers and each other, to make someone’s day brighter, whether through a smile, making dinner easier, or extending a hand to a friend. Our purpose extends well beyond our store walls, and we strive to be good stewards for our customers and associates, planet and communities.

I am pleased to say we fulfilled our commitments to our shareholders, customers and associates in 2014. While we are proud of the strong year behind us, we are looking ahead. We intend to continue growing market share and share of loyalty, and growing our top and bottom lines. There is much more to come.

On behalf of our entire team, thank you for your continued confidence in Kroger.

W. Rodney McMullen
Chairman and Chief Executive Officer

Congratulations to the winners of The Kroger Co. Community Service Award for 2014:

2014 Community Service Award Winners

Division	Recipient
Atlanta	LaQuita Parks
Central	Reggie Henderson
Cincinnati	Store 482
City Market	Stephen Valdez
Columbus	Thomas Cook
Delta	James Smith
Dillon Stores	Doris Vogel
Food 4 Less	Trent Smith
Fred Meyer	Kimberly Keller
Fry’s	Brunilda Sieber
Jay C Stores	Becky Johnson
King Soopers	Kevin Hawkins
Louisville	Justin Gordon
Michigan	Monica Hommerding
Mid-Atlantic	Ouita Gatton
Nashville	Deana Greene
QFC	Ron Buell
Ralphs	Deb Navarro
Smith’s	Jason House
Southwest	Mike Medved/Diann Lewis
_____
Crossroad Farms Dairy	Judy Morgan
Columbus Bakery	Don Downs Jr.
Anderson Bakery	Ruthanne Aiken
Winchester Farms Dairy	George Thacker
Country Oven Bakery	Tony Minnicks
_____

C Stores	Heather Nicholas
_____
Corporate	Ross Kramer/Mark Mitchell
Logistics	Michael GiaQuinta
The Little Clinic	Phillip Thomas

Notice of Annual Meeting of Shareholders

Thursday, June 25, 2015
11:00 a.m., eastern time

To All Shareholders of The Kroger Co.:

You are invited to the Annual Meeting of Shareholders of The Kroger Co. which will be held at the Music Hall Ballroom, Music Hall, 1241 Elm Street, Cincinnati, Ohio 45202, on June 25, 2015, at 11:00 a.m., eastern time, for the following purposes:

1.	To elect eleven directors for the ensuing year;

2.	To approve, on an advisory basis, our executive compensation;

3.	To ratify the selection of our independent auditor for fiscal year 2015;

4.	To vote on three shareholder proposals, if properly presented at the meeting; and

5.	To transact such other business as may properly be brought before the meeting.

Holders of common shares of record at the close of business on April 30, 2015, will be entitled to notice of and to vote at the meeting.

Attendance

Only shareholders holding shares at the close of business on the record date, or their duly appointed proxies, may attend the meeting. If you plan to attend the meeting, you must bring the notice of the meeting that was separately mailed to you or the top portion of your proxy card, either of which will serve as your admission ticket.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, ir.kroger.com, at 11:00 a.m., eastern time.

By the order of the Board of Directors,
Christine S. Wheatley, Secretary

May 13, 2015
Cincinnati, OH

Proxy Statement

May 13, 2015

This Combined Notice, Proxy Statement and Annual Report is being furnished to the shareholders of The Kroger Co. in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareholders to be held on June 25, 2015, at 11:00 a.m., eastern time, at the Music Hall Ballroom, Music Hall, 1241 Elm Street, Cincinnati, Ohio 45202 and at any adjournments thereof.

Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202-1100. Our telephone number is 513-762-4000. This Proxy Statement and Annual Report, and the accompanying proxy card were first furnished to shareholders on May 13, 2015.

Your proxy is being solicited by the Board of Directors of The Kroger Co., and the cost of solicitation will be borne by Kroger. Kroger will reimburse banks, brokers, nominees, and other fiduciaries for postage and reasonable expenses incurred by them in forwarding the proxy material to their principals. Kroger has retained D.F. King & Co., Inc., 48 Wall Street, New York, New York, to assist in the solicitation of proxies and will pay that firm a fee estimated at present not to exceed $15,000. Proxies may be solicited personally, by telephone, electronically via the Internet, or by mail.

Robert D. Beyer, W. Rodney McMullen, and Ronald L. Sargent, all of whom are Kroger directors, have been named members of the Proxy Committee for the 2015 Annual Meeting.

As of the close of business on April 30, 2015, the record date, our outstanding voting securities consisted of 490,201,501 common shares, the holders of which will be entitled to one vote per share at the annual meeting. The shares represented by each proxy will be voted in the manner specified unless the proxy is revoked before it is exercised. You may change or revoke your proxy by giving us notice in writing sent to Kroger’s Secretary, or in person at the meeting, or by executing and sending us a subsequent proxy. Shareholders may not cumulate votes in the election of directors.

If you are a registered shareholder and return your proxy card without instructions, the Proxy Committee will vote in accordance with the recommendations of the Board of Directors. If you hold shares in street name and do not provide your broker with specific voting instructions on proposals 1, 2, 4, 5 and 6, your broker does not have the authority to vote on those proposals. This is generally referred to as a “broker non-vote.” Proposal 3 is considered a routine matter and, therefore, your broker may vote your shares according to your broker’s discretion. The vote required, including the effect of broker non-votes and abstentions for each of the matters presented for shareholder vote, is set forth below.

Item No. 1, Election of Directors – An affirmative vote of the majority of the total number of votes cast “for” or “against” a director nominee is required for the election of a director in an uncontested election. Accordingly, broker non-votes and abstentions will have no effect on this proposal. A majority of votes cast means that the number of shares voted “for” a director nominee must exceed the number of votes “against” such director.

Item No. 2, Advisory Vote to Approve Executive Compensation – Advisory approval by shareholders of executive compensation requires the affirmative vote of the majority of shares participating in the voting. Accordingly, broker non-votes and abstentions will have no effect on this proposal.

Item No. 3, Ratification of Independent Auditors – Ratification by shareholders of the selection of independent public accountants requires the affirmative vote of the majority of shares participating in the voting. Accordingly, abstentions will have no effect on this proposal.

Item Nos. 4, 5, and 6, Shareholder Proposals – The affirmative vote of the majority of shares participating in the voting on a shareholder proposal is required for its adoption. Accordingly, broker non-votes and abstentions will have no effect on these proposals. Proxies will be voted AGAINST these proposals unless the Proxy Committee is otherwise instructed on a proxy properly executed and returned.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 25, 2015.

Under the rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily on the Internet. We believe that this process should expedite shareholders’ receipt of proxy materials, lower the cost of our annual meeting and help to conserve natural resources. On or about May 13, 2015, we mailed to each of our shareholders (other than those who previously requested electronic or paper delivery), a Notice of Availability of Proxy Materials containing instructions on how to access and review the proxy materials on the Internet and instructions on how to vote your shares. The Notice of Availability of Proxy Materials also contains instructions on how to receive a paper or e-mail copy of the proxy materials. If you receive a Notice of Availability of Proxy Materials, you will not receive a printed copy of the proxy materials unless you request one. If you receive paper copies of our proxy materials, you may also view these materials at www.proxyvote.com. If you receive paper copies of our proxy materials and wish to receive them by electronic delivery in the future, please request electronic delivery at www.proxyvote.com.

Proposals to Shareholders

Election of Directors
(Item no. 1)

Kroger’s Board of Directors, as now authorized, consists of eleven members. All members are to be elected at the annual meeting to serve until the annual meeting in 2016, or until their successors have been elected by the shareholders or by the Board pursuant to Kroger’s Regulations, and qualified. Kroger’s Articles of Incorporation provide that the vote required for election of a director nominee by the shareholders, except in a contested election or when cumulative voting is in effect, will be the affirmative vote of a majority of the votes cast for or against the election of a nominee.

The experience, qualifications, attributes, and skills that led the Corporate Governance Committee and the Board to conclude that the following individuals should serve as directors are set forth opposite each individual’s name. The committee memberships stated below are those in effect as of the date of this proxy statement. It is intended that, except to the extent that authority is withheld, proxies by the Proxy Committee will be voted for the election of the following nominees:

Nominees for Director for Terms of Office
Continuing Until 2016

	Professional		Director
Name	Occupation(1)	Age	Since

Nora A. Aufreiter

Ms. Aufreiter is a Director Emeritus of McKinsey & Company, a global management consulting firm. She retired in June 2014 after more than 30 years as a director and senior partner. During this time, she worked extensively in the U.S., Canada, and internationally with major retailers, financial institutions and other consumer facing companies. Before joining McKinsey, Ms. Aufreiter spent three years in financial services working in corporate finance and investment banking. She is a member of the Board of Directors of The Bank of Nova Scotia and Nieman Marcus Group. Ms. Aufreiter also serves on the boards of St. Michael’s Hospital and the Canadian Opera Company, and is a member of the Dean’s Advisory Board for the Ivey Business School in Ontario, Canada. She is a member of the Financial Policy Committee and the Public Responsibilities Committee.

Ms. Aufreiter has over 30 years of broad business experience in a variety of retail sectors. She brings to Kroger’s Board her expertise gained while earning her MBA from the Harvard Business School. Her vast experience in leading McKinsey’s North American Retail Practice, North American Branding service line and the Consumer Digital and Omnichannel service line is of particular value to the Board.

		55	2014

	Professional		Director
Name	Occupation(1)	Age	Since
Robert D. Beyer

Mr. Beyer is Chairman of Chaparal Investments LLC, a private investment firm and holding company that he founded in 2009. From 2005 to 2009, Mr. Beyer served as Chief Executive Officer of The TCW Group, Inc., a global investment management firm. From 2000 to 2005, he served as President and Chief Investment Officer of Trust Company of the West, the principal operating subsidiary of TCW. Mr. Beyer is a member of the Board of Directors of The Allstate Corporation and Leucadia National Corporation. He is chair of the Corporate Governance Committee, a member of the Financial Policy Committee, and our Lead Director.

Mr. Beyer brings to Kroger his experience as CEO of TCW, a global investment management firm serving many of the largest institutional investors in the U.S. He has exceptional insight into Kroger’s financial strategy, and his experience qualifies him to serve as a member of the Board. While at TCW, he also conceived and developed the firm’s risk management infrastructure, an experience that is useful to Kroger’s Board in performing its risk management oversight functions. His abilities and service as a director were recognized by his peers, who selected Mr. Beyer as an Outstanding Director in 2008 as part of the Outstanding Directors Program of the Financial Times. His strong insights into corporate governance form the foundation of his leadership role as Lead Director on the Board.

		55	1999
Susan J. Kropf

Ms. Kropf was President and Chief Operating Officer of Avon Products Inc., a manufacturer and marketer of beauty care products, from 2001 until her retirement in January 2007. She joined Avon in 1970. Prior to her most recent assignment, Ms. Kropf had been Executive Vice President and Chief Operating Officer, Avon North America and Global Business Operations from 1998 to 2000. From 1997 to 1998 she was President, Avon U.S. Ms. Kropf was a member of Avon’s Board of Directors from 1998 to 2006. She currently is a member of the Board of Directors of Coach, Inc., MeadWestvaco Corporation, and Sherwin Williams Company. She is a member of the Audit and Financial Policy Committees.

Ms. Kropf has gained a unique consumer insight, having led a major beauty care company. She has extensive experience in manufacturing, marketing, supply chain operations, customer service, and product development, all of which assist her in her role as a member of Kroger’s Board. Ms. Kropf has a strong financial background, and has served on compensation, audit, and corporate governance committees of other boards. She was inducted into the YWCA Academy of Women Achievers.

		66	2007

	Professional		Director
Name	Occupation(1)	Age	Since
David B. Lewis

Mr. Lewis is Of Counsel to and a former shareholder and director of Lewis & Munday, a Detroit based law firm with offices in Washington, D.C. and New York City. He is a director of H&R Block, Inc. and STERIS Corporation. Mr. Lewis is a member of the Corporate Governance and Financial Policy Committees.

In addition to his background as a practicing attorney and expertise in bond financing, Mr. Lewis brings to Kroger’s Board his financial expertise gained while earning his MBA in Finance as well as his service and leadership on Kroger’s audit committee and the board committees of other publicly traded companies. Mr. Lewis has served on the Board of Directors of Conrail, Inc., LG&E Energy Corp., M.A. Hanna, TRW, Inc., and Comerica, Inc. He is a former chairman of the National Association of Securities Professionals.

		70	2002
W. Rodney McMullen

Mr. McMullen was elected Chief Executive Officer of Kroger in January 2014 and Chairman of the Board, effective January 1, 2015. Prior to this, he served as President and Chief Operating Officer from August 2009 to December 2013. Prior to that, Mr. McMullen was elected Vice Chairman in 2003, Executive Vice President in 1999, and Senior Vice President in 1997. Mr. McMullen is a director of Cincinnati Financial Corporation.

Mr. McMullen has broad experience in the supermarket business, having spent his career spanning over 35 years with Kroger. He has a strong financial background, having served as our CFO, and played a major role as architect of Kroger’s strategic plan. His service on the compensation, executive, and investment committees of Cincinnati Financial Corporation adds depth to his extensive retail experience.

		54	2003
Jorge P. Montoya

Mr. Montoya was President of The Procter & Gamble Company’s Global Snacks & Beverage division, and President of Procter & Gamble Latin America, from 1999 until his retirement in 2004. Prior to that, he was an Executive Vice President of Procter & Gamble, a provider of branded consumer packaged goods, from 1995 to 1999. Mr. Montoya is a director of The Gap, Inc. He is chair of the Public Responsibilities Committee and a member of the Compensation Committee.

Mr. Montoya brings to Kroger’s Board over 30 years of leadership experience at a premier consumer products company. He has a deep knowledge of the Hispanic market, as well as consumer products and retail operations. Mr. Montoya has vast experience in marketing and general management, including international business. He was named among the 50 most important Hispanics in Business & Technology, in Hispanic Engineer & Information Technology Magazine.

		68	2007

	Professional		Director
Name	Occupation(1)	Age	Since
Clyde R. Moore

Mr. Moore is the Chairman of First Service Networks, a national provider of facility and maintenance repair services. Prior to that he was Chairman and Chief Executive Officer of First Service Networks from 2000 to 2014. Mr. Moore is chair of the Compensation Committee and a member of the Corporate Governance Committee.

Mr. Moore has over 30 years of general management experience in public and private companies. He has sound experience as a corporate leader overseeing all aspects of a facilities management firm and a manufacturing concern. Mr. Moore’s expertise broadens the scope of the Board’s experience to provide oversight to Kroger’s facilities and manufacturing businesses.

		61	1997
Susan M. Phillips

Dr. Phillips is Professor Emeritus of Finance at The George Washington University School of Business. She joined that university as a Professor and Dean in 1998. She retired as Dean of the School of Business in 2010 and as Professor the following year. She was a member of the Board of Governors of the Federal Reserve System from December 1991 through June 1998. Before her Federal Reserve appointment, Dr. Phillips served as Vice President for Finance and University Services and Professor of Finance in The College of Business Administration at the University of Iowa from 1987 through 1991. She is a director of CBOE Holdings, Inc., State Farm Mutual Automobile Insurance Company, State Farm Life Insurance Company, State Farm Companies Foundation, National Futures Association, the Chicago Board Options Exchange, and Agnes Scott College. Dr. Phillips also was a trustee of the Financial Accounting Foundation until the end of 2010. She is a member of the Audit and Compensation Committees.

Dr. Phillips brings to the Board strong financial acumen, along with a deep understanding of, and involvement with, the relationship between corporations and the government. Her experience in academia brings a unique and diverse viewpoint to the deliberations of the Board. Dr. Phillips has been designated an Audit Committee financial expert.

		70	2003
James A. Runde

Mr. Runde is a special advisor and a former Vice Chairman of Morgan Stanley, a financial services provider, where he has been employed since 1974. He was a member of the Board of Directors of Burlington Resources Inc. prior to its acquisition by ConocoPhillips in 2006. Mr. Runde serves as a Trustee Emeritus of Marquette University and the Pierpont Morgan Library. He is a member of the Compensation Committee and chair of the Financial Policy Committee.

Mr. Runde brings to Kroger’s Board a strong financial background, having led a major financial services provider. He has served on the compensation committee of a major corporation.

		68	2006

	Professional		Director
Name	Occupation(1)	Age	Since
Ronald L. Sargent

Mr. Sargent is Chairman and Chief Executive Officer of Staples, Inc., a consumer products retailer, where he has been employed since 1989. Prior to joining Staples, Mr. Sargent spent 10 years with Kroger in various positions. In addition to serving as a director of Staples, Mr. Sargent is a director of Five Below, Inc. During the past five years, he was a director of Mattel, Inc. and The Home Depot, Inc. Mr. Sargent is chair of the Audit Committee and a member of the Public Responsibilities Committee.

Mr. Sargent has over 35 years of retail experience, first with Kroger and then with increasing levels of responsibility and leadership at Staples, Inc. His efforts helped carve out a new market niche for the international retailer that he leads. His understanding of retail operations and consumer insights are of particular value to the Board. Mr. Sargent has been designated an Audit Committee financial expert.

		59	2006
Bobby S. Shackouls

Until the merger of Burlington Resources Inc. and ConocoPhillips, which became effective in 2006, Mr. Shackouls was Chairman of the Board of Burlington Resources Inc., a natural resources business, since July 1997 and its President and Chief Executive Officer since December 1995. He had been a director of that company since 1995 and President and Chief Executive Officer of Burlington Resources Oil and Gas Company (formerly known as Meridian Oil Inc.), a wholly-owned subsidiary of Burlington Resources, since 1994. Mr. Shackouls is a director of Plains GP Holdings, L.P. and Oasis Petroleum Inc. During the past five years, Mr. Shackouls was a director of ConocoPhillips and PNGS GP LLC, the general partner of PAA Natural Gas Storage, L.P. Mr. Shackouls is a member of the Audit and Corporate Governance Committees. Mr. Shackouls previously served as Kroger’s Lead Director.

Mr. Shackouls brings to the Board the critical thinking that comes with a chemical engineering background, as well as his experience leading a major natural resources company, coupled with his corporate governance expertise.

		64	1999
____________________

(1)	Except as noted, each of the directors has been employed by his or her present employer (or a subsidiary) in an executive capacity for at least five years.

Information Concerning the Board of Directors

Committees of the Board

The Board has five standing committees including Audit, Compensation and Corporate Governance. All standing committees are composed exclusively of independent directors. The current charter of each Board committee is available on our website at ir.kroger.com under Corporate Governance – Committee Composition.

The table below provides the current membership of our independent directors on each of the standing Board committees.

			Corporate	Financial	Public
	Audit	Compensation	Governance	Policy	Responsibilities
Name	Committee	Committee	Committee	Committee	Committee
Nora A. Aufreiter				x	x
Robert D. Beyer			Chair	x
Susan J. Kropf	x			x
David B. Lewis			x	x
Jorge P. Montoya		x			Chair
Clyde R. Moore		Chair	x
Susan M. Phillips	x	x
James A. Runde		x		Chair
Ronald L. Sargent	Chair				x
Bobby S. Shackouls	x		x

During 2014, the Audit Committee met five times, the Compensation Committee met four times, and the Corporate Governance Committee met two times. The Audit Committee reviews financial reporting and accounting matters pursuant to its charter and selects our independent accountants. The Compensation Committee recommends for determination by the independent members of the Board the compensation of the CEO, determines the compensation of our other senior management, and administers some of our incentive programs. Additional information on the Compensation Committee’s processes and procedures for consideration of executive compensation are addressed in the Compensation Discussion and Analysis section of this proxy statement. The Corporate Governance Committee develops criteria for selecting and retaining members of the Board, seeks out qualified candidates for the Board, and reviews the performance of the Board and, along with the other independent board members, the CEO.

Director Nominations

The Corporate Governance Committee will consider shareholder recommendations for nominees for membership on the Board of Directors. If shareholders wish to nominate a person or persons for election to the Board at our 2016 annual meeting, written notice must be submitted to Kroger’s Secretary, and received at our executive offices not later than January 13, 2016. Such notice should include the name, age, business address and residence address of such person, the principal occupation or employment of such person, the number of Kroger common shares owned of record or beneficially by such person, and any other information relating to the person that would be required to be included in a proxy statement relating to the election of directors. The Secretary will forward the information to the Corporate Governance Committee for its consideration. The Committee will use the same criteria in evaluating candidates submitted by shareholders as it uses in evaluating candidates identified by the Committee. These criteria are:

●	Demonstrated ability in fields considered to be of value in the deliberations of the Board, including business management, public service, education, science, law, and government;
●	Highest standards of personal character and conduct;

●	Willingness to fulfill the obligations of directors and to make the contribution of which he or she is capable, including regular attendance and participation at Board and committee meetings, and preparation for all meetings, including review of all meeting materials provided in advance of the meeting; and
●	Ability to understand the perspectives of Kroger’s customers, taking into consideration the diversity of our customers, including regional and geographic differences.

The Corporate Governance Committee considers racial, ethnic, and gender diversity to be important elements in promoting full, open, and balanced deliberations of issues presented to the Board. The Committee considers director candidates that help the Board reflect the diversity of our shareholders, associates, customers and the communities in which we operate. Some consideration also is given to the geographic location of director candidates in order to provide a reasonable distribution of members from Kroger’s operating areas.

The Corporate Governance Committee recruits candidates for Board membership through its own efforts and through suggestions from other directors and shareholders. In addition, the Committee has retained an independent search firm to assist in identifying and recruiting director candidates who meet the criteria established by the Committee.

Corporate Governance

The Board has adopted Guidelines on Issues of Corporate Governance. These Guidelines, which include copies of the current charters for the Audit, Compensation, and Corporate Governance Committees, and the other committees of the Board, are available on our corporate website at ir.kroger.com. Shareholders may obtain a copy of the Guidelines by making a written request to Kroger’s Secretary at our executive offices.

Independence

The Board has determined that all of the non-employee directors have no material relationships with Kroger and, therefore, are independent for purposes of the New York Stock Exchange listing standards. The Board made its determination based on information furnished by all members regarding their relationships with Kroger and its management, and other relevant information. After reviewing the information, the Board determined that all of the non-employee directors were independent because (a) they all satisfied the criteria for independence set forth in Rule 303A.02 of the NYSE Listed Company Manual, (b) any business transactions between Kroger and entities with which the directors are affiliated, the value of which falls below the thresholds identified by the NYSE listing standards, and (c) none had any material relationships with Kroger except for those arising directly from their performance of services as a director for Kroger.

Audit Committee Expertise

The Board has determined that Susan M. Phillips and Ronald L. Sargent, independent directors who are members of the Audit Committee, are “audit committee financial experts” as defined by applicable SEC regulations and that all members of the Audit Committee are “financially literate” as that term is used in the NYSE listing standards and are independent in accordance with Rule 10A-3 of the Securities Exchange Act of 1934.

Code of Ethics

The Board has adopted The Kroger Co. Policy on Business Ethics, applicable to all officers, employees and directors, including Kroger’s principal executive, financial, and accounting officers. The Policy is available on our corporate website at ir.kroger.com. Shareholders may also obtain a copy of the Policy by making a written request to Kroger’s Secretary at our executive offices. We intend to satisfy the disclosure requirement regarding any amendment to, or a waiver from, a provision of the Policy for our principal executive, financial and accounting officers by posting that information on our website at ir.kroger.com.

Communications with the Board

The Board has established two separate mechanisms for shareholders and interested parties to communicate with the Board. Any shareholder or interested party who has concerns regarding accounting, improper use of Kroger assets, or ethical improprieties may report these concerns via the toll-free hotline (800-689-4609) or email address (helpline@kroger.com) established by the Board’s Audit Committee. The concerns are investigated by Kroger’s Vice President of Auditing and reported to the Audit Committee as deemed appropriate by the Vice President of Auditing.

Shareholders or interested parties also may communicate with the Board in writing directed to Kroger’s Secretary at our executive offices. The Secretary will consider the nature of the communication and determine whether to forward the communication to the chair of the Corporate Governance Committee. Communications relating to personnel issues or our ordinary business operations, or seeking to do business with us, will be forwarded to the business unit of Kroger that the Secretary deems appropriate. All other communications will be forwarded to the chair of the Corporate Governance Committee for further consideration. The chair of the Corporate Governance Committee will take such action as he or she deems appropriate, which may include referral to the full Committee or the entire Board.

Attendance

The Board held five meetings in fiscal year 2014. During fiscal year 2014, all incumbent directors attended at least 75% of the aggregate number of meetings of the Board and committees on which that director served. Members of the Board are expected to use their best efforts to attend all annual meetings of shareholders. All thirteen members then serving on the Board attended last year’s annual meeting.

Compensation Consultants

The Compensation Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for our executive officers. In 2014, Kroger paid that consultant $294,868 for work performed for the Committee. Kroger, on management’s recommendation, retained the parent and affiliated companies of Mercer Human Resource Consulting to provide other services for Kroger in 2014, for which Kroger paid $4,425,282. These other services primarily related to insurance claims (for which Kroger was reimbursed by insurance carriers as claims were adjusted), insurance brokerage and bonding commissions, and pension consulting. Kroger also made payments to affiliated companies for insurance premiums that were collected by the affiliated companies on behalf of insurance carriers, but these amounts are not included in the totals referenced above, as the amounts were paid over to insurance carriers for services provided by those carriers. Although neither the Committee nor the Board expressly approved the other services, after taking into consideration the NYSE’s independence standards and the SEC rules, the Committee determined that the consultant is independent and his work has not raised any conflict of interest because (a) the consultant was first engaged by the Committee before he became associated with Mercer; (b) the consultant works exclusively for the Committee and not for our management; (c) the consultant does not benefit from the other work that Mercer’s parent and affiliated companies perform for Kroger; and (d) neither the consultant nor the consultant’s team perform any other services for Kroger. The Committee may engage an additional compensation consultant from time to time as it deems advisable.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee was an officer or employee of Kroger during fiscal year 2014, and no member of the Compensation Committee is a former officer of the Company or was a party to any disclosable related person transaction involving the Company. During fiscal year 2014, none of our executive officers served on the board of directors or on the compensation committee of any other entity that has or had executive officers serving as a member of the Board of Directors or Compensation Committee of the Company.

Board Oversight of Enterprise Risk

While risk management is primarily the responsibility of Kroger’s management team, the Board is responsible for the overall supervision of our risk management activities. The Board’s oversight of the material risks faced by Kroger occurs at both the full Board level and at the committee level.

The Audit Committee has oversight responsibility not only for financial reporting of Kroger’s major financial exposures and the steps management has taken to monitor and control those exposures, but also for the effectiveness of management’s processes that monitor and manage key business risks facing Kroger, as well as the major areas of risk exposure and management’s efforts to monitor and control that exposure. The Audit Committee also discusses with management its policies with respect to risk assessment and risk management.

Management, including our Chief Ethics and Compliance Officer, provides regular updates throughout the year to the respective Board committees regarding the management of the risks they oversee, and each of these committees reports on risk to the full Board at each regular meeting of the Board.

In addition to the reports from the committees, the Board receives presentations throughout the year from various department and business unit leaders that include discussion of significant risks as necessary. At each Board meeting, the Chairman and CEO addresses matters of particular importance or concern, including any significant areas of risk that require Board attention. Additionally, through dedicated sessions focusing entirely on corporate strategy, the full Board reviews in detail Kroger’s short- and long-term strategies, including consideration of significant risks facing Kroger and their potential impact. The independent directors, in executive sessions led by the Lead Director, address matters of particular concern, including significant areas of risk, that warrant further discussion or consideration outside the presence of Kroger employees.

We believe that our approach to risk oversight, as described above, optimizes our ability to assess interrelationships among the various risks, make informed cost-benefit decisions, and approach emerging risks in a proactive manner for Kroger. We also believe that our risk structure complements our current Board leadership structure, as it allows our independent directors, through the five fully independent Board committees, and in executive sessions of independent directors led by the Lead Director, to exercise effective oversight of the actions of management, led by Mr. McMullen as Chairman of the Board and CEO, in identifying risks and implementing effective risk management policies and controls.

Board Leadership Structure and Lead Director

The Board is composed of ten independent non-employee directors and one management director, Mr. McMullen, the Chairman and CEO. The Board has established five standing committees — audit, compensation, corporate governance, financial policy, and public responsibilities. Each committee is composed solely of independent directors, each with a different independent director serving as committee chair.

In addition, as provided in the Guidelines on Issues of Corporate Governance, the Board has designated one of the independent directors as Lead Director. The Lead Director serves a variety of roles, including reviewing and approving Board meeting agendas, materials and schedules to confirm the appropriate topics are reviewed and sufficient time is allocated to each; serving as liaison between the Chairman, management, and the non-management directors; presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman is not present; calling an executive session of independent directors at any time and serving as the Board’s representative for any consultation and direct communication, following a request, with major shareholders. Unless otherwise determined by the Board, the chair of the Corporate Governance Committee is designated as the Lead Director. Robert Beyer, an independent director and the chair of the Corporate Governance Committee, is currently the Lead Director. Mr. Beyer is an effective Lead Director for Kroger due to, among other things, his independence, his deep strategic and operational understanding of Kroger obtained while serving as a Kroger director, his insight into corporate governance and his experience on other boards.

With respect to the roles of Chairman and CEO, the Guidelines provide that the Board will determine when it is in the best interests of Kroger and our shareholders for the roles to be separated or combined, and the Board exercises its discretion as it deems appropriate in light of prevailing circumstances. Upon retirement of our former Chairman, David B. Dillon, on December 31, 2014, the Board determined that it is in the best interests of Kroger and our shareholders for one person to serve as the Chairman and CEO, as was the case from 2004 through 2013. The Board believes that this leadership structure improves the Board’s ability to focus on key policy and operational issues and helps the Company operate in the long-term interests of shareholders. Additionally, this structure provides an effective balance between strong Company leadership and appropriate safeguards and oversight by independent directors. The Board believes that the combination or separation of these positions should continue to be considered as part of the succession planning process, as was the case in 2003 and 2014 when the roles were separated.

The Board and each of its committees conduct an annual self-evaluation to determine whether they are functioning effectively. As part of this annual self-evaluation, the Board assesses whether the current leadership structure continues to be appropriate for Kroger and its shareholders. The Guidelines provide the flexibility for the Board to modify our leadership structure in the future as appropriate. We believe that Kroger, like many U.S. companies, has been well-served by this flexible leadership structure.

Compensation Discussion and Analysis

Executive Compensation – Overview

As one of the largest retailers in the world, our executive compensation philosophy remains to attract and retain the best management talent and to motivate these employees to achieve our business and financial goals. We believe our strategy creates value for shareholders in a manner consistent with our focus on our core values: honesty, integrity, respect, inclusion, diversity, and safety.

To achieve our objectives, the Compensation Committee seeks to ensure that compensation is competitive and that there is a direct link between pay and performance. To do so, it is guided by the following principles:

●	A significant portion of pay should be performance-based, with the percentage of total pay tied to performance increasing proportionally with an executive’s level of responsibility;
●	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;
●	Compensation policies should include an opportunity for, and a requirement of, equity ownership; and
●	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that align with our business strategy.

This Compensation Discussion and Analysis provides a discussion and analysis of our compensation program for the executive officers. For the fiscal year ended January 31, 2015, the named executive officers were:

Name	Title
W. Rodney McMullen	Chairman and Chief Executive Officer
J. Michael Schlotman	Senior Vice President and Chief Financial Officer
Michael L. Ellis	President and Chief Operating Officer
Kathleen S. Barclay	Senior Vice President of Human Resources
Michael J. Donnelly	Senior Vice President of Merchandising
David B. Dillon	Former Chairman

The compensation of our named executive officers in fiscal year 2014 reflects the above principles. Total compensation for the year is an indicator of how well Kroger performed compared to our business plan, reflecting how our compensation program responds to business challenges and the marketplace. We continue to deliver sales growth and positive earnings results.

●	A key metric, identical supermarket sales, excluding supermarket fuel, increased 5.2% from 2013. Through fiscal 2014, we have achieved 45 consecutive quarters of positive identical sales growth.
●	Net earnings per diluted share were $3.44 which exceeded our guidance range.
●	In September 2014, the Board raised the quarterly cash dividend by 12%, to $0.185 per share.

The Committee believes our management produced outstanding results in 2014, measured against increasingly aggressive business plan objectives for sales, net earnings, operating costs and our strategic plan. The compensation paid to our named executive officers reflected this fact as the annual performance-based cash bonus paid out at 121.5% of bonus potentials. The strong link between pay and performance is illustrated by a comparison of past years’ annual cash bonus, such as 2012, 2010 and 2009 with payouts of less than 100%. In those years, we did not achieve all of our business plan objectives. In 2014, all of our business plan goals were exceeded (with the exception of a set of measures under our strategic plan goal, which fell short), resulting in an annual bonus payout that exceeded 100% of potentials.

In keeping with our overall compensation philosophy, we endeavor to ensure that our executive compensation practices conform to best practices. In particular, over the past several years we have:

●	established significant stock ownership guideline levels to reinforce the link between the interests of our named executive officers and those of our shareholders;

●	adopted claw-back policies under which the repayment of bonuses may be required in certain circumstances;
●	eliminated tax gross-ups;
●	adopted the recommendation of shareholders that they be permitted annually, on an advisory basis, to vote on executive compensation; and
●	adopted a policy prohibiting hedging and short sales, and restricting pledging of Kroger common shares by our officers and directors.

In addition, fifty percent of the equity awards granted to the named executive officers are in the form of performance units that are earned only to the extent that performance objectives are achieved. Equity compensation awards continue to play an important role in rewarding named executive officers for the achievement of long-term business objectives and providing incentives for the creation of shareholder value.

The following discussion and analysis addresses the compensation of the named executive officers and the factors considered by the Committee in setting compensation for the named executive officers and making recommendations to the independent directors in the case of the CEO’s compensation. Additional detail is provided in the compensation tables and the accompanying narrative disclosures that follow this discussion and analysis.

Results of 2014 Advisory Vote to Approve Executive Compensation

At the 2014 Annual Meeting of Shareholders, we held our fourth annual advisory vote on executive compensation. Over 96% of the votes cast were in favor of the advisory proposal in 2014. The Committee considers this to be an overwhelmingly favorable outcome and believes it conveys our shareholders’ support of the Committee’s decisions and the existing executive compensation programs. As a result, the Committee made no material changes in the structure of our compensation programs or pay for performance philosophy. At the 2015 Annual Meeting of Shareholders, in keeping with our shareholders’ request for an annual advisory vote, we will again hold an advisory vote to approve executive compensation (see page 55). The Committee will continue to consider the results from this year’s and future advisory votes on executive compensation.

Executive Compensation – Objectives

The Committee has several related objectives regarding compensation. First, the Committee believes that compensation must be designed to attract and retain those best suited to fulfill the challenging roles that executive officers play at Kroger. Second, some elements of compensation should help align the interests of our officers with the interests of our shareholders. Third, compensation should create strong incentives for the officers (a) to achieve the annual business plan targets established by the Board, and (b) to achieve Kroger’s long-term strategic objectives. In developing compensation programs and amounts to meet these objectives, the Committee exercises judgment to ensure that executive officer compensation is appropriate and competitive in light of Kroger’s performance and the needs of the business.

Stock Ownership Guidelines

To more closely align the interests of our officers and directors with your interests as shareholders, the Board has adopted stock ownership guidelines. These guidelines require non-employee directors, officers and some other key executives to acquire and hold a minimum dollar value of Kroger common shares as set forth below:

Position	Multiple of Base Salary
Chief Executive Officer	5 times
Chief Operating Officer	4 times
Executive Vice Presidents and Senior Vice Presidents	3 times
Other Officers and Key Executives	2 times
Non-employee Directors	3 times annual base cash retainer

Covered individuals are expected to achieve the target level within five years of appointment to their position. If the requirements have not been met, directors, officers and key executives, including the named executive officers, must hold 100% of shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, and must retain all Kroger shares unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

Role of Compensation Committee

The Compensation Committee of the Board has the primary responsibility for establishing the compensation of our executive officers, including the named executive officers, with the exception of the Chief Executive Officer. The Committee’s role regarding the CEO’s compensation is to make recommendations to the independent members of the Board; those members of the Board establish the CEO’s compensation.

Establishing Executive Compensation

The independent members of the Board have the exclusive authority to determine the amount of the CEO’s salary, the bonus potential for the CEO, the nature and amount of any equity awards made to the CEO, and any other compensation decisions related to the CEO. In setting the annual bonus potential for the CEO, the independent directors determine the dollar amount that will be multiplied by the percentage payout under the annual bonus plan generally applicable to all corporate management, including the named executive officers. The independent directors retain discretion to reduce the percentage payout the CEO would otherwise receive. The independent directors thus make a separate determination annually concerning both the CEO’s bonus potential and the percentage of bonus paid.

The Committee performs the same function and exercises the same authority as to the other named executive officers. The Committee’s annual review of compensation for the named executive officers includes the following:

●	Conducts an annual review of all components of compensation, quantifying total compensation for the named executive officers on tally sheets. The review includes a summary for each named executive officer of salary; annual performance-based cash bonus; long-term performance-based cash and performance unit compensation; equity; accumulated realized and unrealized stock option gains and restricted stock and performance unit values; the value of any perquisites; retirement benefits; company paid health and welfare benefits; banked vacation; severance benefits available under The Kroger Co. Employee Protection Plan; and earnings and payouts available under Kroger’s nonqualified deferred compensation program.

●	Considers internal pay equity at Kroger to ensure that the CEO is not compensated disproportionately. The Committee has determined that the compensation of the CEO and that of the other named executive officers bears a reasonable relationship to the compensation levels of other executive positions at Kroger taking into consideration performance and differences in responsibilities.

●	Reviews a report from the Committee’s compensation consultants (described below) comparing named executive officer and other senior executive compensation with that of other companies, primarily our competitors, to ensure that the Committee’s objectives of competitiveness are met.

●	Takes into account a recommendation from the CEO (except in the case of his own compensation) for salary, bonus potential, and equity awards for each of the senior officers including the other named executive officers. The CEO’s recommendation takes into consideration the objectives established by and the reports received by the Committee as well as his assessment of individual job performance and contribution to our management team.

●	Reviews of historical information regarding salary, bonus, and equity compensation for a three year period.

In considering each of the factors above, the Committee does not make use of a formula, but rather subjectively reviews each in setting compensation.

Compensation Policies as They Relate to Risk Management

As part of the Compensation Committee’s review of our compensation practices, the Committee considers and analyzes the extent to which risks arise from such practices and their impact on Kroger’s business. As discussed above in the Compensation Discussion and Analysis, our policies and practices for compensating employees are designed to, among other things, attract and retain high quality and engaged employees. In this process, the Committee also focuses on minimizing risk through the implementation of certain practices and policies, such as the executive compensation recoupment policy, which is described in more detail on page 30. Accordingly, we do not believe that our compensation practices and policies create risks that are reasonably likely to have a material adverse effect on Kroger.

The Committee’s Compensation Consultants and Benchmarking

As referenced earlier in this Compensation Discussion and Analysis, the Committee directly engages a compensation consultant from Mercer Human Resource Consulting to advise the Committee in the design of compensation for executive officers.

The Mercer consultant conducts an annual competitive assessment of executive positions at Kroger for the Committee. The assessment is one of several bases, as described above, on which the Committee determines compensation. The consultant assesses:

●	Base salary;
●	Target annual performance-based bonus;
●	Target annual cash compensation (the sum of salary and annual bonus);
●	Annualized long-term incentive awards, such as stock options, restricted stock, and performance-based long-term cash bonuses and performance-based equity awards; and
●	Total direct compensation (the sum of all these elements).

The consultant compares these elements against those of other companies in a group of publicly-traded food and drug retailers. For 2014, our peer group consisted of:

Costco Wholesale	SuperValu
CVS Health, formerly CVS Caremark	Target
Rite Aid	Wal-Mart
Safeway	Walgreen Boots Alliance, formerly Walgreen

This peer group is the same group as was used in 2013. The make-up of the compensation peer group is reviewed annually and modified as circumstances warrant. Industry consolidation and other competitive forces will change the peer group used over time. The consultant also provides the Committee data from companies in “general industry,” a representation of major publicly-traded companies of similar size and scope. These data serve as reference points, particularly for senior staff positions where competition for talent extends beyond the retail sector.

From time to time, the Committee will engage an additional compensation consultant to conduct an additional review of Kroger’s executive compensation, as it deems advisable.

Considering the size of Kroger in relation to other peer group companies, the Committee believes that salaries paid to our named executive officers should be at or above the median paid by competitors for comparable positions. The Committee also aims to provide an annual bonus potential to our named executive officers that, if the increasingly more challenging annual business plan objectives are achieved, would cause total cash compensation to be meaningfully above the median.

Components of Executive Compensation at Kroger

Compensation for our named executive officers is comprised of the following:

●	Salary;
●	Performance-Based Annual Cash Bonus (annual, non-equity incentive pay);
●	Performance-Based Long-Term Compensation (long-term, cash and performance unit incentive compensation);
●	Other Equity (non-qualified stock options and restricted stock);
●	Retirement and other benefits; and
●	Perquisites.

Salary

We provide our named executive officer’s and other employees a fixed amount of cash compensation, salary, for their work. Salaries for the named executive officers (with the exception of the CEO) are established each year by the Committee, in consultation with the CEO. The CEO’s salary is established by the independent directors. Salaries for the named executive officers were reviewed in June 2014.

The amount of each named executive officer’s salary is influenced by numerous factors including:

●	An assessment of individual contribution in the judgment of the CEO and the Committee (or, in the case of the CEO, of the Committee and the rest of the independent directors);
●	Benchmarking with comparable positions at peer group companies;
●	Tenure; and
●	Relationship with the salaries of other executives at Kroger.

The assessment of individual contribution is based on a subjective determination, without the use of performance targets, in the following areas:

●	Leadership;
●	Contribution to the officer group;
●	Achievement of established objectives, to the extent applicable;
●	Decision-making abilities;
●	Performance of the areas or groups directly reporting to the officer;
●	Increased responsibilities;
●	Strategic thinking; and
●	Furtherance of Kroger’s core values.

The amounts shown below reflect the salaries of the named executive officers effective August 1, following the annual review of their compensation in June.

	Salaries
	2012	2013	2014
W. Rodney McMullen*	$939,600	$968,600	$1,144,000
J. Michael Schlotman	$671,100	$704,655	$760,000
Michael L. Ellis**	—	$527,360	$800,000
Kathleen S. Barclay	$677,300	$700,000	$721,000
Mike Donnelly	$550,500	$567,015	$662,900
David B. Dillon	$1,330,000	$1,370,000	$1,370,000
____________________

*	Mr. McMullen’s salary increased to $1,200,000 effective upon his appointment as Chairman of the Board on January 1, 2015.

**	Mr. Ellis first became a named executive officer in 2013.

Performance-Based Annual Cash Bonus

A large percentage of our employees at all levels, including the named executive officers, are eligible to receive a performance-based annual cash bonus based on the performance of Kroger (in the case of the named executive officers) or business unit (in the case of employees in our business units). The Committee establishes bonus potentials for each named executive officer, other than the CEO, whose bonus potential is established by the independent directors. Actual payouts, which can exceed 100% of the potential amounts but may not exceed 200% of the potential amounts, represent the extent to which performance meets or exceeds the thresholds established by the Committee. Actual payouts may be as low as zero if performance does not meet the thresholds established by the Committee.

The Committee considers several factors in making its determination or recommendation as to bonus potentials. First, the individual’s level within the organization is a factor in that the Committee believes that more senior executives should have a substantial part of their compensation dependent upon Kroger’s performance. Second, the individual’s salary is a factor so that a substantial portion of a named executive officer’s total cash compensation is dependent upon Kroger’s performance. Finally, the Committee considers the report of its compensation consultant to assess the bonus potential of the named executive officers in light of total compensation paid to comparable executive positions in the industry.

The annual cash bonus potential in effect following the annual review of compensation in June for each named executive officer is shown below. Actual bonus payouts are prorated to reflect changes, if any, to bonus potentials during the year.

	Annual Bonus Potential
	2012	2013	2014
W. Rodney McMullen*	$1,000,000	$1,000,000	$1,500,000
J. Michael Schlotman	$550,000	$550,000	$550,000
Michael L. Ellis**	—	$375,000	$800,000
Kathleen S. Barclay	$550,000	$550,000	$550,000
Mike Donnelly	$425,000	$425,000	$550,000
David B. Dillon	$1,500,000	$1,500,000	$1,230,000
____________________

*	Mr. McMullen’s annual bonus potential increased to $1,600,000 effective upon his appointment as Chairman of the Board on January 1, 2015.

**	Mr. Ellis first became a named executive officer in 2013.

Over time the Committee and our independent directors have placed an increased emphasis on our strategic plan by making the targets more difficult to achieve. The bonus plan allows for minimal or zero bonus to be earned at relatively low levels of performance to provide incentive for achieving even higher levels of performance.

The amount of bonus that the named executive officers earn each year is based upon Kroger’s performance compared to targets established by the Committee and the independent directors based on the business plan adopted by the Board of Directors. In 2014, 30% of the bonus was based on a target for identical sales without supermarket fuel; 30% was based on a target for EBITDA without supermarket fuel; 30% was based on implementation and results of a set of measures under our strategic plan, and 10% was based on a target for total operating costs as a percentage of sales, excluding fuel. An additional 5% would be earned if Kroger achieved three goals with respect to its supermarket fuel operations: achievement of the targeted fuel EBITDA of $208.25 million, an increase in total gallons sold of 3%, and achievement of 1,325 fuel centers placed in service. The fuel bonus of 5% is only available if all three measures are met. If any of the three fuel goals are not met, there is no payout under the fuel measurement. Kroger exceeded the three goals and, as a result, received the 5% fuel bonus.

The 2014 targets established by the Committee, the actual fiscal 2014 results, and the bonus percentage earned in each of the components of annual cash bonus were as follows:

				Actual
				Performance
	Targets		Actual	Compared to
Component	Minimum	100%	Performance	100% Target	Amount Earned
Identical Sales without supermarket
fuel (30%)	1.00%	3.00%	5.17%	172.33%	49.01%
EBITDA without supermarket
fuel (30%)	$4.0004 Billion	$4.7064 Billion	$4.7719 Billion	101.39%	39.59%
Strategic Plan (30%)	**	**	**	**	8.40%
Total Operating Costs as percentage of sales, excluding fuel (10%)*	Over budget by 25 basis points	Over budget by 5 basis points	Under budget by 14 basis points	19 basis points under target	19.50%
Fuel Bonus (5%)	[As described in the text above]				5.00%

Total Earned					121.50%
____________________

*	Total Operating Costs were budgeted at 26.48% as a percentage of sales for fiscal year 2014.

**	The Strategic Plan component also was established by the Committee at the beginning of the year, but is not disclosed as it is competitively sensitive.

Following the close of the year, the Committee reviewed Kroger’s performance against the identical sales without supermarket fuel, EBITDA without supermarket fuel, strategic plan objectives, and total operating costs as a percent of sales, excluding fuel, and determined the extent to which Kroger achieved those objectives. Due to our performance when compared to the targets established by the Committee, and based on the business plan adopted by the Board, the named executive officers earned 121.5% of their bonus potentials. This is the same bonus percentage payout received by all other participants in the corporate annual bonus plan.

In 2014, as in all years, the Committee retained discretion to reduce the bonus payout for all executive officers, including the named executive officers, if the Committee determined for any reason that the bonus payouts were not appropriate given their assessment of Company performance. The independent directors retained that discretion for the CEO’s bonus. Those bodies also retained discretion to adjust the targets under the plan should unanticipated developments arise during the year. No adjustments were made to the targets in 2014. The Committee, and the independent directors in the case of the CEO, determined that the bonus payouts for the named executive officers, that were earned based on 2014 performance, should not be adjusted.

The percentage paid for 2014 represented excellent performance that exceeded our business plan objectives. A comparison of bonus percentages for the named executive officers in prior years demonstrates the variability of annual cash bonus incentive compensation and its strong links to our performance:

Annual Cash Bonus
Fiscal Year	Percentage
2014	121.500%
2013	104.949%
2012	85.881%
2011	138.666%
2010	53.868%
2009	38.450%
2008	104.948%
2007	128.104%
2006	141.118%
2005	132.094%

The actual amounts of annual performance-based cash bonuses paid to the named executive officers for 2014 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column and footnote 4 to that table. These amounts represent the bonus potentials for each named executive officer multiplied by the 121.5% payout percentage earned in 2014. In no event can any participant receive a performance-based annual cash bonus in excess of $5,000,000. The maximum amount that a participant, including each named executive officer, can earn is further limited to 200% of the participant’s bonus potential amount.

Long-Term Incentives

The Committee believes in the importance of providing an incentive to the named executive officers to achieve the long-term goals established by the Board by conditioning a significant portion of compensation on the achievement of those goals.

In 2006, the Committee adopted the first in a series of long-term performance based compensation plans designed to reward participants for their contribution to the long-term performance of Kroger. These earlier plans provided for overlapping four year performance periods that allowed for the earning of a long-term cash bonus. In 2010, Kroger’s long-term incentive program was redesigned to combine the total value of our long-term cash bonus and equity programs into a cohesive, strategic reward for eligible executives at the Vice President level and above. Approximately fifty percent of the plan value is performance-based, delivered in cash and performance units, contingent on the achievement of certain strategic performance measures. The other fifty percent of the value is time-based and delivered in stock options and restricted stock. Each component is described in more detail below.

Performance Based Long-Term Compensation

The long-term incentive plan originally adopted in 2010 provides the model for our combined plan structure. Each year we adopt a similar plan with the following characteristics:

●	Performance is measured over a three year period.
●	Between 130 and 170 executives, including the named executive officers, participate in each plan.
●	Awards include both cash and performance units.
➢	The cash bonus base equals the executive’s salary at the end of the fiscal year preceding the plan adoption date (or for those participants entering the plan after the commencement date, as of the date of commencing participation in the plan). These cash awards are separate from awards under our performance-based annual cash bonus plan.

➢	A fixed number of performance units is awarded to each participant. The awards are paid out in Kroger common shares, along with a cash amount equal to the dividends paid during the performance period on the number of issued common shares.

●	Compensation under the plan is earned based on our performance against metrics established by the Committee (or the independent directors) at the beginning of the performance period.
●	The payout percentage, based on the extent to which the performance metrics are achieved, is applied to both the cash bonus base and the number of performance units awarded.
●	Actual payouts cannot exceed 100% of the cash bonus base or 100% of the number of performance units awarded.
●	In no event can a cash bonus award exceed $5,000,000.

The following table summarizes each of the long-term performance based plans for the years shown:

	2012 Plan	2013 Plan	2014 Plan	2015 Plan
Performance Period	2012 to 2014	2013 to 2015	2014 to 2016	2015 to 2017

Payout Date	March 2015	March 2016	March 2017	March 2018

Cash Bonus Base	Salary at end of	Salary at end of	Salary at end of fiscal	Salary at end of fiscal
	fiscal year 2011*	fiscal year 2012*	year 2013*	year 2014*

Performance Metrics

Strategic Plan	2% payout per unit	2% payout per unit	2% payout per unit	4% payout per unit
	improvement	improvement	improvement	improvement

Reduction in	0.50% payout per	0.50% payout per	0.50% payout per	0.50% payout per
Operating Cost as a	0.01% reduction	0.01% reduction	0.01% reduction	0.01% reduction
Percentage of Sales,	in operating costs	in operating costs	in operating costs	in operating costs
Excluding Fuel	Baseline: 27.09%	Baseline: 26.69%	Baseline: 26.68%	Baseline: 26.41%

Improvement in	4% payout per unit	4% payout per unit	4% payout per unit	4% payout per unit
Associate Engagement	improvement	improvement	improvement	improvement

Return on Invested	N/A	1% payout	1% payout per 0.01%	1% payout per 0.01%
Capital		per 0.01%	improvement in ROIC	improvement in ROIC
		improvement	Baseline: 13.27%	Baseline: 13.74%
in ROIC
Baseline: 13.25%
____________________

*	Or date of plan entry, if later.

At the time of adopting new long-term plans, the Committee has made adjustments to the percentage payouts for the components of the long-term plans to account for the increasing difficulty of achieving compounded improvement.

The Committee anticipates adopting a new plan each year, measuring improvement over successive three-year periods.

The long-term performance based plan adopted in 2012, which measured improvements through fiscal year 2014, paid out in March 2015 and was calculated as follows:

					Percentage
Component	Baseline	Result	Improvement	Multiplier	Earned
Strategic Plan	*	*	9 units of improvement	2.00%	18.00%
Associate Engagement	*	*	4 units of improvement	4.00%	16.00%
Total Operating Costs, as a Percentage
of Sales, Excluding Fuel	27.09%	26.43%	66 basis point improvement	0.50%	33.00%

Total Earned					67.00%
____________________

*	The Strategic Plan and Associate Engagement components were established by the Committee at the beginning of the performance period, but are not disclosed as they are competitively sensitive.

Accordingly, each named executive officer received cash in an amount equal to 67% of that executive’s long-term cash bonus base, and was issued the number of Kroger common shares equal to 67% of the number of performance units awarded to that executive, along with a cash amount equal to the dividends paid on that number of common shares during the three year performance period. Payout for the cash components of the 2012 plan are reported in the “Non-Equity Incentive Plan Compensation” and “All Other Compensation” columns of the Summary Compensation Table and footnotes 4 and 6 to that table, and the common shares issued under the plan are reported in the 2014 Option Exercises and Stock Vested Table and footnote 2 to that table.

During 2014, Kroger awarded 446,288 performance units to approximately 178 employees, including the named executive officers. The Committee considers several factors in determining the amount of performance units awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors are described in the Equity Awards section below.

Equity Awards

Awards based on Kroger’s common shares are granted periodically to the named executive officers and a large number of other employees. Equity participation aligns the interests of employees with your interest as shareholders, and Kroger historically has distributed equity awards widely. The plans include both stock options and restricted stock. In 2014, Kroger granted 4,226,855 stock options to approximately 8,514 employees, including the named executive officers. The options permit the holder to purchase Kroger common shares at an option price equal to the closing price of Kroger common shares on the date of the grant. Options are granted only on one of the four dates of Committee meetings conducted after Kroger’s public release of its quarterly earnings results. During 2014, Kroger awarded 3,023,711 shares of restricted stock to approximately 21,299 employees, including the named executive officers. Under Kroger’s long-term incentive plans, the Committee determines the vesting schedule for stock options and restricted stock. During 2014, the Committee granted to the named executive officers: (a) stock options with a five year vesting schedule; and (b) restricted stock with a three or five year vesting schedule (with the exception of one award, which has a one year vesting schedule).

As discussed earlier under Stock Ownership Guidelines, covered individuals, including the named executive officers, must hold 100% of the shares received upon the exercise of stock options or upon the vesting of restricted stock, except those necessary to pay the exercise price of the options and/or applicable taxes, until applicable stock ownership guidelines are met, unless the disposition is approved in advance by the CEO, or by the Board or Compensation Committee for the CEO.

The Committee considers several factors in determining the amount of options, restricted stock, and performance units awarded to the named executive officers or, in the case of the CEO, recommending to the independent directors the amount awarded. These factors include:

●	The compensation consultant’s benchmarking report regarding equity-based and other long-term compensation awarded by our competitors;
●	The officer’s level in the organization and the internal relationship of equity-based awards within Kroger;
●	Individual performance; and
●	The recommendation of the CEO, for all named executive officers other than the CEO.

The Committee has long recognized that the amount of compensation provided to the named executive officers through equity-based pay is often below the amount paid by our competitors. Relatively lower equity-based awards for the named executive officers and other senior management permit a broader base of Kroger employees to participate in equity awards and further emphasizes the pay for performance philosophy.

Amounts of equity awards issued and outstanding for the named executive officers are set forth in the tables that follow this discussion and analysis.

Retirement and Other Benefits

Kroger maintains a defined benefit and several defined contribution retirement plans for its employees. The named executive officers participate in one or more of these plans, as well as one or more excess plans designed to make up the shortfall in retirement benefits created by limitations under the Internal Revenue Code on benefits to highly compensated individuals under qualified plans. Additional details regarding retirement benefits available to the named executive officers can be found in the 2014 Pension Benefits table and the accompanying narrative description that follows this discussion and analysis.

Kroger also maintains an executive deferred compensation plan in which some of the named executive officers participate. This plan is a nonqualified plan under which participants can elect to defer up to 100% of their cash compensation each year. Compensation deferred bears interest, until paid out, at the rate representing Kroger’s cost of ten-year debt in the year the rate is set, as determined by the CEO, and reviewed with the Committee, prior to the beginning of each deferral year. In 2014, that rate was 3.25%. Deferred amounts are paid out only in cash, in accordance with a deferral option selected by the participant at the time the deferral election is made.

Kroger also maintains The Kroger Co. Employee Protection Plan, or KEPP, in which all of our management employees and administrative support personnel whose employment is not covered by a collective bargaining agreement, with at least one year of service, are covered. KEPP provides for severance benefits and extended Kroger-paid health care, as well as the continuation of other benefits as described in the plan, when an employee is actually or constructively terminated without cause within two years following a change in control of Kroger (as defined in the plan). Participants are entitled to severance pay of up to 24 months’ salary and bonus. The actual amount is dependent upon pay level and years of service. KEPP can be amended or terminated by the Board at any time prior to a change in control.

Stock option, restricted stock and performance unit agreements with participants in Kroger’s long-term incentive plans provide that those awards “vest,” with options becoming immediately exercisable, restrictions on restricted stock lapsing, and common shares equal to 50% of the performance units being awarded, upon a change in control as described in the agreements.

Upon Mr. Dillon’s retirement, the Board of Directors determined that it was in the best interests of Kroger to amend certain of Mr. Dillon’s restricted stock agreements to permit the restrictions on the restricted stock awards to lapse in accordance with the original vesting schedule, provided Mr. Dillon executed a non-compete agreement, which he did. If Mr. Dillon were to breach the terms of his non-compete agreement, the unvested restricted stock would be forfeited.

None of the named executive officers is party to an employment agreement.

PERQUISITES

The Committee does not believe that it is necessary for the attraction or retention of management talent to provide the named executive officers a substantial amount of compensation in the form of perquisites. In 2014, the only perquisites available to our named executive officers were:

●	premiums paid on life insurance policies;
●	premiums paid on accidental death and dismemberment insurance; and
●	premiums paid on long-term disability insurance policies.

Currently, 154 active executives, including the named executive officers, and 98 retired executives, are eligible for these perquisites.

In addition, the named executive officers are entitled to the personal use of Kroger aircraft, which officers may lease from Kroger, making officers more available and allowing for a more efficient use of their time. This is not considered a perquisite as we are reimbursed by the executives for the average variable cost of such use.

The total amount of perquisites furnished to the named executive officers is shown in the Summary Compensation Table and described in more detail in footnote 6 to that table.

Executive Compensation Recoupment Policy

If a material error of facts results in the payment to an executive officer at the level of Group Vice President or higher of an annual bonus or a long-term bonus in an amount higher than otherwise would have been paid, as determined by the Committee, then the officer, upon demand from the Committee, will reimburse Kroger for the amounts that would not have been paid if the error had not occurred. This recoupment policy applies to those amounts paid by Kroger within 36 months prior to the detection and public disclosure of the error. In enforcing the policy, the Committee will take into consideration all factors that it deems appropriate, including:

●	The materiality of the amount of payment involved;

●	The extent to which other benefits were reduced in other years as a result of the achievement of performance levels based on the error;

●	Individual officer culpability, if any; and

●	Other factors that should offset the amount of overpayment.

Hedging Policy

After considering best practices related to ownership of company shares, the Board adopted a policy regarding hedging, pledging, and short sales of Kroger securities. Kroger directors and officers are prohibited from engaging, directly or indirectly, in hedging transactions in, or short sales of, Kroger securities. In addition, they are precluded from pledging Kroger securities as collateral for a loan, except to the extent that shares so pledged are in excess of the number of shares the individual is required to maintain in accordance with Kroger’s share ownership guidelines more particularly described earlier in this Compensation Discussion and Analysis.

Section 162(m) of the Internal Revenue Code

Tax laws place a deductibility limit of $1,000,000 on some types of compensation for the CEO and the next four most highly compensated officers reported in this proxy because they are among the four highest compensated officers (“covered employees”). In Kroger’s case, this group of individuals is not identical to the group of named executive officers. Compensation that is deemed to be “performance-based” is excluded for purposes of the calculation and is tax deductible. Awards under Kroger’s long-term incentive plans, when payable upon achievement of stated performance criteria, should be considered performance-based and the compensation paid under those plans should be tax deductible. Generally, compensation expense related to stock options awarded to the CEO and the next four most highly compensated officers should be deductible. On the other hand, Kroger’s awards of restricted stock that vest solely upon the passage of time are not performance-based. As a result, compensation expense for those awards to the covered employees is not deductible, to the extent that the related compensation expense, plus any other expense for compensation that is not performance-based, exceeds $1,000,000.

Kroger’s bonus plans rely on performance criteria, which have been approved by shareholders. As a result, bonuses paid under the plans to the covered employees should be deductible by Kroger.

Kroger’s policy is, primarily, to design and administer compensation plans that support the achievement of long-term strategic objectives and enhance shareholder value. Where it is material and supports Kroger’s compensation philosophy, the Committee also will attempt to maximize the amount of compensation expense that is deductible by Kroger.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis contained in this proxy statement. Based on its review and discussions with management, the Compensation Committee has recommended to the Company’s Board that the Compensation Discussion and Analysis be included in the Company’s proxy statement and incorporated by reference into its Annual Report on Form 10-K.

Compensation Committee:

Clyde R. Moore, Chair
Jorge P. Montoya
Susan M. Phillips
James A. Runde

Executive Compensation

Summary Compensation Table

The following table and footnotes provide information regarding the compensation of the named executive officers for the fiscal years presented.

						Change in
						Pension
						Value and
						Nonqualified
					Non-Equity	Deferred
Name and Principal	Fiscal		Stock	Option	Incentive Plan	Compensation	All Other
Position	Year	Salary	Awards	Awards	Compensation	Earnings	Compensation	Total
(1)			(2)	(3)	(4)	(5)	(6)
W. Rodney McMullen	2014	$1,123,393	$3,740,251	$1,951,394	$2,441,546	$3,498,396	$232,602	$12,987,582
Chairman and	2013	$962,731	$5,062,435	$907,862	$1,722,946	$63,518	$166,329	$8,885,821
Chief Executive Officer	2012	$937,732	$1,087,655	$437,983	$1,079,085	$1,415,003	$124,998	$5,082,456

J. Michael Schlotman	2014	$745,313	$1,490,700	$520,372	$1,103,750	$1,922,821	$113,922	$5,896,878
Senior Vice President	2013	$688,599	$1,564,689	$509,088	$1,004,220	—	$85,176	$3,851,772
and Chief Financial	2012	$669,787	$609,908	$245,602	$602,146	$822,669	$60,137	$3,010,249
Officer

Michael L. Ellis	2014	$785,194	$1,615,375	$585,418	$1,259,301	$27,377	$117,305	$4,389,970
President and	2013	$539,576	$1,484,681	$236,283	$755,571	$1,944	$75,120	$3,093,175
Chief Operating Officer

Kathleen S. Barclay	2014	$708,417	$866,559	$455,325	$1,107,770	—	$119,694	$3,257,765
Senior Vice President	2013	$686,702	$1,436,930	$307,838	$1,026,620	—	$156,169	$3,614,259
of Human Resources	2012	$675,972	$491,998	$148,512	$628,271	—	$107,167	$2,051,920

Michael J. Donnelly	2014	$651,315	$748,051	$390,279	$1,024,261	$341,775	$100,305	$3,255,986
Senior Vice President	2013	$565,136	$1,099,201	$236,283	$803,052	$3,744	$81,557	$2,778,973
of Merchandising	2012	$540,930	$417,576	$113,991	$483,794	$856,477	$83,715	$2,496,483

David B. Dillon	2014	$1,365,923	$3,121,392	$1,951,394	$2,358,750	$17,071	$529,018	$9,343,548
Former Chairman	2013	$1,346,161	$5,709,429	$2,781,910	$2,456,235	$15,376	$459,584	$12,768,695
	2012	$1,328,320	$3,332,852	$1,342,088	$1,600,065	$3,380,527	$301,985	$11,285,837
____________________

(1)	Mr. McMullen was promoted to Chief Executive Officer on January 1, 2014 and was appointed Chairman of the Board on January 1, 2015. Mr. Ellis first became a named executive officer in 2013 and became President and Chief Operating Officer on January 1, 2014. Mr. Dillon retired from his position as Chairman of the Board on December 31, 2014. On January 1, 2015, Mr. Dillon began receiving the payout of his accrued and banked vacation, which will continue through August 15, 2015. During this time, he will continue to be eligible for certain benefits, which are described further in this proxy statement where applicable.

(2)

The stock awards reflected in the table consist of both time-based awards and performance-based awards granted under the Company’s long-term incentive plans. With respect to time-based awards, or restricted stock, the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 and reflected in the table, is as follows: Mr. McMullen: $2,774,813; Mr. Schlotman: $1,233,250; Mr. Ellis: $1,325,744; Ms. Barclay: $641,290; Mr. Donnelly: $554,963; and Mr. Dillon: $2,774,813.

The value of the performance-based awards, or performance units, reflected in the table is as follows: Mr. McMullen: $965,438; Mr. Schlotman: $257,450; Mr. Ellis: $289,631; Ms. Barclay: $225,269; Mr. Donnelly: $193,088; and Mr. Dillon: $346,579. These amounts reflect the aggregate fair value at the grant date based on the probable outcome of the performance conditions. These amounts are consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Due to his retirement, Mr. Dillon’s performance units will be prorated with service credited through February 28, 2015 and that prorated amount is reported in the table. Prior to prorating, the aggregate fair value at the grant date of his performance units was $965,438.

Assuming that the highest level of performance conditions is achieved, the aggregate fair value of the performance unit awards at the grant date is as follows: Mr. McMullen: $1,930,875; Mr. Schlotman: $514,900; Mr. Ellis: $579,263; Ms. Barclay: $450,538; Mr. Donnelly: $386,175; and Mr. Dillon: $693,158. These amounts are required to be reported in a footnote and are not reflected in the table. Due to his retirement, Mr. Dillon’s performance units will be prorated with service credited through February 28, 2015. Prior to prorating, the aggregate fair value of his performance units assuming the highest level of performance conditions is achieved was $1,930,875.

The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2014 ended January 31, 2015.

(3)	These amounts represent the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The assumptions used in calculating the valuations are set forth in Note 12 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2014 ended January 31, 2015.

(4)	Non-equity incentive plan compensation earned for 2014 consists of amounts earned under the 2014 performance-based annual cash bonus program and the 2012 performance-based long-term cash bonus plan.

In accordance with the terms of the 2014 performance-based annual cash bonus program, Kroger paid 121.5% of bonus potentials for the executive officers, including the named executive officers. Payments were made in the following amounts: Mr. McMullen: $1,831,846; Mr. Schlotman: $668,250; Mr. Ellis: $942,793; Ms. Barclay: $668,250; Mr. Donnelly: $668,250; and Mr. Dillon: $1,494,450. These amounts were earned with respect to performance in 2014 and paid in March 2015.

The 2012 Long-Term Cash Bonus Plan is a performance-based bonus plan designed to reward participants for improving the long-term performance of the Company. The plan covered performance during fiscal years 2012, 2013 and 2014 and amounts earned under the plan were paid in March 2015. The cash bonus potential amount equaled the executive’s salary in effect on the last day of fiscal 2011. The following amounts represent payouts at 67% of the bonus potentials that were earned under the plan: Mr. McMullen: $609,700; Mr. Schlotman: $435,500; Mr. Ellis: $316,508; Ms. Barclay: $439,520; Mr. Donnelly: $356,011; and Mr. Dillon: $864,300.

(5)	Amounts reported for 2014 and 2012 include the change in the actuarial present value of accumulated pension benefits and preferential earnings on nonqualified deferred compensation. Amounts reported for 2013 include only preferential earnings on nonqualified deferred compensation because the changes in pension value were negative, which are not required to be reported in the table in accordance with SEC rules. Ms. Barclay does not participate in a defined benefit pension plan or nonqualified deferred compensation plan. Pension values may fluctuate significantly from year to year depending on a number of factors, including age, years of service, average annual earnings and the assumptions used to determine the present value, such as the discount rate. The change in the actuarial present value of accumulated pension benefits for 2014 was significantly greater than 2013 and 2012 primarily due to a lower discount rate and revised mortality assumptions for 2014. Please see the Pension Benefits section for further information regarding the assumptions used in calculating pension benefits.

Under the Company’s nonqualified deferred compensation plan, deferred compensation earns interest at a rate representing Kroger’s cost of ten-year debt, as determined by the CEO and reviewed by the Compensation Committee prior to the beginning of each deferral year. For each participant, a separate deferral account is created each year and the interest rate established for that year is applied to that deferral account until the deferred compensation is paid out. If the interest rate established by the Company for a particular year exceeds 120% of the applicable federal long-term interest rate that corresponds most closely to the plan rate, the amount by which the plan rate exceeds 120% of the corresponding federal rate is deemed to be above-market or preferential. In thirteen of the twenty-one years in which at least one named executive officer deferred compensation, the rate set under the plan for that year exceeds 120% of the corresponding federal rate. For each of the deferral accounts in which the plan rate is deemed to be above-market, the Company calculates the amount by which the actual annual earnings on the account exceed what the annual earnings would have been if the account earned interest at 120% of the corresponding federal rate, and discloses those amounts as preferential earnings. Amounts deferred in 2014 earn interest at a rate higher than 120% of the corresponding federal rate, accordingly there are preferential earnings on these amounts.

The amount reported for Mr. McMullen includes a change in pension value in the amount of $3,426,477 and preferential earnings on nonqualified deferred compensation in the amount of $71,919. The amount reported for Mr. Schlotman includes only a change in pension value. The amount reported for Mr. Ellis includes a change in pension value in the amount of $23,444 and preferential earnings on nonqualified deferred compensation in the amount of $3,933. The amount reported for Mr. Donnelly includes a change in pension value in the amount of $337,634 and preferential earnings on nonqualified deferred compensation in the amount of $4,141. The amount reported for Mr. Dillon includes only preferential earnings on nonqualified deferred compensation because the actuarial present value of accumulated pension benefits under his pension plans decreased by $264,282.

(6)	The following table provides the items and amounts included in the “All Other Compensation” column for 2014.

				Payment of	Dividends
			Long-Term	Dividend	Paid on
		Accidental Death	Disability	Equivalents	Unvested
	Life Insurance	and Dismemberment	Insurance	on Earned	Restricted
	Premium	Insurance Premium	Premium	Performance Units	Stock	Other
Mr. McMullen	$55,221	$228	$3,489	$29,215	$144,449	—
Mr. Schlotman	$49,172	$228	—	$16,382	$48,140	—
Mr. Ellis	$43,002	$228	$3,489	$6,596	$45,615	$18,375
Ms. Barclay	$67,581	$228	—	$9,906	$31,082	$10,897
Mr. Donnelly	$55,879	$228	$3,481	$7,604	$33,113	—
Mr. Dillon	$242,691	$228	—	$89,521	$196,253	$325

The amounts reported in “Other” column for Mr. Ellis and Ms. Barclay represent the Company’s matching contribution to the their 401(k) savings plan accounts. The amount reported in the “Other” column for Mr. Dillon represents the value of a retirement gift.

2014 Grants of Plan-Based Awards

The following table provides information about equity and non-equity incentive awards granted to the named executive officers in fiscal 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and
	Grant	Target		Maximum		Target		Maximum		Units	Options	Awards	Option
Name	Date	($)		($)		(#)		(#)		(#)	(#)	($/Sh)	Awards
										(4)	(5)
W. Rodney McMullen		$1,507,692	(1)	$3,015,384	(1)
		$687,500	(2)	$1,100,000	(2)
	7/15/2014									56,250			$2,774,813
	7/15/2014										150,000	$49.33	$1,951,394
	7/15/2014					23,438	(3)	37,500	(3)				$965,438

J. Michael Schlotman		$550,000	(1)	$1,100,000	(1)
		$459,375	(2)	$735,000	(2)
	7/15/2014									15,000			$739,950
	7/15/2014									10,000			$493,300
	7/15/2014										40,000	$49.33	$520,372
	7/15/2014					6,250	(3)	10,000	(3)				$257,450

Michael L. Ellis		$775,962	(1)	$1,551,924	(1)
		$484,375	(2)	$775,000	(2)
	7/15/2014									16,875			$832,444
	7/15/2014									10,000			$493,300
	7/15/2014										45,000	$49.33	$585,418
	7/15/2014					7,031	(3)	11,250	(3)				$289,631

Kathleen S. Barclay		$550,000	(1)	$1,100,000	(1)
		$437,500	(2)	$700,000	(2)
	7/15/2014									13,000			$641,290
	7/15/2014										35,000	$49.33	$455,325
	7/15/2014					5,469	(3)	8,750	(3)				$225,269

Michael J. Donnelly		$550,000	(1)	$1,100,000	(1)
		$402,225	(2)	$643,560	(2)
	7/15/2014									11,250			$554,963
	7/15/2014										30,000	$49.33	$390,279
	7/15/2014					4,688	(3)	7,500	(3)				$193,088

David B. Dillon		$1,230,000	(1)	$2,460,000	(1)
		$307,368	(2)	$491,789	(2)
	7/15/2014									56,250			$2,774,813
	7/15/2014										150,000	$49.33	$1,951,394
	7/15/2014					8,414	(3)	13,462	(3)				$346,579
____________________

(1)

These amounts relate to the 2014 performance-based annual cash bonus plan. The amount listed under “Target” represents the bonus potential of the named executive officer. By the terms of the plan, payouts are limited to no more than 200% of a participant’s bonus potential; accordingly, the amount listed under “Maximum” equals two times that officer’s bonus potential amount. In the event that a participant’s bonus potential is increased during the year following the annual compensation review, the target and maximum amounts are prorated to reflect the increase. Accordingly, the amounts reported for Messrs. McMullen and Ellis reflect the prorated targets and maximums. The amounts actually earned under this plan were paid in March 2015 and are included in the Summary Compensation Table for 2014 in the “Non-Equity Incentive Plan Compensation” column and are described in footnote 4 to that table.

(2)

These amounts relate to the 2014 Long-Term Cash Bonus Plan, which covers performance during fiscal years 2014, 2015 and 2016. The cash bonus potential amount equals the annual base salary of the named executive officers as of the last day of fiscal 2013. By the terms of the plan, payouts are limited to no more than 100% of a participant’s bonus potential; accordingly, the amount listed under “Maximum” equals the participant’s bonus potential. Because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore the amount listed under “Target” is a representative amount based on the probable outcome of the performance conditions. Due to his retirement, Mr. Dillon’s award was prorated with service accruing through February 28, 2015.

(3)

These amounts represent performance units awarded under the Company’s 2014 Long-Term Incentive Plan, which covers performance during fiscal years 2014, 2015 and 2016. The amount listed under “Maximum” represents the maximum number of common shares that can be earned by the named executive officer under the award. Because the actual payout is based on the level of performance achieved, the target amount is not determinable and therefore the amount listed under “Target” reflects a representative amount based on the probable outcome of the performance conditions. The grant date fair value reported in the last column is based on the probable outcome of the performance conditions as of the grant date. This amount is consistent with the estimate of aggregate compensation cost to be recognized by the Company over the three-year performance period of the award determined as of the grant date under FASB ASC Topic 718, excluding the effect of estimated forfeitures. Due to his retirement, Mr. Dillon’s award was prorated with service accruing through February 28, 2015. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2014 in the “Stock Awards” column and described in footnote 2 to that table.

(4)	These amounts represent the number of shares of restricted stock granted under one of the Company’s long-term incentive plans. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2014 in the “Stock Awards” column and described in footnote 2 to that table.

(5)	These amounts represent the number of stock options granted under one of the Company’s long-term incentive plans. Options are granted with an exercise price equal to the closing price of Kroger common shares on the grant date. The aggregate grant date fair value reported in the last column is calculated in accordance with FASB ASC Topic 718. The aggregate grant date fair value of these awards is included in the Summary Compensation Table for 2014 in the “Option Awards” column.

The Compensation Committee, and the independent members of the Board in the case of the CEO, established the bonus potentials shown in this table as “Target” amounts for the performance-based annual awards, and established the amounts shown in this table as “Maximum” amounts for the long-term cash bonus awards. Amounts are payable to the extent that performance meets specific objectives established at the beginning of the performance period. As described in the Compensation Discussion and Analysis, actual earnings under the annual cash bonus plan may exceed the target amount if the Company’s performance exceeds the performance objectives, but are limited to 200% of the target amount. The Compensation Committee, and the independent members of the Board in the case of the CEO, also determined the number of performance units to be awarded to each named executive officer, under which common shares are earned to the extent performance meets specific objectives established at the beginning of the performance period. The performance units and the long-term cash bonus awards are more particularly described in the Compensation Discussion and Analysis.

Restrictions on restricted stock awards made to the named executive officers normally lapse, so long as the officer is then in our employ, in equal amounts on each of the five anniversaries of the grant date, except that: 10,000 shares of restricted stock granted to each of Messrs. Schlotman and Ellis in 2014 vest as follows: 2,000 shares on 7/15/2015, 2,000 shares on 7/15/2016, and 6,000 shares on 7/15/2017; and the 13,000 shares of restricted stock granted to Ms. Barclay vests on 7/15/2015. Any dividends declared on Kroger common shares are payable on restricted stock. Nonqualified stock options granted to the named executive officers normally vest, so long as the officer is then in our employ, in equal amounts on each of the five anniversaries of the grant date.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table provides information about outstanding equity-based incentive compensation awards for the named executive officers as of the end of fiscal 2014. Each outstanding award is shown separately. The vesting schedule for each award is described in the footnotes to this table. The market value of unvested restricted stock and unearned performance units is based on the closing price of Kroger’s common shares of $69.05 on January 30, 2015, the last trading day of fiscal 2014.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
W. Rodney McMullen	75,000	—		$16.39	5/5/2015	5,250	(6)	$362,513
	60,000	—		$19.94	5/4/2016	13,716	(7)	$947,090
	60,000	—		$28.27	6/28/2017	21,924	(8)	$1,513,852
	65,000	—		$28.61	6/26/2018	29,232	(9)	$2,018,470
	65,000	—		$22.34	6/25/2019	64,000	(10)	$4,419,200
	56,000	14,000	(1)	$20.16	6/24/2020	56,250	(11)	$3,884,063
	54,864	36,576	(2)	$24.74	6/23/2021				20,219	(19)	$1,437,253
	38,976	58,464	(3)	$21.96	7/12/2022				23,438	(20)	$1,668,984
	19,488	77,952	(4)	$37.76	7/15/2023
	—	150,000	(5)	$49.33	7/15/2024

J. Michael Schlotman	20,000	5,000	(1)	$20.16	6/24/2020	1,875	(6)	$129,469
	27,384	18,256	(2)	$24.74	6/23/2021	6,846	(7)	$472,716
	21,856	32,784	(3)	$21.96	7/12/2022	12,294	(8)	$848,901
	10,928	43,712	(4)	$37.76	7/15/2023	16,392	(9)	$1,131,868
	—	40,000	(5)	$49.33	7/15/2024	9,750	(12)	$673,238
						10,000	(13)	$690,500
						15,000	(11)	$1,035,750
									11,338	(19)	$805,948
									6,250	(20)	$445,063

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Michael L. Ellis	15,000	—		$19.94	5/4/2016	1,500	(6)	$103,575
	20,000	—		$28.27	6/28/2017	3,300	(7)	$227,865
	20,000	—		$28.61	6/26/2018	4,950	(8)	$341,798
	20,000	—		$22.34	6/25/2019	3,334	(14)	$230,213
	16,000	4,000	(1)	$20.16	6/24/2020	7,608	(9)	$525,332
	13,200	8,800	(2)	$24.74	6/23/2021	20,000	(10)	$1,381,000
	8,800	13,200	(3)	$21.96	7/12/2022	16,875	(11)	$1,165,219
	5,072	20,288	(4)	$37.76	7/15/2023	10,000	(13)	$690,500
	—	45,000	(5)	$49.33	7/15/2024				5,262	(19)	$374,063
									7,031	(20)	$500,695

Kathleen S. Barclay	25,000	—		$20.06	12/10/2019	1,875	(6)	$129,469
	20,000	5,000	(1)	$20.16	6/24/2020	4,956	(7)	$342,212
	19,824	13,216	(2)	$24.74	6/23/2021	6,000	(15)	$414,300
	13,216	19,824	(3)	$21.96	7/12/2022	10,000	(16)	$690,500
	6,608	26,432	(4)	$37.76	7/15/2023	9,750	(17)	$673,238
	—	35,000	(5)	$49.33	7/15/2024	13,000	(16)	$897,650
									6,856	(19)	$487,345
									5,469	(20)	$389,430

Michael J. Donnelly	18,000	—		$19.94	5/4/2016	1,500	(6)	$103,575
	20,000	—		$28.27	6/28/2017	4,804	(7)	$331,716
	20,000	—		$28.61	6/26/2018	5,706	(8)	$393,999
	20,000	—		$22.34	6/25/2019	1,667	(14)	$115,106
	16,000	4,000	(1)	$20.16	6/24/2020	9,608	(9)	$663,432
	21,216	14,144	(2)	$24.74	6/23/2021	9,750	(12)	$673,238
	10,144	15,216	(3)	$21.96	7/12/2022	11,250	(11)	$776,813
	5,072	20,288	(4)	$37.76	7/15/2023				5,262	(19)	$374,063
	—	30,000	(5)	$49.33	7/15/2024				4,688	(20)	$333,797

David B. Dillon(21)	240,000	—		$19.94	5/4/2016	17,250	(6)	$1,191,113
	220,000	—		$28.27	6/28/2017	42,540	(7)	$2,937,387
	225,000	—		$28.61	6/26/2018	55,984	(18)	$3,865,695
	225,000	—		$22.34	6/25/2019	89,575	(9)	$6,185,154
	184,000	46,000	(1)	$20.16	6/24/2020	56,250	(11)	$3,884,063
	170,160	113,440	(2)	$24.74	6/23/2021				42,892	(19)	$3,048,971
	119,432	179,148	(3)	$21.96	7/12/2022				8,414	(20)	$599,143
	59,716	238,864	(4)	$37.76	7/15/2023
	—	150,000	(5)	$49.33	7/15/2024
____________________

(1)	Stock options vest on 6/24/2015.

(2)	Stock options vest in equal amounts on 6/23/2015 and 6/23/2016.

(3)	Stock options vest in equal amounts on 7/12/2015, 7/12/2016 and 7/12/2017.

(4)	Stock options vest in equal amounts on 7/15/2015, 7/15/2016, 7/15/2017 and 7/15/2018.

(5)	Stock options vest in equal amounts on 7/15/2015, 7/15/2016, 7/15/2017, 7/15/2018 and 7/15/2019.

(6)	Restricted stock vests on 6/24/2015.

(7)	Restricted stock vests in equal amounts on 6/23/2015 and 6/23/2016.

(8)	Restricted stock vests in equal amounts on 7/12/2015, 7/12/2016 and 7/12/2017.

(9)	Restricted stock vests in equal amounts on 7/15/2015, 7/15/2016, 7/15/2017 and 7/15/2018.

(10)	Restricted stock vests in equal amounts on 12/12/2015, 12/12/2016, 12/12/2017 and 12/12/2018.

(11)	Restricted stock vests in equal amounts on 7/15/2015, 7/15/2016, 7/15/2017, 7/15/2018 and 7/15/2019.

(12)	Restricted stock vests as follows: 3,250 shares on 12/12/2015 and 6,500 shares on 12/12/2016.

(13)	Restricted stock vests as follows: 2,000 shares on 7/15/2015, 2,000 shares on 7/15/2016 and 6,000 shares on 7/15/2017.

(14)	Restricted stock vests on 12/6/15.

(15)	Restricted stock vests on 7/12/2015.

(16)	Restricted stock vests on 7/15/2015.

(17)	Restricted stock vests as follows: 3,250 shares on 12/17/2015 and 6,500 shares on 12/17/2016.

(18)	Restricted stock vests in equal amounts on 7/12/2015 and 7/12/2016.

(19)	Performance units granted under the 2013 Long-Term Incentive Plan are earned as of the last day of fiscal year 2015, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, the number of units and the corresponding market value, including cash payments equal to projected dividend equivalent payments, reflect the probable outcome of performance conditions as of fiscal year-end. Assuming that the highest level of performance conditions is achieved, the number of units payable and the market value, including cash payments equal to projected dividend equivalent payments, are as follows: Mr. McMullen: 24,360 units, $1,731,631; Mr. Schlotman: 13,660 units, $971,021; Mr. Ellis: 6,340 units, $450,679; Ms. Barclay: 8,260 units, $587,162; Mr. Donnelly: 6,340 units, $450,679; and Mr. Dillon: 51,677 units, $3,673,460. Due to his retirement, Mr. Dillon’s performance units are prorated for service credited through February 28, 2015 and that prorated amount is reflected in the table.

(20)	Performance units granted under the 2014 Long-Term Incentive Plan are earned as of the last day of fiscal year 2016, to the extent performance conditions are achieved. Because the awards earned are not currently determinable, the number of units and the corresponding market value, including cash payments equal to projected dividend equivalent payments, reflect the probable outcome of performance conditions as of fiscal year-end. Assuming that the highest level of performance conditions is achieved, the number of units payable and the market value, including cash payments equal to projected dividend equivalent payments, are as follows: Mr. McMullen: 37,500 units, $2,670,375; Mr. Schlotman: 10,000 units, $712,100; Mr. Ellis: 11,250 units, $801,113; Ms. Barclay: 8,750 units, $623,088; Mr. Donnelly: 7,500 units, $534,075; and Mr. Dillon: 13,462 units, $958,629. Due to his retirement, Mr. Dillon’s performance units are prorated for service credited through February 28, 2015 and that prorated amount is reflected in the table.

(21)	By the terms of our stock option award agreements and 2013 and 2014 restricted stock award agreements, if a participant retires after reaching age 62 with at least 5 years of service, vesting of the awards will continue on the regular schedule and stock options will remain exercisable through the original term, provided the participant does not provide services to a competitor of ours. Mr. Dillon has met the age and service requirements and accordingly, his stock options and his 2013 and 2014 restricted awards will continue to vest according to their original schedule and the options will remain exercisable through their original term. As described in the Compensation Discussion and Analysis section, Mr. Dillon’s restricted stock awards granted in 2011 and 2012 will also continue to vest according to the original schedule. By the terms of the performance unit award agreements, if a participant retires after reaching age 55 with at least 5 years of service, the participant is eligible to receive a prorated number of the performance units earned at the end of the performance period, based on the number of weeks of active employment during the performance period, provided the participant does not provide services to a competitor of ours. Mr. Dillon’s prorated performance units are described in footnotes 19 and 20 above.

2014 Option Exercises and Stock Vested

The following table provides information for fiscal 2014 regarding stock options exercised, restricted stock vested, and common shares issued to the named executive officers pursuant to performance units earned under the 2012 long-term incentive plan.

	Option Awards(1)		Stock Awards(2)
	Number of		Number of
	Shares Acquired	Value Realized	Shares Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)	(#)	($)
W. Rodney McMullen	75,000	$2,079,019	101,045	$5,611,392
J. Michael Schlotman	80,000	$2,157,424	27,896	$1,660,207
Michael L. Ellis	—	—	20,720	$1,220,209
Kathleen S. Barclay	—	—	29,137	$1,626,026
Michael J. Donnelly	30,000	$1,109,153	19,371	$1,127,956
David B. Dillon	300,000	$9,716,250	161,917	$9,317,612
____________________

(1)	Stock options granted under our long-term incentive plans have a ten-year life and expire if not exercised within that ten-year period. The value realized on exercise is the difference between the exercise price of the option and the closing price of Kroger’s common shares on the respective date(s) of exercise.

(2)	The Stock Awards columns include the following two components:

In 2012, executives were awarded performance units that are earned based on performance criteria established by the Compensation Committee at the beginning of the three-year performance period. Actual payouts are based on the level of performance achieved, and are paid in common shares. The number of common shares issued and the value realized based on the closing price of Kroger common shares of $76.29 on March 12, 2015, the date of deemed delivery of the shares, are as follows: Mr. McMullen: 16,321 shares, $1,245,129; Mr. Schlotman: 9,152 shares, $698,206; Mr. Ellis: 3,685 shares, $281,129; Ms. Barclay: 5,534 shares, $422,189; Mr. Donnelly: 4,248 shares, $324,080; and Mr. Dillon: 50,012 shares, $3,815,415.

The table also includes the number of shares acquired upon vesting of restricted stock and the value realized on the vesting of restricted stock as follows: Mr. McMullen: 84,724 shares, $4,366,248; Mr. Schlotman: 18,744 shares, $961,986; Mr. Ellis: 17,035 shares, $939,080; Ms. Barclay: 23,603 shares, $1,203,822; Mr. Donnelly: 15,123 shares, $803,891; and Mr. Dillon: 111,905 shares, $5,502,197.

Pension Benefits

The following table provides information regarding pension benefits as of the last day of fiscal 2014 for Messrs. McMullen, Schlotman, Ellis, Donnelly and Dillon. Ms. Barclay does not participate in a defined benefit pension plan.

2014 PENSION BENEFITS TABLE
		Number	Present	Payments
		of Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)
			(1)
W. Rodney McMullen	The Kroger Consolidated Retirement Benefit Plan	29	$1,122,749	—
	The Kroger Co. Excess Benefit Plan	29	$9,686,214	—

J. Michael Schlotman	The Kroger Consolidated Retirement Benefit Plan	29	$1,202,046	—
	The Kroger Co. Excess Benefit Plan	29	$5,380,629	—

Michael L. Ellis	The Kroger Consolidated Retirement Benefit Plan	(2)	$103,400	—
	The Kroger Co. Excess Benefit Plan	(2)	$81,662	—

Michael J. Donnelly	The Kroger Consolidated Retirement Benefit Plan	35	$168,844	—
	The Kroger Co. Excess Benefit Plan	35	$2,999,752	—

David B. Dillon	The Kroger Consolidated Retirement Benefit Plan	19	$893,750	—
	The Kroger Co. Excess Benefit Plan	19	$11,913,067	—
	Dillon Companies, Inc. Excess Benefit Pension Plan	20	$5,629,722	—
____________________

(1)	The discount rate used to determine the present values was 3.87%, which is the same rate used at the measurement date for financial reporting purposes. Additional assumptions used in calculating the present values are set forth in Note 15 to the consolidated financial statements in Kroger’s 10-K for fiscal year 2014 ended January 31, 2015.

(2)	The benefits for cash balance participants, including Mr. Ellis, are not based on years of credited service. Please see the narrative discussion following this table for a description of how plan benefits are determined.

Messrs. McMullen, Schlotman, Ellis, Donnelly and Dillon participate in The Kroger Consolidated Retirement Benefit Plan (the “Consolidated Plan”), which is a qualified defined benefit pension plan. The Consolidated Plan generally determines accrued benefits using a cash balance formula, but retains benefit formulas applicable under prior plans for certain “grandfathered participants” who were employed by Kroger on December 31, 2000. Each of the above listed named executive officers, except for Mr. Ellis, is eligible for these grandfathered benefits under the Consolidated Plan. Their benefits, therefore, are determined using formulas applicable under prior plans, including the Kroger formula covering service to The Kroger Co. and the Dillon Companies, Inc. formula covering service to Dillon Companies, Inc. Mr. Ellis is not a grandfathered participant, and therefore, his benefits are determined using the cash balance formula.

Messrs. McMullen, Schlotman, Ellis, Donnelly and Dillon also are eligible to receive benefits under The Kroger Co. Excess Benefit Plan (the “Kroger Excess Plan”), and Mr. Dillon also is eligible to receive benefits under the Dillon Companies, Inc. Excess Benefit Pension Plan (the “Dillon Excess Plan”). These plans are collectively referred to as the “Excess Plans.” The Excess Plans are each considered to be nonqualified deferred compensation plans as defined in Section 409A of the Internal Revenue Code. The purpose of the Excess Plans is to make up the shortfall in retirement benefits caused by the limitations on benefits to highly compensated individuals under the qualified defined benefit pension plans in accordance with the Internal Revenue Code.

As “grandfathered participants”, Messrs. McMullen, Schlotman, Donnelly and Dillon will receive benefits under the Consolidated Plan and the Excess Plans, determined as follows:

●

1½% times years of credited service multiplied by the average of the highest five years of total earnings (base salary and annual bonus) during the last ten calendar years of employment, reduced by 1¼% times years of credited service multiplied by the primary social security benefit;

●	normal retirement age is 65;
●	unreduced benefits are payable beginning at age 62; and
●

benefits payable between ages 55 and 62 will be reduced by ⅓ of one percent for each of the first 24 months and by ½ of one percent for each of the next 60 months by which the commencement of benefits precedes age 62.

Although participants generally receive credited service beginning at age 21, certain participants in the Consolidated Plan and the Kroger Excess Plan who commenced employment prior to 1986, including Messrs. McMullen, Schlotman and Dillon, began to accrue credited service after attaining age 25 and one year of service. In the event of a termination of employment other than death or disability, Messrs. Schlotman and Donnelly currently are eligible for a reduced early retirement benefit, as each has attained age 55, and Mr. Dillon is eligible for the full retirement benefit, as he has attained age 62. If a “grandfathered participant” becomes disabled while employed by Kroger and after attaining age 55, the participant will receive the full retirement benefit. If a married “grandfathered participant” dies while employed by Kroger, the surviving spouse will receive benefits as though a retirement occurred on such date, based on the greater of: actual benefits payable to the participant if he was over age 55, or the benefits that would have been payable to the participant assuming he was age 55 on the date of death.

Mr. Ellis began participating in the Consolidated Plan and the Kroger Excess Plan in April 1999 as a cash balance participant. Until those plans were frozen on December 31, 2006, cash balance participants received an annual pay credit equal to 5% of that year’s eligible earnings plus an annual interest credit equal to the account balance at the beginning of the plan year multiplied by the annual rate of interest on 30-year Treasury Securities in effect prior to the plan year. Beginning on January 1, 2007, cash balance participants receive an annual interest credit but no longer receive an annual pay credit. Upon retirement, cash balance participants generally are eligible to receive a life annuity which is the actuarial equivalent of his account balance, but may elect in some circumstances to receive a lump sum distribution equal to his account balance. Normal retirement age is 65 and participants are eligible for reduced benefits beginning at age 55. In the event of a termination of employment other than disability or death, Mr. Ellis currently is eligible for the reduced retirement benefit as he has attained age 55. If a cash balance participant becomes disabled while still employed by Kroger, he or she will receive the full retirement benefit. If a cash balance participant dies while employed by Kroger, his or her beneficiary will receive a death benefit equal to the benefit the participant was eligible to receive if a retirement occurred on such date.

Messrs. Donnelly and Dillon also participate in the Dillon Employees’ Profit Sharing Plan, which is a qualified defined contribution plan (the “Dillon Profit Sharing Plan”) under which Dillon Companies, Inc. and its participating subsidiaries may choose to make discretionary contributions each year that are allocated to each participant’s account. Participation in Dillon Profit Sharing Plan was frozen effective January 1, 2001. Mr. Dillon is no longer eligible for employer contributions under the Dillon Profit Sharing Plan. Participants in the Dillon Profit Sharing Plan elect from among a number of investment options and the amounts in their accounts are invested and credited with investment earnings in accordance with their elections. Prior to July 1, 2000, participants could elect to make voluntary contributions under the Dillon Profit Sharing Plan, but that option was discontinued effective as of July 1, 2000. Participants can elect to receive their Dillon Profit Sharing Plan benefit in the form of either a lump sum payment or installment payments.

Due to offset formulas contained in the Consolidated Plan and the Dillon Excess Plan, the accrued benefits under the Dillon Profit Sharing Plan for each of Messrs. Donnelly and Dillon offset a portion of the benefit that would otherwise accrue for them under those plans for their service with Dillon Companies, Inc. Although benefits that accrue under defined contribution plans are not reportable under the accompanying table, we have added narrative disclosure of the Dillon Profit Sharing Plan because of the offsetting effect that benefits under that plan has on benefits accruing under the Consolidated Plan and the Dillon Excess Plan.

Nonqualified Deferred Compensation

The following table provides information on nonqualified deferred compensation for the named executive officers for 2014.

2014 NONQUALIFIED DEFERRED COMPENSATION TABLE
	Executive		Registrant	Aggregate	Aggregate	Aggregate
	Contributions		Contributions	Earnings	Withdrawals	Balance at
Name	in Last FY		in Last FY	in Last FY(4)	Distributions	Last FYE

W. Rodney McMullen	$344,589	(1)	—	$496,003	—	$7,838,774
J. Michael Schlotman	—		—	—	—	—
Michael L. Ellis	$604,457	(2)	—	$53,360	—	$1,242,576
Kathleen S. Barclay	—		—	—	—	—
Michael J. Donnelly	—		—	$22,793	—	$348,220
David B. Dillon	$75,000	(3)	—	$84,397	—	$1,333,129
____________________

(1)	This amount represents the deferral of a portion of the 2013 performance-based annual cash bonus earned in fiscal 2013 and paid in March 2014 in the amount of $219,989 and the deferral of a portion of the 2011 long-term cash bonus, which was earned during the 2011 through 2013 performance period and paid in March 2014 in the amount of $124,600. This amount is included in the Summary Compensation Table for 2013 under the “Non-Equity Incentive Plan Compensation” column.

(2)	This amount represents the deferral of a portion of the 2013 performance-based annual cash bonus earned in fiscal 2013 and paid in March 2014 in the amount of $345,121 and the deferral of a portion of the 2011 long-term cash bonus, which was earned during the 2011 through 2013 performance period and paid in March 2014 in the amount of $259,336. This amount is included in the Summary Compensation Table for 2013 under the “Non-Equity Incentive Plan Compensation” column.

(3)	This amount represents the deferral of a portion of the 2013 performance-based annual cash bonus earned in fiscal 2013 and paid in March 2014 in the amount of $75,000. This amount is included in the Summary Compensation Table for 2013 under the “Non-Equity Incentive Plan Compensation” column.

(4)	These amounts include the aggregate earnings on all accounts for each named executive officer, including any above-market or preferential earnings. The following amounts earned in 2014 are deemed to be preferential earnings and are included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2014: Mr. McMullen, $71,919; Mr. Ellis, $3,933; Mr. Donnelly, $4,141; and Mr. Dillon, $17,071.

Eligible participants may elect to defer up to 100% of the amount of their salary that exceeds the sum of the FICA wage base and pre-tax insurance and other Internal Revenue Code Section 125 plan deductions, as well as up to 100% of their annual and long-term bonus compensation. The Company does not match any deferral. Deferral account amounts are credited with interest at the rate representing Kroger’s cost of ten-year debt as determined by Kroger’s CEO and reviewed by the Compensation Committee prior to the beginning of each deferral year. The interest rate established for deferral amounts for each deferral year will be applied to those deferral amounts for all subsequent years until the deferred compensation is paid out. Participants can elect to receive lump sum distributions or quarterly installments for periods up to ten years. Participants also can elect between lump sum distributions and quarterly installments to be received by designated beneficiaries if the participant dies before distribution of deferred compensation is completed.

Participants may not withdraw amounts from their accounts until they leave the Company, except that the Company has discretion to approve an early distribution to a participant upon the occurrence of an unforeseen emergency. Participants who are “specified employees” under Section 409A of the Internal Revenue Code, which includes the named executive officers, may not receive a post-termination distribution for at least six months following separation. If the employee dies prior to or during the distribution period, the remainder of the account will be distribution to his designated beneficiary in lump sum or quarterly installments, according to the participant’s prior election.

Potential Payments upon Termination or Change in Control

Kroger does not have employment agreements or other contracts, agreements, plans or arrangements that provide for payments to the named executive officers in connection with a termination of employment or a change in control of Kroger. However, The Kroger Co. Employee Protection Plan, or KEPP, our award agreements for stock options, restricted stock and performance units, and our long-term cash bonus plans provide for certain payments and benefits to participants, including the named executive officers, in the event of a termination of employment or a change in control of Kroger, as described below. Our pension plans and nonqualified deferred compensation plan also provide for certain payments and benefits to participants in the event of a termination of employment, as described above in the Pension Benefits section and the Nonqualified Deferred Compensation section, respectively. For purposes of KEPP, and our equity and non-equity incentive awards, a change in control occurs if:

●	any person or entity (excluding Kroger’s employee benefit plans) acquires 20% or more of the voting power of Kroger;
●

a merger, consolidation, share exchange, division, or other reorganization or transaction with Kroger results in Kroger’s voting securities existing prior to that event representing less than 60% of the combined voting power immediately after the event;

●	Kroger’s shareholders approve a plan of complete liquidation or winding up of Kroger or an agreement for the sale or disposition of all or substantially all of Kroger’s assets; or
●

during any period of 24 consecutive months, individuals at the beginning of the period who constituted Kroger’s Board of Directors cease for any reason to constitute at least a majority of the Board of Directors.

The Kroger Co. Employee Protection Plan

The Kroger Co. Employee Protection Plan, or KEPP, applies to all management employees and administrative support personnel who are not covered by a collective bargaining agreement, with at least one year of service, and provides severance benefits when a participant’s employment is terminated actually or constructively within two years following a change in control of Kroger. The actual amount is dependent on pay level and years of service. The named executive officers are eligible for the following benefits:

●

a lump sum severance payment equal to up to two times the sum of the participant’s annual base salary and 70% of the greater of the current annual bonus potential or the average of the actual annual bonus payments for the prior three years;

●	a lump sum payment equal to the participant’s accrued and unpaid vacation, including banked vacation;
●

a lump sum payment equal to 1/12th of the sum of the participant’s annual vacation pay plus 70% of the greater of the current year’s annual cash bonus potential or the average of the actual annual bonus payments for the prior three years, multiplied by the number of months elapsed in the current calendar year;

●	continued medical and dental benefits for up to 24 months and continued life insurance coverage for up to 6 months; and
●	up to $5,000 as reimbursement for eligible tuition expenses and up to $10,000 as reimbursement for eligible outplacement expenses.

Payments to executive officers under KEPP will be reduced, to the extent necessary, so that payments will not exceed 2.99 times the officers average W-2 earnings over the preceding five years.

Equity and Non-equity Incentive Awards

The following table describes the treatment of equity and non-equity incentive awards following a termination of employment or change in control of Kroger. In each case, the continued vesting, exercisability or eligibility for the incentive awards will end if the participant provides services to a competitor of Kroger.

Triggering Event	Stock Options	Restricted Stock	Performance Units(1)	Long-Term Cash Bonus(1)
Involuntary Termination	Forfeit all unvested options. Previously vested options remain exercisable for the shorter of one year after termination or the remainder of the 10-year term.	Forfeit all unvested shares	Forfeit all rights to performance units for which the three year performance period has not ended	Forfeit all rights to bonuses for which the three year performance period has not ended
Voluntary Termination/ Retirement - Prior to minimum age and years of service(2)	Forfeit all unvested options. Vested options remain exercisable for the shorter of one year after termination or the remainder of the 10-year term.	Forfeit all unvested shares	Forfeit all rights to performance units for which the three year performance period has not ended	Forfeit all rights to bonuses for which the three year performance period has not ended
Voluntary Termination/ Retirement - After minimum age and years of service(2)	Unvested options continue vesting on the original schedule. All options are exercisable for remainder of the original 10-year term.	Forfeit all unvested shares granted prior to 2013. Vesting continues on the original schedule for awards granted during or after 2013.	Pro rata portion of units earned based on performance results over the full three-year period	Pro rata portion of bonus earned based on performance results over the full three-year period
Death	Unvested options are immediately vested and exercisable. All options are exercisable for remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion of units earned based on performance results through the end of the fiscal year in which death occurs. The performance period is shortened to end on the last day of such fiscal year.	Pro rata portion of bonus earned based on performance results through the end of the fiscal year in which death occurs. The performance period is shortened to end on the last day of such fiscal year.
Disability	Unvested options are immediately vested and exercisable. All options are exercisable for remainder of the original 10-year term.	Unvested shares immediately vest	Pro rata portion of units earned based on performance results over the full three-year period	Pro rata portion of bonus earned based on performance results over the full three-year period
Change in Control(3)	Unvested options are immediately vested and exercisable in full.	Unvested shares immediately vest	50% of the maximum award granted at the beginning of the performance period	50% of the maximum award granted at the beginning of the performance period
____________________

(1)	The prorated amount is equal to the number of weeks of active employment during the performance period divided by the total number of weeks in the performance period.

(2)	The minimum service requirement for all awards is 5 years. The minimum age requirement is age 62 for stock options and restricted stock and age 55 for performance units and the long-term cash bonus.

(3)	These benefits are payable upon a change in control of Kroger with or without a termination of employment.

Quantification of Payments upon Termination or Change in Control

The following table provides information regarding certain potential payments that would have been made to the named executive officers if the triggering event occurred on January 31, 2015, given compensation, age and service levels as of that date and, where applicable, based on the closing price per Kroger common share on the last trading day of the fiscal year ($69.05 on January 30, 2015). Amounts actually received upon the occurrence of a triggering event will vary based on factors such as the timing during the year of such event, the price of Kroger common shares, and the officer’s age, length of service and compensation levels.

					Change in
		Voluntary			Control	Change in
	Involuntary	Termination/			without	Control with
Name	Termination	Retirement	Death	Disability	Termination	Termination
W. Rodney McMullen
Accrued and Banked Vacation	$738,464	$738,464	$738,464	$738,464	$738,464	$738,464
Severance	—	—	—	—	—	$4,640,016
Additional Vacation and Bonus	—	—	—	—	—	$104,872
Continued Health and Welfare
Benefits(1)	—	—	—	—	—	$86,963
Stock Options(2)	—	—	$10,455,330	$10,455,330	$10,455,330	$10,455,330
Restricted Stock(3)	—	—	$13,145,188	$13,145,188	$13,145,188	$13,145,188
Performance Units(4)	—	—	$1,470,213	$1,470,213	$2,135,717	$2,135,717
Long-Term Cash Bonus(5)	—	—	$749,079	$749,079	$1,019,800	$1,019,800
Executive Group Life Insurance	—	—	$5,670,000	—	—	—

J. Michael Schlotman
Accrued and Banked Vacation	$467,680	$467,680	$467,680	$467,680	$467,680	$467,680
Severance	—	—	—	—	—	$2,316,744
Additional Vacation and Bonus	—	—	—	—	—	$40,505
Continued Health and Welfare
Benefits(1)	—	—	—	—	—	$64,739
Stock Options(2)	—	—	$4,753,720	$4,753,720	$4,753,720	$4,753,720
Restricted Stock(3)	—	—	$4,982,442	$4,982,442	$4,982,442	$4,982,442
Performance Units(4)	—	$665,780	$665,780	$665,780	$816,862	$816,862
Long-Term Cash Bonus(5)	—	$524,467	$524,467	$524,467	$703,050	$703,050
Executive Group Life Insurance	—	—	$2,934,606	—	—	—

Michael L. Ellis
Accrued and Banked Vacation	$138,465	$138,465	$138,465	$138,465	$138,465	$138,465
Severance	—	—	—	—	—	$2,720,016
Additional Vacation and Bonus	—	—	—	—	—	$54,359
Continued Health and Welfare
Benefits(1)	—	—	—	—	—	$59,828
Stock Options(2)	—	—	$2,729,288	$2,729,288	$2,729,288	$2,729,288
Restricted Stock(3)	—	—	$4,665,502	$4,665,502	$4,665,502	$4,665,502
Performance Units(4)	—	$404,058	$404,058	$404,058	$607,295	$607,295
Long-Term Cash Bonus(5)	—	$444,765	$444,765	$444,765	$643,500	$643,500
Executive Group Life Insurance	—	—	$2,170,669	—	—	—

Kathleen S. Barclay
Accrued and Banked Vacation	$69,325	$69,325	$69,325	$69,325	$69,325	$69,325
Severance	—	—	—	—	—	$1,589,262
Additional Vacation and Bonus	—	—	—	—	—	$39,179
Continued Health and Welfare
Benefits(1)	—	—	—	—	—	$52,226
Stock Options(2)	—	—	$3,280,820	$3,280,820	$3,280,820	$3,280,820
Restricted Stock(3)	—	—	$3,147,369	$3,147,369	$3,147,369	$3,147,369
Performance Units(4)	—	$441,483	$441,483	$441,483	$587,270	$587,270
Long-Term Cash Bonus(5)	—	$520,606	$520,606	$520,606	$688,650	$688,650
Executive Group Life Insurance	—	—	$2,834,000	—	—	—

					Change in
		Voluntary			Control	Change in
	Involuntary	Termination/			without	Control with
Name	Termination	Retirement	Death	Disability	Termination	Termination
Michael J. Donnelly
Accrued and Banked Vacation	$216,716	$216,716	$216,716	$216,716	$216,716	$216,716
Severance	—	—	—	—	—	$2,095,800
Additional Vacation and Bonus	—	—	—	—	—	$38,457
Continued Health and Welfare
Benefits(1)	—	—	—	—	—	$51,566
Stock Options(2)	—	—	$2,765,214	$2,765,214	$2,765,214	$2,765,214
Restricted Stock(3)	—	—	$3,057,879	$3,057,879	$3,057,879	$3,057,879
Performance Units(4)	—	$350,130	$350,130	$350,130	$477,826	$477,826
Long-Term Cash Bonus(5)	—	$438,685	$438,685	$438,685	$597,030	$597,030
Executive Group Life Insurance	—	—	$2,601,600	—	—	—

David B. Dillon(6)
Accrued and Banked Vacation	—	$790,380	$790,380	$790,380	$790,380	$790,380
Severance	—	—	—	—	—	$4,773,240
Additional Vacation and Bonus	—	—	—	—	—	$97,891
Continued Health and Welfare
Benefits(1)	—	—	—	—	—	$175,898
Stock Options(2)	—	—	$26,143,600	$26,143,600	$26,143,600	$26,143,600
Restricted Stock(3)	—	—	$18,063,412	$18,063,412	$18,063,412	$18,063,412
Performance Units(4)	—	$2,168,124	$2,168,124	$2,168,124	$3,871,806	$3,871,806
Long-Term Cash Bonus(5)	—	$611,950	$611,950	$611,950	$1,350,000	$1,350,000
Executive Group Life Insurance	—	—	$4,745,000	—	—	—
____________________

(1)	Represents the aggregate present value of continued participation in the Company’s medical, dental and executive term life insurance plans, based on the premiums paid by the Company during the eligible period. The eligible period for continued medical and dental benefits is based on the length of service and is 17 months for Ms. Barclay and 24 months for the other named executive officers. The eligible period for continued executive term life insurance coverage is six months for all named executive officers. The amounts reported may ultimately be lower if the executive is no longer eligible to receive benefits, which could occur upon obtaining other employment and becoming eligible for substantially equivalent benefits through the new employer.

(2)	Amounts reported in the death, disability and change in control columns represent the intrinsic value of the accelerated vesting of unvested stock options, calculated as the difference between the exercise price of the stock option and the closing price per Kroger common share on January 30, 2015. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the awards may continue to vest on the original schedule if the conditions described above are met.

(3)	Amounts reported in the death, disability and change in control columns represent the aggregate value of the accelerated vesting of restricted stock. In accordance with SEC rules, no amount is reported in the voluntary termination/retirement column because vesting is not accelerated, but the awards may continue to vest on the original schedule if the conditions described above are met.

(4)	Amounts reported in the voluntary termination/retirement, death, and disability columns represent the aggregate value of the performance units granted in 2013 and 2014, based on the probable outcome of the performance conditions as of January 31, 2015 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum number of performance units granted in 2013 and 2014 at the beginning of the performance period.

(5)	Amounts reported in the voluntary termination/retirement, death, and disability columns represent the aggregate value of the long-term cash bonuses granted in 2013 and 2014, based on the probable outcome of the performance conditions as of January 31, 2015 and prorated for the portion of the performance period completed. Amounts reported in the change in control column represent the aggregate value of 50% of the maximum award granted in 2013 and 2014 at the beginning of the performance period.

(6)	Mr. Dillon retired as Chairman of the Board on December 31, 2014. On January 1, 2015, he began receiving accrued and banked vacation, which will continue through August 15, 2015. During this time, he remains eligible for benefits in the event of death, disability or a change in control. The amounts reported in the voluntary termination/retirement column represent the amounts for which he is eligible as a result of his retirement.

DIRECTOR COMPENSATION

The following table describes the fiscal 2014 compensation for non-employee directors. Mr. McMullen does not receive compensation for his Board service.

2014 DIRECTOR COMPENSATION TABLE
					Change in
					Pension Value
					and
	Fees				Nonqualified
	Earned				Deferred		All
	or Paid	Stock	Option		Compensation		Other
Name	in Cash	Awards	Awards		Earnings		Compensation	Total
		(1)	(1)				(2)
Reuben V. Anderson(3)	$77,689	$67,434	—	(4)	$2,000	(10)	$514	$147,637
Nora A. Aufreiter(3)	$11,881	$97,662	—		—		$189	$109,732
Robert D. Beyer	$124,664	$165,256	—	(5)	$7,425	(11)	$189	$297,534
Susan J. Kropf	$94,745	$165,256	—	(6)	—		$189	$260,190
David B. Lewis	$84,772	$165,256	—	(6)	—		$189	$250,217
Jorge P. Montoya	$99,731	$165,256	—	(6)	—		$189	$265,176
Clyde R. Moore	$104,718	$165,256	—	(5)	$6,000	(10)	$189	$276,163
Susan M. Phillips	$94,745	$165,256	—	(7)	$2,446	(11)	$189	$262,636
Steven R. Rogel(3)	$77,689	$67,434	—	(5)	—		$514	$145,637
James A. Runde	$99,731	$165,256	—	(8)	—		$189	$265,176
Ronald L. Sargent	$114,692	$165,256	—	(8)	$2,518	(11)	$189	$282,655
Bobby S. Shackouls	$94,745	$165,256	—	(9)	—		$189	$260,190
____________________

(1)	These amounts represent the aggregate grant date fair value of the annual incentive stock award, computed in accordance with FASB ASC Topic 718. Options are no longer granted to non-employee directors. The footnotes in the Option Awards column represent previously granted stock options that remain unexercised.

(2)	This amount reflects the value of gift cards in the amount of $75 and the cost to the Company per director for providing accidental death and dismemberment insurance coverage for non-employee directors in the amount of $114. The amounts reported for Messrs. Anderson and Rogel also include a retirement gift valued at $325.

(3)	Messrs. Anderson and Rogel retired from the Board in December 2014. Ms. Aufreiter joined the Board in December 2014. The fees and stock awards for each of these directors were prorated accordingly.

(4)	Aggregate number of stock options outstanding at fiscal year end was 10,400 shares.

(5)	Aggregate number of stock options outstanding at fiscal year end was 47,500 shares.

(6)	Aggregate number of stock options outstanding at fiscal year end was 37,500 shares.

(7)	Aggregate number of stock options outstanding at fiscal year end was 46,500 shares.

(8)	Aggregate number of stock options outstanding at fiscal year end was 42,500 shares.

(9)	Aggregate number of stock options outstanding at fiscal year end was 19,500 shares.

(10)	This amount reflects the change in pension value for Messrs. Anderson and Moore. Only those directors elected to the Board prior to July 17, 1997 are eligible to participate in the outside director retirement plan.

(11)	This amount reflects preferential earnings on nonqualified deferred compensation. For a complete explanation of preferential earnings, please refer to footnote 5 to the Summary Compensation Table.

Each non-employee director receives an annual retainer of $85,000. The chairs of each of the Audit Committee and the Compensation Committee receive an additional annual retainer of $20,000. The chair of each of the other committees receives an additional annual retainer of $15,000. Each member of the Audit Committee receives an additional annual retainer of $10,000. The director designated as the Lead Director receives an additional annual retainer of $25,000. Beginning in 2013, incentive shares were issued to non-employee directors in lieu of options and restricted stock, as a portion of the directors’ overall compensation. On July 15, 2014, each non-employee director, except for Ms. Aufreiter and Messrs. Anderson and Rogel, received 3,350 common shares. On July 15, 2014, Messrs. Anderson and Rogel received 1,367 common shares, which represents a prorated portion of the annual grant as a result of their planned retirement. Ms. Aufreiter received 1,578 common shares on December 11, 2014 upon joining the Board.

Non-employee directors first elected prior to July 17, 1997 receive an unfunded retirement benefit equal to the average cash compensation for the five calendar years preceding retirement. Only Messrs. Anderson and Moore are eligible for this benefit. Participants who retire from the Board prior to age 70 will be credited with 50% vesting after five years of service, and 10% for each additional year up to a maximum of 100%. Benefits for participants who retire prior to age 70 begin at the later of actual retirement or age 65. Because Mr. Anderson retired after reaching age 70, he will receive the full annual benefit of $75,833, which will be paid on a monthly basis.

We also maintain a deferred compensation plan, in which all non-employee directors are eligible to participate. Participants may defer up to 100% of their cash compensation. They may elect from either or both of the following two alternative methods of determining benefits:

●	interest accrues until paid out at the rate of interest determined prior to the beginning of the deferral year to represent Kroger’s cost of ten-year debt; and/or
●	amounts are credited in “phantom” stock accounts and the amounts in those accounts fluctuate with the price of Kroger common shares.

In both cases, deferred amounts are paid out only in cash, based on deferral options selected by the participant at the time the deferral elections are made. Participants can elect to have distributions made in a lump sum or in quarterly installments, and may make comparable elections for designated beneficiaries who receive benefits in the event that deferred compensation is not completely paid out upon the death of the participant.

The Board has determined that compensation of non-employee directors must be competitive on an on-going basis to attract and retain directors who meet the qualifications for service on the Board. Non-employee director compensation will be reviewed from time to time as the Corporate Governance Committee deems appropriate.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the common shares beneficially owned as of February 13, 2015 by Kroger’s directors, the named executive officers, and the directors and executive officers as a group. The percentage of ownership is based on 491,597,775 of Kroger common shares outstanding on February 13, 2015. Except as otherwise noted, each beneficial owner listed in the table has sole voting and investment power with regard to the common shares beneficially owned by such owner.

	Amount and Nature of
Name	Beneficial Ownership*
Nora A. Aufreiter	1,578
Kathleen S. Barclay	139,633	(1)
Robert D. Beyer	153,692	(2)
David B. Dillon	2,674,553	(1)(3)(4)(5)
Michael J. Donnelly	225,042	(1)(5)
Michael L. Ellis	283,108	(1)(5)
Susan J. Kropf	62,670	(6)
David B. Lewis	70,822	(6)
W. Rodney McMullen	1,525,093	(1)(6)
Jorge P. Montoya	52,269	(6)(7)
Clyde R. Moore	93,870	(2)
Susan M. Phillips	86,260	(8)
James A. Runde	71,170	(9)
Ronald L. Sargent	74,620	(10)
J. Michael Schlotman	270,848	(1)(3)(5)
Bobby S. Shackouls	51,320	(11)(12)
Directors and executive officers as a group (29 persons,
including those named above)	7,049,179	(1)(5)
____________________

*	No director or officer owned as much as 1% of Kroger common shares. The directors and executive officers as a group beneficially owned 1% of Kroger common shares.

(1)

This amount includes shares underlying options that are or become exercisable on or before April 14, 2015, in the following amounts: Ms. Barclay, 84,648; Mr. Dillon, 1,443,308; Mr. Donnelly, 130,432; Mr. Ellis, 118,072; Mr. McMullen, 494,328; Mr. Schlotman, 80,168; and all directors and executive officers as a group, 3,061,909.

(2)	This amount includes 39,700 shares underlying options that are or become exercisable on or before April 14, 2015.

(3)

This amount includes Kroger common shares that are pledged as security for bank loans in the following amounts: Mr. Dillon, 398,787 shares; and Mr. Schlotman, 25,000 shares. Both Mr. Dillon’s and Mr. Schlotman’s ownership of Kroger common shares far exceeds our stock ownership guidelines as described in the Compensation Discussion and Analysis. As such, they were permitted to pledge shares in excess of their required stock ownership.

(4)	This amount includes 307,392 shares held in trusts by Mr. Dillon’s wife. Mr. Dillon disclaims beneficial ownership of these shares.

(5)	The fractional interest resulting from allocations under Kroger’s defined contribution plans has been rounded to the nearest whole number.

(6)	This amount includes 29,700 shares underlying options that are or become exercisable on or before April 14, 2015.

(7)	This amount includes 11,000 shares held in Mr. Montoya’s trust. Mr. Montoya disclaims beneficial ownership of these shares.

(8)	This amount includes 38,700 shares underlying options that are or become exercisable on or before April 14, 2015.

(9)	This amount includes 34,700 shares underlying options that are or become exercisable on or before April 14, 2015.

(10)	This amount includes 42,500 shares underlying options that are or become exercisable on or before April 14, 2015.

(11)	This amount includes 11,700 shares underlying options that are or become exercisable on or before April 14, 2015.

(12)	This amount includes 18,435 shares held by Mr. Shackouls’ wife. Mr. Shackouls disclaims beneficial ownership of these shares.

The following table sets forth information regarding the beneficial owners of more than five percent of Kroger common shares as of February 13, 2015 based on reports on Schedule 13G filed with the SEC or other reliable information.

		Amount and
		Nature of	Percentage
Name	Address of Beneficial Owner	Ownership	of Class
BlackRock, Inc. (1)	55 East 52nd Street	38,970,033	7.90%
	New York, NY 10055

FMR LLC (2)	245 Summer Street	26,480,687	5.40%
	Boston, MA 02210

Vanguard Group Inc. (3)	100 Vanguard Blvd	25,406,163	5.17%
	Malvern, PA 19355
____________________

(1)	Reflects beneficial ownership by BlackRock Inc., as of December 31, 2014, as reported on Amendment No. 5 to the Schedule 13G filed with the SEC on January 23, 2015, and reports sole voting power with respect to 33,588,424 common shares and sole dispositive power with respect to 38,970,033 common shares.

(2)	Reflects beneficial ownership by FMR LLC, as of December 31, 2014, as reported on Schedule 13G filed with the SEC on February 13, 2015, and reports sole voting power with respect to 2,286,153 common shares and sole dispositive power with respect to 26,480,687 common shares.

(3)	Reflects beneficial ownership by Vanguard Group Inc. as of December 31, 2014, as reported on Schedule 13G filed with the SEC on February 10, 2015, and reports sole voting power with respect to 846,345 common shares, sole dispositive power of 24,605,819 common shares, and shared dispositive power of 800,344 common shares.

Section 16(A) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Those officers, directors and shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of Forms 3 and 4 received by Kroger, and any written representations from certain reporting persons that no Forms 5 were required for those persons, we believe that during fiscal 2014 all filing requirements applicable to our executive officers, directors and 10% beneficial owners were timely satisfied, with the following exception. In September 2014, Kevin M. Dougherty was 11 days late in the filing of a Form 4 to report restricted stock awarded under a Company long-term incentive plan due to an administrative error by the Company.

Related Person Transactions

In accordance with our Statement of Policy with Respect to Related Person Transactions and the rules of the SEC, the Audit Committee approved the following related person transaction:

●	During fiscal year 2014, Kroger made purchases from Staples, Inc., totaling approximately $8.7 million. This amount represents substantially less than 1% of Staples’ annual consolidated gross revenue. Kroger periodically employs a bidding process or negotiations following a benchmarking of costs of products from various vendors for the items purchased from Staples and awards the business based on the results of that process. Ronald L. Sargent, a member of Kroger’s Board, is Chairman and Chief Executive Officer of Staples.

Director independence is discussed above under the heading “Information Concerning the Board.” Kroger’s policy on related person transactions is as follows:

Statement of Policy
with Respect to
Related Person Transactions

A . Introduction

It is the policy of Kroger’s Board that any Related Person Transaction may be consummated or may continue only if the Committee approves or ratifies the transaction in accordance with the guidelines set forth in this policy. The Board has determined that the Audit Committee of the Board is best suited to review and approve Related Person Transactions.

For the purposes of this policy, a “Related Person” is:

1.	any person who is, or at any time since the beginning of Kroger’s last fiscal year was, a director or executive officer of Kroger or a nominee to become a director of Kroger;

2.	any person who is known to be the beneficial owner of more than 5% of any class of Kroger’s voting securities; and

3.	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner.

For the purposes of this policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) since the beginning of Kroger’s last fiscal year in which Kroger (including any of its subsidiaries) was, is or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

Notwithstanding the foregoing, the Audit Committee has reviewed the following types of transactions and has determined that each type of transaction is deemed to be pre-approved, even if the amount involved exceeds $120,000.

1.	Certain Transactions with Other Companies. Any transaction for property or services in the ordinary course of business involving payments to or from another company at which a Related Person’s only relationship is as an employee (including an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved in any fiscal year does not exceed the greater of $1,000,000 or 2 percent of that company’s annual consolidated gross revenues.

2.	Certain Company Charitable Contributions. Any charitable contribution, grant or endowment by Kroger (or one of its foundations) to a charitable organization, foundation, university or other not for profit organization at which a Related Person’s only relationship is as an employee (including an executive officer) or as a director, if the aggregate amount involved does not exceed $250,000 or 5 percent, whichever is lesser, of the charitable organization’s latest publicly available annual consolidated gross revenues.

3.	Transactions where all Shareholders Receive Proportional Benefits. Any transaction where the Related Person’s interest arises solely from the ownership of Kroger common stock and all holders of Kroger common stock received the same benefit on a pro rata basis.

4.	Executive Officer and Director Compensation. (a) Any employment by Kroger of an executive officer if the executive officer’s compensation is required to be reported in Kroger’s proxy statement, (b) any employment by Kroger of an executive officer if the executive officer is not an immediate family member of a Related Person and the Compensation Committee approved (or recommended that the Board approve) the executive officer’s compensation, and (c) any compensation paid to a director if the compensation is required to be reported in Kroger’s proxy statement.

5.	Other Transactions. (a) Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids, (b) any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority, or (c) any transaction with a Related Person involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture or similar services.

B. Audit Committee Approval

In the event management becomes aware of any Related Person Transactions that are not deemed pre-approved under paragraph A of this policy, those transactions will be presented to the Committee for approval at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee (who will possess delegated authority to act between Committee meetings) subject to ratification by the Committee at its next regular meeting. If advance approval of a Related Person Transaction is not feasible, then the Related Person Transaction will be presented to the Committee for ratification at the next regular Committee meeting, or where it is not practicable or desirable to wait until the next regular Committee meeting, to the Chair of the Committee for ratification, subject to further ratification by the Committee at its next regular meeting.

In connection with each regular Committee meeting, a summary of each new Related Person Transaction deemed pre-approved pursuant to paragraphs A(1) and A(2) above will be provided to the Committee for its review.

If a Related Person Transaction will be ongoing, the Committee may establish guidelines for management to follow in its ongoing dealings with the Related Person. Thereafter, the Committee, on at least an annual basis, will review and assess ongoing relationships with the Related Person to see that they are in compliance with the Committee’s guidelines and that the Related Person Transaction remains appropriate.

The Committee (or the Chair) will approve only those Related Person Transactions that are in, or are not inconsistent with, the best interests of Kroger and its shareholders, as the Committee (or the Chair) determines in good faith in accordance with its business judgment.

No director will participate in any discussion or approval of a Related Person Transaction for which he or she, or an immediate family member (as defined above), is a Related Person except that the director will provide all material information about the Related Person Transaction to the Committee.

C. Disclosure

Kroger will disclose all Related Person Transactions in Kroger’s applicable filings as required by the Securities Act of 1933, the Securities Exchange Act of 1934 and related rules.

Audit Committee Report

The primary function of the Audit Committee is to represent and assist the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s financial reporting and accounting practices including the integrity of the Company’s financial statements; the Company’s compliance with legal and regulatory requirements; the independent public accountants’ qualifications and independence; the performance of the Company’s internal audit function and independent public accountants; and the preparation of this report that SEC rules require be included in the Company’s annual proxy statement. The Audit Committee performs this work pursuant to a written charter approved by the Board of Directors. The Audit Committee charter most recently was revised during fiscal 2012 and is available on the Company’s website at ir.kroger.com. The Audit Committee has implemented procedures to assist it during the course of each fiscal year in devoting the attention that is necessary and appropriate to each of the matters assigned to it under the Committee’s charter. The Audit Committee held five meetings during fiscal year 2014. The Audit Committee meets separately with the Company’s internal auditor and PricewaterhouseCoopers LLP, the Company’s independent public accountants, without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also meets separately with the Company’s Chief Financial Officer and General Counsel when needed. Following these separate discussions, the Audit Committee meets in executive session.

Management of the Company is responsible for the preparation and presentation of the Company’s financial statements, the Company’s accounting and financial reporting principles and internal controls, and procedures that are designed to provide reasonable assurance regarding compliance with accounting standards and applicable laws and regulations. The independent public accountants are responsible for auditing the Company’s financial statements and expressing opinions as to the financial statements’ conformity with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting.

In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended January 31, 2015, management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of January 31, 2015, and PricewaterhouseCoopers LLP’s evaluation of the Company’s internal control over financial reporting as of that date. The Audit Committee has also discussed with the independent public accountants the matters that the independent public accountants must communicate to the Audit Committee under applicable requirements of the Public Company Accounting Oversight Board.

With respect to the Company’s independent public accountants, the Audit Committee, among other things, discussed with PricewaterhouseCoopers LLP matters relating to its independence and has received the written disclosures and the letter from the independent public accountants required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent public accountants’ communications with the Audit Committee concerning independence. The Audit Committee has reviewed and approved in advance all services provided to the Company by PricewaterhouseCoopers LLP.

The Audit Committee annually reviews PricewaterhouseCoopers LLP’s independence and performance in connection with the Audit Committee’s responsibility for the appointment and oversight of the Company’s independent public accountants. The Audit Committee considers, among other things, PricewaterhouseCoopers LLP’s historical and recent performance on the Company’s audit, including an internal survey of their service quality by members of management and the Audit Committee. The Audit Committee reviews recent Public Company Accounting Oversight Board reports on PricewaterhouseCoopers LLP and its peer firms, and considers PricewaterhouseCoopers LLP’s tenure as the Company’s independent public accountants and their familiarity with our operations, businesses, accounting policies and practices and internal control over financial reporting. Further, in conjunction with the mandated rotation of the public accountants’ lead engagement partner, the Audit Committee is directly involved in the selection of PricewaterhouseCoopers LLP’s lead engagement partner every five years. The Audit Committee believes that the continued retention of PricewaterhouseCoopers LLP to serve as the Company’s independent public accountants is in the best interests of the Company and its shareholders.

Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 31, 2015, as filed with the SEC.

This report is submitted by the Audit Committee.

Ronald L. Sargent, Chair
Susan J. Kropf
Susan M. Phillips
Bobby S. Shackouls

Advisory Vote on Executive Compensation
(Item No. 2)

The Dodd-Frank Wall Street Reform and Consumer Protection Act, enacted in July 2010, requires that we give our shareholders the right to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed earlier in this proxy statement in accordance with the SEC’s rules.

As discussed earlier in the Compensation Discussion and Analysis, our compensation philosophy is:

●	A significant portion of pay should be performance-based, increasing proportionally with an executive’s level of responsibility;

●	Compensation should include incentive-based pay to drive performance, providing superior pay for superior performance, including both a short- and long-term focus;

●	Compensation policies should include an opportunity for, and a requirement of, equity ownership; and

●	Components of compensation should be tied to an evaluation of business and individual performance measured against metrics that align with our business strategy.

Furthermore, as previously disclosed, an increased percentage of total potential compensation is performance-based as opposed to time-based as half of the compensation previously awarded to the named executive officers as restricted stock (and earned based on the passage of time) is now only earned to the extent that performance goals are achieved. In addition, annual and long-term cash bonuses are performance-based and earned only to the extent that performance goals are achieved. In tying a large portion of executive compensation to achievement of short-term and long-term strategic and operational goals, we seek to closely align the interests of our named executive officers with the interests of our shareholders.

The vote on this resolution is not intended to address any specific element of compensation. Rather, the vote relates to the compensation of our named executive officers as described in this proxy statement. The vote is advisory. This means that the vote is not binding on Kroger. The Compensation Committee of the Board is responsible for establishing executive compensation. In so doing that Committee will consider, along with all other relevant factors, the results of this vote.

We ask our shareholders to vote on the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and the related narrative discussion, is hereby APPROVED.”

The Board of Directors Recommends a Vote For This Proposal.

Selection of Auditors
(Item No. 3)

The Audit Committee of the Board of Directors is responsible for the appointment, compensation and retention of Kroger’s independent auditor, as required by law and by applicable NYSE rules. On March 11, 2015, the Audit Committee appointed PricewaterhouseCoopers LLP as Kroger’s independent auditor for the fiscal year ending January 30, 2016. While shareholder ratification of the selection of PricewaterhouseCoopers LLP as our independent auditor is not required by Kroger’s Regulations or otherwise, the Board of Directors is submitting the selection of PricewaterhouseCoopers LLP to shareholders for ratification, as it has in past years, as a good corporate governance practice. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different auditor at any time during the year if it determines that such a change would be in the best interests of Kroger and our shareholders.

A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting to respond to appropriate questions and to make a statement if he or she desires to do so.

The Board of Directors Recommends a Vote For This Proposal.

Disclosure of Auditor Fees

The following describes the fees billed to Kroger by PricewaterhouseCoopers LLP related to the fiscal years ended January 31, 2015 and February 1, 2014.

	Fiscal Year 2014	Fiscal Year 2013
Audit Fees	$5,250,203	$5,151,390
Audit-Related Fees	$441,704	$151,878
Tax Fees	$360,498	$188,021
All Other Fees	$85,000	—
Total	$6,137,405	$5,491,289

Audit Fees. Audit fees for fiscal 2014 and fiscal 2013 were for professional services rendered for the audits of Kroger’s consolidated financial statements, the issuance of comfort letters to underwriters, consents, and assistance with the review of documents filed with the SEC.

Audit-Related Fees. Audit-related fees for fiscal 2014 and fiscal 2013 were for assurance and related services pertaining to accounting consultation in connection with attest services that are not required by statute or regulation, and consultations concerning financial accounting and reporting standards. These services are considered approved under the Company’s existing Audit and Non-Audit Service Pre-Approval Policy. These fees also included services related to acquisition related due diligence.

Tax Fees. Tax fees for fiscal 2014 and fiscal 2013 were for state tax compliance, tax audit support and debt restructuring.

All Other Fees. Other fees for fiscal 2014 were for advisory services pertaining to retiree healthcare benefits. We did not engage PricewaterhouseCoopers LLP for other services in fiscal 2013.

The Audit Committee requires that it approve in advance all audit and non-audit work performed by PricewaterhouseCoopers LLP. On March 11, 2015, the Audit Committee approved services to be performed by PricewaterhouseCoopers LLP for the remainder of fiscal year 2014 that are related to the audit of Kroger or involve the audit itself. In 2007, the Audit Committee adopted an audit and non-audit service pre-approval policy. Pursuant to the terms of that policy, the Committee will annually pre-approve certain defined services that are expected to be provided by the independent auditors. If it becomes appropriate during the year to engage the independent accountant for additional services, the Audit Committee must first approve the specific services before the independent accountant may perform the additional work.

PricewaterhouseCoopers LLP has advised the Audit Committee that neither the firm, nor any member of the firm, has any financial interest, direct or indirect, in any capacity in Kroger or its subsidiaries.

Shareholder Proposal
(Item No. 4)

We have been notified by eleven shareholders, the names and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that they intend to propose the following resolution at the annual meeting:

“The Kroger Company
Human Rights Risk Assessment- 2015

RESOLVED, that shareholders of The Kroger Company (“Kroger”) urge the Board to report to shareholders, at reasonable cost and omitting proprietary information, on Kroger’s process for identifying and analyzing potential and actual human rights risks of Kroger’s operations and supply chain (referred to herein as a “human rights risk assessment”) addressing the following:

●	Human rights principles used to frame the assessment

●	Frequency of assessment

●	Methodology used to track and measure performance

●	Nature and extent of consultation with relevant stakeholders in connection with the assessment

●	How the results of the assessment are incorporated into company policies and decision making

The report should be made available to shareholders on Kroger’s website no later than October 31, 2015.

Supporting Statement

As long-term shareholders, we favor policies and practices that protect and enhance the value of our investments. There is increasing recognition that company risks related to human rights violations, such as litigation, reputational damage, and project delays and disruptions, can adversely affect shareholder value.

Kroger, like many other companies, has adopted a supplier code of conduct (See The Kroger Company Standard Vendor Agreement) but has yet to publish a company-wide Human Rights Policy, addressing human rights issues and a separate human rights code that applies to its suppliers. Adoption of these principles would be an important first step in effectively managing human rights risks. Companies must then assess risks to shareholder value of human rights practices in their operations and supply chains to translate principles into protective practices.

The importance of human rights risk assessment is reflected in the United Nations Guiding Principles on Business and Human Rights (the “Ruggie Principles”) approved by the UN Human Rights Council in 2011. The Ruggie Principles urge that “business enterprises should carry out human rights due diligence…accessing actual and potential human rights impacts, integrating and acting upon the findings, tracking responses, and communicating how impacts are addressed.” (http://www.business-humanrights.org/media/documents/ ruggie/ruggie-guiding-principles-21-mar-201l.pdf)

Kroger’s business exposes it to significant human rights risks. As of year-end 2012, Kroger operations, including supermarkets, convenience and jewelry stores, are located in over 40 states, with suppliers in countries around the world, including Iran, China and Malaysia. The company’s supply chain is complex and global and unsuccessful labor negotiations, supply chain interruptions and civil unrest could adversely affect the company’s ability to execute its strategic plan.

We urge shareholders to vote for this proposal.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger recognizes the importance of ensuring basic human rights are recognized by those seeking to do business with us. In the past 12 months, we have undertaken a number of steps to improve our social responsibility and compliance programs. An internal team of Kroger leaders has been working in the past year to evaluate and assess our current and future efforts with regard to social responsibility and compliance. We looked at our supply chain and identified key areas where we believe additional supply chain audits, especially with regard to social responsibility, would be beneficial. The specific items we have undertaken are:

●	We have revised and updated our Vendor Code of Conduct. It will be published in our 2015 Sustainability Report.

●	We have updated our existing social audit protocol to better align with industry best practices and recommended standards. This audit will be required for Kroger suppliers that are being audited. We will choose which suppliers to audit based on various risk variables such as country, product and industry.

●	We are significantly increasing the number of social compliance audits that we will conduct in future years, beginning with 2015. Our strategy includes adding new compliance audit managers to our team. This team will be responsible for reviewing social compliance audits, assessing risks as described above, and developing a reporting structure that informs our business decisions.

●	Our 2015 Sustainability Report will include a more in-depth report on our social compliance activities. This will include our revised Vendor Code of Conduct, a description of our 2015 and beyond social compliance audit strategy, and our approach to identifying risks.

These are the initial steps that we will be taking and we expect our program to continue to evolve and develop based on new trends, input from suppliers, customers, government, and non-governmental organizations. We believe that these efforts represent significant and positive steps forward for our company’s social compliance program.

As such, we do not believe that the requested report would serve to benefit our shareholders and that preparation of a report different from what will be included in our sustainability report would divert resources that otherwise could be more appropriately used in the best interest of our shareholders.

This proposal covers the same subject matter as one submitted to a vote at the last four years’ annual meetings and was defeated by our shareholders.

Shareholder Proposal
(Item No. 5)

We have been notified by four shareholders, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that they intend to propose the following resolution at the annual meeting:

“WHEREAS: A portion of Kroger house brand product packaging is unrecyclable, including plastics, which are a growing component of marine litter. Authorities say that marine litter kills and injures marine life, spreads toxics, and poses a potential threat to human health.

Plastic is the fastest growing form of packaging; U.S. flexible plastic sales are estimated at $26 billion. Dried fruit, frozen meat, cheese, and dog food are some of the Kroger house brand items packaged in unrecyclable plastic pouches. Private label items account for a quarter of all sales- nearly $20 billion annually. Using unrecyclable packaging when recyclable alternatives are available wastes valuable resources. William McDonough, a leading green design advisor, calls pouch packaging a “monstrous hybrid” designed to end up either in a landfill or incinerator.

Recyclability of household packaging is a growing area of focus as consumers become more environmentally conscious, yet recycling rates stagnate. Only 14% of plastic packaging is recycled, according to the. Environmental Protection Agency (EPA). Billions of pouches and similar plastic laminates, representing significant amounts of embedded value, lie buried in landfills. Unrecyclable packaging is more likely to be littered and swept into waterways. A recent assessment of marine debris by a panel of the Global Environment Facility concluded that one cause of debris entering oceans is “design and marketing of products internationally without appropriate regard to their environmental fate or ability to be recycled…”

In the marine environment, plastics break down into indigestible particles that marine life mistake for food. Studies by the EPA suggest a synergistic effect between plastic debris and persistent, bioaccumulative, toxic chemicals. Plastics absorb toxics such as polychlorinated biphenyls and dioxins from water or sediment and transfer them to the marine food web and potentially to human diets. One study of fish from the North Pacific found one or more plastic chemicals in all fish tested, independent of location and species.

California spends nearly $500 million annually preventing trash, much of it packaging, from polluting beaches, rivers and oceanfront. Making all packaging recyclable, if possible, is the first step needed to reduce the threat posed by ocean debris.

Companies who aspire to corporate sustainability yet use these risky materials need to explain why they use unrecyclable packaging. Other companies who manufacture and sell food and household goods are moving towards recyclability. Procter & Gamble and Colgate-Palmolive agreed to make most of their packaging recyclable by 2020. Keurig Green Mountain will K-cup coffee pods recyclable; and McDonald’s and Dunkin Donuts shifted away from foam plastic cups, which cannot be readily recycled.

RESOLVED: Shareowners of Kroger request that the board of directors issue a report, at reasonable cost, omitting confidential information, assessing the environmental impacts of continuing to use unrecyclable brand packaging.

Supporting Statement: Proponents believe that the report should include an assessment of the reputational, financial and operational risks associated with continuing to use unrecyclable brand packaging and, if possible, goals and a timeline to phase out unrecyclable packaging.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

Kroger shares the proponents’ concerns regarding plastic recyclability and recognizes the important role we play as a good steward of the environment.

We continue to improve the recyclability of our corporate branded products. We follow a balanced, multi-pronged approach to optimize packaging designs that consider attributes including but not limited to food safety, shelf life, availability, quality, material type, function, recyclability and cost.

Kroger is increasingly labeling corporate branded products that can be recycled, per the Federal Trade Commission’s Green Guides, prompting our customers to “PLEASE RECYCLE.” Examples include banner brand water bottles, which are made from polyethylene terephthalate (PETE), one of the most widely recycled plastics available. Our banner branded bread bags are made from low-density polyethylene (LDPE), which can be recycled at most of our stores, as part of the plastic bag recycling program.

Kroger also works with various industry experts and forums to advocate for expanded recycling infrastructure to support multiple forms of plastic packaging and to support diversion from landfills. For example, polypropylene (PP) has many properties and desirable traits for our banner brand ice cream such as easy opening and reclosing and longer shelf life. It allows us to use less material by weight, due to its strength, than other polymers. While not yet widespread, it is increasingly being accepted at curbside programs.

For each of the past several years we have published online our annual Sustainability Report that highlights our sustainability initiatives and waste reduction efforts in greater detail. We will continue to support efforts to reduce waste, find optimized solutions and advocate for expanded recycling infrastructure. We believe these efforts are significant and meaningful.

This proposal requests that Kroger take additional steps to report on an assessment of the environmental impact of unrecyclable packaging. We believe that the requested report would serve little benefit to our shareholders, and preparation of a report would divert resources that otherwise could be more appropriately used in the best interests of our shareholders.

Shareholder Proposal
(Item No. 6)

We have been notified by one shareholder, the name and shareholdings of which will be furnished promptly to any shareholder upon written or oral request to Kroger’s Secretary at our executive offices, that it intends to propose the following resolution at the annual meeting:

“Whereas: Antibiotic resistance has become a public health crisis. ‘Superbugs’ - bacteria immune or resistant to one or more antibiotics - infect over 2 million people in the U.S. and kill over 23,000 annually, according to the Centers for Disease Control and Prevention. As resistance increases, medications used to treat human infections lose their effectiveness, leading the World Health Organization to warn of “a post-antibiotic era.”

An important cause of antibiotic resistant bacteria is the overuse of antibiotics in food-animal production, for the routine, non-therapeutic purposes of promoting faster growth or preventing (instead of treating) illness. In the U.S., more than 70% of medically important antibiotics are sold for use on food-animals.

Calls to restrict or ban the routine use of medically important antibiotics for food-animals have been endorsed by the American Medical Association, American Public Health Association, and other leading health organizations:

Eating food contaminated with antibiotic resistant bacteria is one way in which superbugs can be transmitted from a farm to human population. Government testing of raw supermarket meat detected ‘superbug’ versions of salmonella, E. coli, or other bacteria in 81% of ground turkey, 55% of ground beef, and 39% of chicken sampled.

An outbreak of antibiotic-resistant Salmonella from chicken last year resulted in more than 600 known illnesses. Several Kroger private brand chicken products were recalled by Foster Farms as part of this outbreak.

A 2012 Consumer Reports survey concluded that the majority of consumers surveyed were extremely or very concerned about the use of antibiotics in animal feed and would spend more for meat produced without these drugs.

Companies including Whole Foods, Panera Bread, Chipotle, and Chik-fil-A have policies against purchasing meat produced with antibiotics, heightening the risks to companies not acting on this issue. Perdue Foods announced that it has phased out routine antibiotic use in the production of its chicken meat, demonstrating that meat can be produced on a large scale without overusing antibiotics.

Kroger is one of the largest supermarket chains in the nation, with perishable food including meat and deli items accounting for around 21% of the company’s revenue in 2013. Consequently, food quality and safety trends should be of top priority to the company. Kroger faces reputational risk and liability concerns if it sells meat containing antibiotic resistant bacteria.

Resolved: Shareholders request that the Board undertake and publish a study of policy options that could reduce or eliminate routine antibiotic use in the production of its private label brand meats.

Supporting Statement:
Proponents suggest that the Board explore policy options such as the following: adopt a time-bound plan to phase out purchases of meat produced with routine antibiotic use; establish a new procurement policy that gives preference to suppliers that meet these standards; public declaration of such preferences. “Routine antibiotic use” means using antibiotics, on food animals, that belong to the same classes of drugs administered to humans, for the non-therapeutic purposes of growth promotion or disease prevention.”

The Board of Directors Recommends a Vote Against This Proposal for the Following Reasons:

As one of the largest retailers of natural and organic food, Kroger offers a wide variety of private label and national brand antibiotic free meat items in our stores. In 2012, we introduced our private label Simple Truth® and Simple Truth Organic® brands of natural and organic products. All of the meat items with the Simple Truth and Simple Truth Organic label are antibiotic free and are available in our stores. This includes beef, pork, and poultry.

Many of our customers have indicated a preference for antibiotic free meat items. In fact, sales of Simple Truth and Simple Truth Organic and other antibiotic free items have increased significantly in the past several years and we expect to see continued growth in these items. That’s why we are continuing to offer new antibiotic free items and working with suppliers as they transition their products to antibiotic free. We will continue to monitor the purchasing practices of our customers and will continue to meet their demand to the extent our suppliers are able to do so. We do not believe, however, that given current customer preferences and availability of product it is appropriate to immediately phase out all non-antibiotic-free meats or set a date-certain for when a transition should be complete.

As such, we believe that the requested report would serve little benefit to our shareholders, and preparation of a report would divert resources that otherwise could be more appropriately used in the best interests of our shareholders.

____________________

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS – 2016 ANNUAL MEETING. Shareholder proposals and director nominations intended for inclusion in the proxy material relating to Kroger’s annual meeting of shareholders in June 2016 should be addressed to Kroger’s Secretary and must be received at our executive offices not later than January 13, 2016. These proposals must comply with Rule 14a-8 and the SEC’s proxy rules.

In addition, Kroger’s Regulations contain an advance notice of shareholder business and nominations requirement, which generally prescribes the procedures that a shareholder of Kroger must follow if the shareholder intends, at an annual meeting, to nominate a person for election to Kroger’s Board of Directors or to propose other business to be considered by shareholders. These procedures include, among other things, that the shareholder give timely notice to Kroger’s Secretary of the nomination or other proposed business, that the notice contain specified information, and that the shareholder comply with certain other requirements. In order to be timely, this notice must be delivered in writing to Kroger’s Secretary, at our principal executive offices, not later 45 calendar days prior to the date on which our proxy statement for the prior year’s annual meeting of shareholders was mailed to shareholders. If a shareholder’s nomination or proposal is not in compliance with the procedures set forth in the Regulations, we may disregard such nomination or proposal. Accordingly, if a shareholder intends, at the 2016 annual meeting, to nominate a person for election to the Board of Directors or to propose other business, the shareholder must deliver a notice of such nomination or proposal to Kroger’s Secretary not later March 29, 2016, and comply with the requirements of the Regulations. If a shareholder submits a proposal outside of Rule 14a-8 for the 2015 Annual Meeting and such proposal is not delivered within the time frame specified in the Regulations, Kroger’s proxy may confer discretionary authority on persons being appointed as proxies on behalf of Kroger to vote on such proposal. Shareholder proposals, director nominations and advance notices should be addressed in writing to: Secretary, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100.

____________________

Attached to this Proxy Statement is our 2014 Annual Report which includes a brief description of our business, including the general scope and nature thereof during fiscal year 2014, together with the audited financial information contained in our 2014 Annual Report on Form 10-K filed with the SEC. A copy of that report is available to shareholders on request without charge by writing to: Todd A. Foley, Treasurer, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100 or by calling 513-762-1220. Our SEC filings are available to the public on the SEC’s website at www.sec.gov.

Householding of Proxy Materials

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name will receive only one copy of the Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials) unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Householding will not in any way affect dividend check mailings.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our Notice of Availability of Proxy Materials (or proxy materials in the case of shareholders who receive paper copies of such materials), or if you hold in more than one account, and in either case you wish to receive only a single copy for your household or if you prefer to receive separate copies of our documents in the future, please contact your bank or broker, or contact Kroger’s Secretary at 1014 Vine Street, Cincinnati, Ohio 45202-1100 or via telephone at 513-762-4000.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

The management knows of no other matters that are to be presented at the meeting but, if any should be presented, the Proxy Committee expects to vote thereon according to its best judgment.

By order of the Board of Directors,
Christine S. Wheatley, Secretary

_____________

2014 Annual Report

_____________

Financial Report 2014

Management’s Responsibility for Financial Reporting

The management of The Kroger Co. has the responsibility for preparing the accompanying financial statements and for their integrity and objectivity. The statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and are not misstated due to material error or fraud. The financial statements include amounts that are based on management’s best estimates and judgments. Management also prepared the other information in the report and is responsible for its accuracy and consistency with the financial statements.

Kroger’s financial statements have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, whose selection has been ratified by the shareholders. Management has made available to PricewaterhouseCoopers LLP all of Kroger’s financial records and related data, as well as the minutes of the shareholders’ and directors’ meetings. Furthermore, management believes that all representations made to PricewaterhouseCoopers LLP during its audit were valid and appropriate.

Management also recognizes its responsibility for fostering a strong ethical climate so that Kroger’s affairs are conducted according to the highest standards of personal and corporate conduct. This responsibility is characterized and reflected in The Kroger Co. Policy on Business Ethics, which is publicized throughout Kroger and available on Kroger’s website at ir.kroger.com. The Kroger Co. Policy on Business Ethics addresses, among other things, the necessity of ensuring open communication within Kroger; potential conflicts of interests; compliance with all domestic and foreign laws, including those related to financial disclosure; and the confidentiality of proprietary information. Kroger maintains a systematic program to assess compliance with these policies.

Management’s Report on Internal Control Over Financial Reporting

Management is responsible for establishing and maintaining adequate internal control over financial reporting for Kroger. With the participation of the Chief Executive Officer and the Chief Financial Officer, management conducted an evaluation of the effectiveness of Kroger’s internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this evaluation, management has concluded that Kroger’s internal control over financial reporting was effective as of January 31, 2015.

W. Rodney McMullen	J. Michael Schlotman
Chairman of the Board and	Senior Vice President and
Chief Executive Officer	Chief Financial Officer

Selected Financial Data

	Fiscal Years Ended
	January 31,	February 1,	February 2,	January 28,	January 29,
	2015	2014	2013	2012	2011
	(52 weeks) (1)(2)	(52 weeks) (1)	(53 weeks)	(52 weeks)	(52 weeks)
	(In millions, except per share amounts)
Sales	$108,465	$98,375	$96,619	$90,269	$81,967
Net earnings including
noncontrolling interests	1,747	1,531	1,508	596	1,133
Net earnings attributable to
The Kroger Co.	1,728	1,519	1,497	602	1,116
Net earnings attributable to
The Kroger Co. per diluted
common share	3.44	2.90	2.77	1.01	1.74
Total assets	30,556	29,281	24,634	23,454	23,505
Long-term liabilities, including
obligations under capital leases and
financing obligations	13,711	13,181	9,359	10,405	10,137
Total shareholders’ equity –
The Kroger Co.	5,412	5,384	4,207	3,981	5,296
Cash dividends per common share	0.680	0.615	0.495	0.430	0.390
____________________

(1)	Harris Teeter Supermarkets, Inc. (“Harris Teeter”) is included in our ending Consolidated Balance Sheets for 2013 and 2014 and in our Consolidated Statements of Operations for 2014. Due to the timing of the merger closing late in fiscal year 2013, its results of operations were not material to our consolidated results of operations for 2013.

(2)	Vitacost.com, Inc. (“Vitacost.com”) is included in our ending Consolidated Balance Sheets and Consolidated Statements of Operations for 2014.

Common Share Price Range

	2014		2013
Quarter	High	Low	High	Low
1st	$47.90	$35.13	$35.44	$27.53
2nd	$51.49	$46.50	$39.98	$32.77
3rd	$58.15	$49.98	$43.85	$35.91
4th	$70.06	$57.27	$42.73	$35.71
Main trading market: New York Stock Exchange (Symbol KR)

Number of shareholders of record at year-end 2014: 29,792

Number of shareholders of record at March 27, 2015: 29,502

During 2013, we paid three quarterly cash dividends of $0.15 per share and one quarterly cash dividend of $0.165 per share. During 2014, we paid three quarterly cash dividends of $0.165 per share and one quarterly cash dividend of $0.185 per share. On March 1, 2015, we paid a quarterly cash dividend of $0.185 per share. On March 12, 2015, we announced that our Board of Directors have declared a quarterly cash dividend of $0.185 per share, payable on June 1, 2015, to shareholders of record at the close of business on May 15, 2015. We currently expect to continue to pay comparable cash dividends on a quarterly basis depending on our earnings and other factors.

Performance Graph

Set forth below is a line graph comparing the five-year cumulative total shareholder return on our common shares, based on the market price of the common shares and assuming reinvestment of dividends, with the cumulative total return of companies in the Standard & Poor’s 500 Stock Index and a peer group composed of food and drug companies.

COMPARISON OF CUMULATIVE FIVE-YEAR TOTAL RETURN*
Among The Kroger Co., the S&P 500, and Peer Group**

	Base	INDEXED RETURNS
	Period	Years Ending
Company Name/Index	2009	2010	2011	2012	2013	2014
The Kroger Co.	100	101.12	117.57	137.80	181.50	352.22
S&P 500 Index	100	122.19	128.70	151.35	182.08	207.98
Peer Group	100	108.56	114.10	137.81	155.93	188.85

Kroger’s fiscal year ends on the Saturday closest to January 31.
____________________

*	Total assumes $100 invested on January 30, 2010, in The Kroger Co., S&P 500 Index, and the Peer Group, with reinvestment of dividends.

**	The Peer Group consists of Costco Wholesale Corp., CVS Caremark Corp, Etablissements Delhaize Freres Et Cie Le Lion (Groupe Delhaize), Great Atlantic & Pacific Tea Company, Inc. (included through March 13, 2012 when it became private after emerging from bankruptcy), Koninklijke Ahold NV, Safeway, Inc. (included through January 29, 2015 when it was acquired by AB Acquisition LLC), Supervalu Inc., Target Corp., Tesco plc, Wal-Mart Stores Inc., Walgreens Boots Alliance Inc. (formerly, Walgreen Co.), Whole Foods Market Inc. and Winn-Dixie Stores, Inc. (included through March 9, 2012 when it became a wholly-owned subsidiary of Bi-Lo Holdings).

Data supplied by Standard & Poor’s.

The foregoing Performance Graph will not be deemed incorporated by reference into any other filing, absent an express reference thereto.

Issuer Purchases of Equity Securities

			Total Number of	Maximum Dollar
			Shares	Value of Shares
			Purchased as	that May Yet Be
			Part of Publicly	Purchased Under
	Total Number	Average	Announced	the Plans or
	of Shares	Price Paid	Plans or	Programs (4)
Period (1)	Purchased (2)	Per Share	Programs (3)	(in millions)
First period - four weeks
November 9, 2014 to December 6, 2014	87,884	$58.72	78,700	$500
Second period - four weeks
December 7, 2014 to January 3, 2015	223,024	$62.33	182,731	$500
Third period – four weeks
January 4, 2015 to January 31, 2015	290,348	$66.08	259,725	$500
Total	601,256	$63.61	521,156	$500
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(1)	The reported periods conform to our fiscal calendar composed of thirteen 28-day periods. The fourth quarter of 2014 contained three 28-day periods.

(2)	Includes (i) shares repurchased under a program announced on December 6, 1999 to repurchase common shares to reduce dilution resulting from our employee stock option and long-term incentive plans, under which repurchases are limited to proceeds received from exercises of stock options and the tax benefits associated therewith (the “1999 Repurchase Program”), and (ii) 80,100 shares that were surrendered to the Company by participants under our long-term incentive plans to pay for taxes on restricted stock awards.

(3)	Represents shares repurchased under the 1999 Repurchase Program.

(4)	The amounts shown in this column reflect the amount remaining under the $500 million share repurchase program authorized by the Board of Directors and announced on June 26, 2014. Amounts available under the 1999 Repurchase Program are dependent upon option exercise activity. The repurchase programs do not have an expiration date but may be terminated by the Board of Directors at any time.

Business

The Kroger Co. (the “Company” or “Kroger”) was founded in 1883 and incorporated in 1902. As of January 31, 2015, we are one of the largest retailers in the nation based on annual sales. We also manufacture and process some of the food for sale in our supermarkets. Our principal executive offices are located at 1014 Vine Street, Cincinnati, Ohio 45202, and our telephone number is (513) 762-4000. We maintain a web site (www.thekrogerco.com) that includes additional information about the Company. We make available through our web site, free of charge, our annual reports on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and our interactive data files, including amendments. These forms are available as soon as reasonably practicable after we have filed them with, or furnished them electronically to, the SEC.

Our revenues are predominately earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominantly by selling products at price levels that produce revenues in excess of the costs to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our fiscal year ends on the Saturday closest to January 31. All references to 2014, 2013 and 2012 are to the fiscal years ended January 31, 2015, February 1, 2014 and February 2, 2013, respectively, unless specifically indicated otherwise.

Employees

As of January 31, 2015, Kroger employed approximately 400,000 full- and part-time employees. A majority of our employees are covered by collective bargaining agreements negotiated with local unions affiliated with one of several different international unions. There are approximately 300 such agreements, usually with terms of three to five years.

Stores

As of January 31, 2015, Kroger operated, either directly or through its subsidiaries, 2,625 supermarkets and multi-department stores, 1,330 of which had fuel centers. Approximately 48% of these supermarkets were operated in Company-owned facilities, including some Company-owned buildings on leased land. Our current strategy emphasizes self-development and ownership of store real estate. Our stores operate under several banners that have strong local ties and brand recognition. Supermarkets are generally operated under one of the following formats: combination food and drug stores (“combo stores”); multi-department stores; marketplace stores; or price impact warehouses.

The combo store is the primary food store format. They typically draw customers from a 2 – 2½ mile radius. We believe this format is successful because the stores are large enough to offer the specialty departments that customers desire for one-stop shopping, including natural food and organic sections, pharmacies, general merchandise, pet centers and high-quality perishables such as fresh seafood and organic produce.

Multi-department stores are significantly larger in size than combo stores. In addition to the departments offered at a typical combo store, multi-department stores sell a wide selection of general merchandise items such as apparel, home fashion and furnishings, outdoor living, electronics, automotive products, toys and fine jewelry.

Marketplace stores are smaller in size than multi-department stores. They offer full-service grocery, pharmacy and health and beauty care departments as well as an expanded perishable offering and general merchandise area that includes apparel, home goods and toys.

Price impact warehouse stores offer a “no-frills, low cost” warehouse format and feature everyday low prices plus promotions for a wide selection of grocery and health and beauty care items. Quality meat, dairy, baked goods and fresh produce items provide a competitive advantage. The average size of a price impact warehouse store is similar to that of a combo store.

In addition to the supermarkets, as of January 31, 2015, we operated through subsidiaries 782 convenience stores, 326 fine jewelry stores and an online retailer. All 132 of our fine jewelry stores located in malls are operated in leased locations. In addition, 78 convenience stores were operated by franchisees through franchise agreements. Approximately 54% of the convenience stores operated by subsidiaries were operated in Company-owned facilities. The convenience stores offer a limited assortment of staple food items and general merchandise and, in most cases, sell gasoline.

Segments

We operate retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. Our retail operations, which represent over 99% of our consolidated sales and earnings before interest, taxes and depreciation and amortization (“EBITDA”), is our only reportable segment. Our retail operating divisions have been aggregated into one reportable segment due to the operating divisions having similar economic characteristics with similar long-term financial performance. In addition, our operating divisions offer customers similar products, have similar distribution methods, operate in similar regulatory environments, purchase the majority of the merchandise for retail sale from similar (and in many cases identical) vendors on a coordinated basis from a centralized location, serve similar types of customers, and are allocated capital from a centralized location. Our operating divisions reflect the manner in which the business is managed and how our Chief Executive Officer and Chief Operating Officer, who act as our chief operating decision makers, assess performance internally. All of our operations are domestic. Revenues, profits and losses and total assets are shown in our Consolidated Financial Statements set forth below beginning on page A-30.

Merchandising and Manufacturing

Corporate brand products play an important role in our merchandising strategy. Our supermarkets, on average, stock approximately 13,000 private label items. Our corporate brand products are primarily produced and sold in three “tiers.” Private Selection® is the premium quality brand designed to be a unique item in a category or to meet or beat the “gourmet” or “upscale” brands. The “banner brand” (Kroger®, Ralphs®, Fred

Meyer®, King Soopers®, etc.), which represents the majority of our private label items, is designed to satisfy customers with quality products. Before we will carry a “banner brand” product we must be satisfied that the product quality meets our customers’ expectations in taste and efficacy, and we guarantee it. P$$T…®, Check This Out… and Heritage Farm™ are the three value brands, designed to deliver good quality at a very affordable price. In addition, we continue to grow our other brands, including Simple Truth® and Simple Truth Organic®. Both Simple Truth and Simple Truth Organic are Free From 101 artificial preservatives and ingredients that customers have told us they do not want in their food, and the Simple Truth Organic products are USDA certified organic.

Approximately 40% of the corporate brand units sold in our supermarkets are produced in our manufacturing plants; the remaining corporate brand items are produced to our strict specifications by outside manufacturers. We perform a “make or buy” analysis on corporate brand products and decisions are based upon a comparison of market-based transfer prices versus open market purchases. As of January 31, 2015, we operated 37 manufacturing plants. These plants consisted of 17 dairies, nine deli or bakery plants, five grocery product plants, two beverage plants, two meat plants and two cheese plants.

Seasonality

The majority of our revenues are generally not seasonal in nature. However, revenues tend to be higher during the major holidays throughout the year.

Executive Officers of the Registrant

The disclosure regarding executive officers is set forth in Item 10 of Part III of the Company’s Annual Report on Form 10-K for fiscal year 2014 under the heading “Executive Officers of the Company,” and is incorporated herein by reference.

Competitive Environment

For the disclosure related to our competitive environment, see Item 1A of the Company’s Annual Report on Form 10-K for fiscal year 2014 under the heading “Competitive Environment.”

Management’s Discussion and Analysis of
Financial Condition and Results of Operations

Our Business

The Kroger Co. was founded in 1883 and incorporated in 1902. Kroger is one of the nation’s largest retailers, as measured by revenue, operating 2,625 supermarket and multi-department stores under two dozen banners including Kroger, City Market, Dillons, Food 4 Less, Fred Meyer, Fry’s, Harris Teeter, Jay C, King Soopers, QFC, Ralphs and Smith’s. Of these stores, 1,330 have fuel centers. We also operate 782 convenience stores, either directly or through franchisees, 326 fine jewelry stores and an online retailer.

We operate 37 manufacturing plants, primarily bakeries and dairies, which supply approximately 40% of the corporate brand units sold in our supermarkets.

Our revenues are earned and cash is generated as consumer products are sold to customers in our stores. We earn income predominately by selling products at price levels that produce revenues in excess of the costs we incur to make these products available to our customers. Such costs include procurement and distribution costs, facility occupancy and operational costs, and overhead expenses. Our retail operations, which represent over 99% of our consolidated sales and EBITDA, is our only reportable segment.

On January 28, 2014, we closed our merger with Harris Teeter by purchasing 100% of the Harris Teeter outstanding common stock for approximately $2.4 billion. The merger allows us to expand into the fast-growing southeastern and mid-Atlantic markets and into Washington, D.C. Harris Teeter is included in our ending Consolidated Balance Sheets for 2013 and 2014 and in our Consolidated Statements of Operations for 2014. Due to the timing of the merger closing late in fiscal year 2013, its results of operations were not material to our consolidated results of operations for 2013. Year-over-year comparisons will be affected as a result. See Note 2 to the Consolidated Financial Statements for more information related to our merger with Harris Teeter.

On August 18, 2014, we closed our merger with Vitacost.com by purchasing 100% of the Vitacost.com outstanding common stock for $8.00 per share or $287 million. Vitacost.com is a leading online retailer in health and wellness products, which are sold directly to consumers through the website vitacost.com. The merger affords us access to Vitacost.com’s extensive e-commerce platform, which can be combined with our customer insights and loyal customer base, to create new levels of personalization and convenience for our customers. Vitacost.com is included in our ending Consolidated Balance Sheets and Consolidated Statements of Operations for 2014. See Note 2 to the Consolidated Financial Statements for more information related to our merger with Vitacost.com.

Our 2014 Performance

We achieved outstanding results in 2014. Our business strategy continues to resonate with a full range of customers and our results reflect the balance we seek to achieve across our business including positive identical sales growth, increases in loyal household count, and good cost control, as well as growth in net earnings and net earnings per diluted share. Our 2014 net earnings were $1.7 billion or $3.44 per diluted share, compared to $1.5 billion, or $2.90 per diluted share for the same period of 2013.

Our net earnings for 2014 include a net $39 million after-tax charge for an $87 million ($56 million after-tax) charge to operating, general and administrative (“OG&A”) expenses due to the commitments and withdrawal liabilities arising from restructuring of certain pension plan agreements to help stabilize associates’ future pension benefits, offset partially by the benefits from certain tax items ($17 million) (“2014 Adjusted Items”). In addition, our net earnings for 2014 included unusually high fuel margins, partially offset by a last-in, first-out (“LIFO”) charge that was significantly higher than 2013 and $140 million in contributions charged to OG&A expenses for the United Food and Commercial Workers International Union (“UFCW”) Consolidated Pension Plan ($55 million) and our charitable foundation ($85 million) (“2014 Contributions”). Fuel margin per gallon was $0.19 per gallon in 2014, compared to $0.14 per gallon in 2013. The $55 million contribution to the UFCW Consolidated Pension Plan was to further fund the plan. The $85 million contribution to Kroger’s charitable foundation will enable it to continue to support causes such as hunger relief, breast cancer awareness, the military and their families and local community organizations. Our net earnings for 2013 include a net benefit of $23 million, which includes benefits from certain tax items of $40 million, offset partially by costs of $11 million in interest and $16 million in OG&A expenses ($17 million after-tax) related to our merger with Harris Teeter (“2013 Adjusted Items”).

Excluding the 2014 Adjusted Items, net earnings for 2014 totaled $1.8 billion, or $3.52 per diluted share, compared to net earnings in 2013 of $1.5 billion, or $2.85 per diluted share, excluding the 2013 Adjusted Items. We believe adjusted net earnings and adjusted net earnings per diluted share present a more accurate year-over-year comparison of our financial results because the Adjusted Items were not the result of our normal operations. Our adjusted net earnings per diluted share for 2014 represent a 24% increase, compared to 2013. Please refer to the “Net Earnings” section of MD&A for more information.

Our identical supermarket sales increased 5.2%, excluding fuel, in 2014, compared to 2013. We have achieved 45 consecutive quarters of positive identical supermarket sales growth, excluding fuel. As we continue to outpace many of our competitors on identical supermarket sales growth, we continue to gain market share. We focus on identical supermarket sales growth, excluding fuel, as it is a key performance target for our long-term growth strategy.

Increasing market share is an important part of our long-term strategy as it best reflects how our products and services resonate with customers. Market share growth allows us to spread the fixed costs in our business over a wider revenue base. Our fundamental operating philosophy is to maintain and increase market share by offering customers good prices and superior products and service. Based on Nielsen POS+ data, our overall market share of the products we sell in markets in which we operate increased by approximately 60 basis points in 2014. This data also indicates that our market share increased in 18 markets and declined slightly in two. Wal-Mart is one of our top two competitors in 15 of the 20 markets outlined in the Nielson report. Our market share increased in all 15 of these markets. These market share results reflect our long-term strategy of market share growth.

Results of Operations

The following discussion summarizes our operating results for 2014 compared to 2013 and for 2013 compared to 2012. Comparability is affected by income and expense items that fluctuated significantly between and among the periods, our merger with Harris Teeter in late 2013 and an extra week in 2012.

Net Earnings

Net earnings totaled $1.7 billion in 2014 and $1.5 billion in 2013 and 2012. Net earnings improved in 2014, compared to net earnings in 2013, due to an increase in operating profit, partially offset by increases in interest and tax expense. Operating profit increased in 2014, compared to 2013, primarily due to an increase in first-in, first-out (“FIFO”) non-fuel gross profit, excluding Harris Teeter, the effect of our merger with Harris Teeter and an increase in fuel operating profit, partially offset by continued investments in lower prices for our customers, the 2014 Contributions, an $87 million ($56 million after-tax) charge due to the restructuring of certain pension plan agreements and a higher LIFO charge which was $147 million (pre-tax), compared to a LIFO charge of $52 million (pre-tax) in 2013. Net earnings improved in 2013, compared to net earnings of 2012, due to a decrease in tax and interest expense, partially offset by a decrease in operating profit. Operating profit decreased in 2013, compared to 2012, primarily due to a 53rd week in fiscal year 2012 (the “Extra Week”), continued investments in lower prices for our customers, the 2012 settlement with Visa and MasterCard and the reduction in our obligation to fund the UFCW Consolidated Pension Plan created in 2012, partially offset by an increase in FIFO non-fuel gross profit.

The net earnings for 2014 include a net charge of $39 million, after tax, related to the 2014 Adjusted Items. The net earnings for 2013 include a net benefit of $23 million, after tax, related to the 2013 Adjusted Items. The net earnings for 2012 include a benefit from net earnings of approximately $58 million, after-tax, due to the Extra Week and a net $115 million ($74 million after-tax) benefit in OG&A expenses for the settlement with Visa and MasterCard and a reduction in our obligation to fund the UFCW Consolidated Pension Plan created in January 2012 (“2012 Adjusted Items”). Excluding these benefits and charges for Adjusted Items for 2014, 2013 and 2012, adjusted net earnings were $1.8 billion in 2014, $1.5 billion in 2013 and $1.4 billion in 2012. 2014 adjusted net earnings improved, compared to adjusted net earnings in 2013, due to an increase in FIFO non-fuel operating profit, excluding Harris Teeter, the effect of our merger with Harris Teeter and an increase in fuel operating profit, partially offset by continued investments in lower prices for our customers, increases in interest and tax expense and a higher LIFO charge which was $147 million (pre-tax), compared to a LIFO charge of $52 million (pre-tax) in 2013. 2013 adjusted net earnings improved, compared to adjusted net earnings in 2012, due to an increase in FIFO non-fuel operating profit and decreased interest, partially offset by continued investments in lower prices for our customers and increased tax expense.

Net earnings per diluted share totaled $3.44 in 2014, $2.90 in 2013 and $2.77 in 2012. Net earnings per diluted share in 2014, compared to 2013, increased primarily due to fewer shares outstanding as a result of the repurchase of Kroger common shares and an increase in net earnings. Net earnings per diluted share in 2013, compared to 2012, increased primarily due to fewer shares outstanding as a result of the repurchase of Kroger common shares and an increase in net earnings.

Excluding the 2014, 2013 and 2012 Adjusted Items, adjusted net earnings per diluted share totaled $3.52 in 2014, $2.85 in 2013 and $2.52 in 2012. Adjusted net earnings per diluted share in 2014, compared to adjusted net earnings per diluted share in 2013, increased primarily due to fewer shares outstanding as a result of the repurchase of Kroger common shares and an increase in adjusted net earnings. Adjusted net earnings per diluted share in 2013, compared to adjusted net earnings per diluted share in 2012, increased primarily due to fewer shares outstanding as a result of the repurchase of Kroger common shares and an increase in adjusted net earnings.

Management believes adjusted net earnings (and adjusted net earnings per diluted share) are useful metrics to investors and analysts because they more accurately reflect our day-to-day business operations than do the generally accepted accounting principle (“GAAP”) measures of net earnings and net earnings per diluted share. Adjusted net earnings (and adjusted net earnings per diluted share) are non-generally accepted accounting principle (“non-GAAP”) financial measures and should not be considered alternatives to net earnings (and net earnings per diluted share) or any other GAAP measure of performance. Adjusted net earnings (and adjusted net earnings per diluted share) should not be viewed in isolation or considered substitutes for our financial results as reported in accordance with GAAP. Management uses adjusted net earnings (and adjusted net earnings per diluted share) in evaluating our results of operations as it believes these measures are more meaningful indicators of operating performance since, as adjusted, those earnings relate more directly to our day-to-day operations. Management also uses adjusted net earnings (and adjusted net earnings per diluted share) as a performance metric for management incentive programs, and to measure our progress against internal budgets and targets.

The following table provides a reconciliation of net earnings attributable to The Kroger Co. to net earnings attributable to The Kroger Co. excluding the Adjusted Items for 2014, 2013 and 2012 and a reconciliation of net earnings attributable to The Kroger Co. per diluted common share to the net earnings attributable to The Kroger Co. per diluted common share excluding the Adjusted Items for 2014, 2013 and 2012:

Net Earnings per Diluted Share excluding the Adjusted Items
(in millions, except per share amounts)

	2014	2013	2012
Net earnings attributable to The Kroger Co.	$1,728	$1,519	$1,497
2014 Adjusted Items	39	—	—
2013 Adjusted Items	—	(23)	—
2012 Adjusted Items	—	—	(132)
Net earnings attributable to The Kroger Co. excluding the
adjustment items above	$1,767	$1,496	$1,365
Net earnings attributable to The Kroger Co. per diluted common share	$3.44	$2.90	$2.77
2014 Adjusted Items (1)	0.08	—	—
2013 Adjusted Items (1)	—	(0.05)	—
2012 Adjusted Items (1)	—	—	(0.25)
Net earnings attributable to The Kroger Co. per diluted common share
excluding the adjustment items above	$3.52	$2.85	$2.52
Average numbers of common shares used in diluted calculation	497	520	537
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(1)	The amounts presented represent the net earnings per diluted common share effect of each adjusted item.

Sales

Total Sales
(in millions)

		Percentage		Percentage		2012
	2014	Increase (2)	2013	Increase (3)	2012	Adjusted (4)
Total supermarket sales
without fuel	$86,281	12.5%	$76,666	4.0%	$75,179	$73,733
Fuel sales	18,850	(0.6% )	18,962	3.0%	18,896	18,413
Other sales (1)	3,334	21.4%	2,747	9.2%	2,544	2,515
Total sales	$108,465	10.3%	$98,375	3.9%	$96,619	$94,661
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(1)	Other sales primarily relate to sales at convenience stores, excluding fuel; jewelry stores; manufacturing plants to outside customers; variable interest entities; a specialty pharmacy; in-store health clinics; and online sales by Vitacost.com.
(2)	This column represents the sales percentage increases in 2014, compared to 2013.
(3)	This column represents the sales percentage increases in 2013, compared to 2012 Adjusted.
(4)	The 2012 Adjusted column represents the items presented in the 2012 column as adjusted to remove the Extra Week.

Total sales increased in 2014, compared to 2013, by 10.3%. This increase in 2014 total sales, compared to 2013, was primarily due to our merger with Harris Teeter, which closed on January 28, 2014, and an increase in identical supermarket sales, excluding fuel, of 5.2%. Identical supermarket sales, excluding fuel for 2014, compared to 2013, increased primarily due to an increase in the number of households shopping with us, an increase in visits per household and product cost inflation. Total fuel sales decreased in 2014, compared to 2013, primarily due to a 6.8% decrease in the average retail fuel price, partially offset by an increase in fuel gallons sold of 6.6%.

Total sales increased in 2013, compared to 2012, by 1.82%. The increase in 2013 total sales, compared to 2012, was primarily due to our identical supermarket sales increase, excluding fuel, of 3.6%, partially offset by the Extra Week in fiscal 2012. Total sales increased in 2013, compared to 2012 adjusted total sales, by 3.9%. The increase in 2013 total sales, compared to 2012 adjusted total sales, was primarily due to our identical supermarket sales increase, excluding fuel, of 3.6%. Identical supermarket sales, excluding fuel, increased in 2013, compared to 2012, primarily due to an increase in number of households shopping with us, an increase in visits per household and product cost inflation. Total fuel sales increased in 2013, compared to 2012 adjusted total sales, primarily due to an increase in fuel gallons sold of 5.2% partially offset by a decrease in the average retail fuel price of 2.9%.

We define a supermarket as identical when it has been in operation without expansion or relocation for five full quarters. Although identical supermarket sales is a relatively standard term, numerous methods exist for calculating identical supermarket sales growth. As a result, the method used by our management to calculate identical supermarket sales may differ from methods other companies use to calculate identical supermarket sales. We urge you to understand the methods used by other companies to calculate identical supermarket sales before comparing our identical supermarket sales to those of other such companies. Fuel discounts received at our fuel centers and earned based on in-store purchases are included in all of the supermarket identical sales results calculations illustrated below and reduce our identical supermarket sales results. Differences between total supermarket sales and identical supermarket sales primarily relate to changes in supermarket square footage. Identical supermarket sales include sales from all departments at identical Fred Meyer multi-department stores and include Harris Teeter sales for stores that are identical as if they were part of the Company in our prior year. We calculate annualized identical supermarket sales by adding together four quarters of identical supermarket sales. Our identical supermarket sales results are summarized in the table below.

Identical Supermarket Sales
(dollars in millions)

	2014	2013
Including supermarket fuel centers	$97,323	$93,435
Excluding supermarket fuel centers	$82,987	$78,878
Including supermarket fuel centers	4.2%	3.3	% (1)
Excluding supermarket fuel centers	5.2%	3.6	% (1)
____________________

(1)	Identical supermarket sales for 2013 were calculated on a 52 week basis by excluding week 1 of fiscal 2012 in our 2012 identical supermarket sales base.

Gross Margin and FIFO Gross Margin

We calculate gross margin as sales less merchandise costs, including advertising, warehousing, and transportation expenses. Merchandise costs exclude depreciation and rent expenses. Our gross margin rates, as a percentage of sales, were 21.16% in 2014, 20.57% in 2013 and 20.59% in 2012. The increase in 2014, compared to 2013, resulted primarily from the effect of our merger with Harris Teeter, an increase in fuel gross margin rate and a reduction in warehouse and transportation costs, as a percentage of sales, partially offset by continued investments in lower prices for our customers and an increase in our LIFO charge, as a percentage of sales. The merger with Harris Teeter, which closed late in fiscal year 2013, had a positive effect on our gross margin rate in 2014 since Harris Teeter has a higher gross margin rate as compared to total Company without Harris Teeter. The increase in fuel gross margin rate for 2014, compared to 2013, resulted primarily from an increase in fuel margin per gallon sold of $0.19 in 2014, compared to $0.14 in 2013. The decrease in 2013, compared to 2012, resulted primarily from continued investments in lower prices for our customers and increased shrink and advertising costs, as a percentage of sales, offset partially by a growth rate in retail fuel sales that was lower than the total Company sales growth rate. Our retail fuel operations lower our gross margin rate, as a percentage of sales, due to the very low gross margin on retail fuel sales as compared to non-fuel sales. A lower growth rate in retail fuel sales, as compared to the growth rate for the total Company, increases the gross margin rates, as a percentage of sales, when compared to the prior year.

We calculate FIFO gross margin as sales less merchandise costs, including advertising, warehousing, and transportation expenses, but excluding the LIFO charge. Merchandise costs exclude depreciation and rent expenses. Our LIFO charge was $147 million in 2014, $52 million in 2013 and $55 million in 2012. FIFO gross margin is a non-GAAP financial measure and should not be considered as an alternative to gross margin or any other GAAP measure of performance. FIFO gross margin should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP. FIFO gross margin is an important measure used by management to evaluate merchandising and operational effectiveness. Management believes FIFO gross margin is a useful metric to investors and analysts because it measures our day-to-day merchandising and operational effectiveness.

Our FIFO gross margin rates, as a percentage of sales, were 21.30% in 2014, 20.62% in 2013 and 20.65% in 2012. Our retail fuel operations lower our FIFO gross margin rate, as a percentage of sales, due to the very low FIFO gross margin rate on retail fuel as compared to non-fuel sales. Excluding the effect of retail fuel, our FIFO gross margin rate decreased three basis points in 2014, as a percentage of sales, compared to 2013. The decrease in FIFO gross margin rates, excluding retail fuel, in 2014, compared to 2013, resulted primarily from continued investments in lower prices for our customers, offset partially by the effect of our merger with Harris Teeter and a reduction of warehouse and transportation costs, as a percentage of sales. Excluding the effect of retail fuel operations, our FIFO gross margin rate decreased 14 basis points in 2013, as a percentage of sales, compared to 2012. The decrease in FIFO gross margin rates, excluding retail fuel, in 2013, compared to 2012, resulted primarily from continued investments in lower prices for our customers and increased shrink and advertising costs, as a percentage of sales.

LIFO Charge

The LIFO charge was $147 million in 2014, $52 million in 2013 and $55 million in 2012. In 2014, we experienced higher levels of product cost inflation, compared to 2013. In 2014, our LIFO charge primarily resulted from annualized product cost inflation related to pharmacy, grocery, deli, meat and seafood. We experienced relatively consistent levels of product cost inflation in 2013, compared to 2012. In 2013, our LIFO charge resulted primarily from an annualized product cost inflation related to meat, seafood and pharmacy. In 2012, our LIFO charge resulted primarily from an annualized product cost inflation related to grocery, natural foods, meat, deli and bakery, general merchandise and grocery, partially offset by deflation in seafood and manufactured product.

Operating, General and Administrative Expenses

OG&A expenses consist primarily of employee-related costs such as wages, health care benefits and retirement plan costs, utilities and credit card fees. Rent expense, depreciation and amortization expense and interest expense are not included in OG&A.

OG&A expenses, as a percentage of sales, were 15.82% in 2014, 15.45% in 2013 and 15.37% in 2012. The increase in OG&A expenses, as a percentage of sales, in 2014, compared to 2013, resulted primarily from the 2014 Contributions, expenses related to commitments and withdrawal liabilities arising from restructuring of certain pension plan agreements to help stabilize associates future pension benefits, the effect of fuel, the effect of our merger with Harris Teeter and increases in credit card fees and incentive plan costs, as a percentage of sales, partially offset by increased supermarket sales growth, productivity improvements and effective cost controls at the store level. Retail fuel sales lower our OG&A rate due to the very low OG&A rate, as a percentage of sales, of retail fuel sales compared to non-fuel sales. The merger with Harris Teeter, which closed late in fiscal year 2013, increased our OG&A rate, as a percentage of sales, since Harris Teeter has a higher OG&A rate as compared to the total Company without Harris Teeter. The increase in OG&A rate in 2013, compared to 2012, resulted primarily from the 2012 settlement with Visa and MasterCard and a reduction in our obligation to fund the UFCW Consolidated Pension Plan created in January 2012, the effect of fuel and increased incentive plan costs, as a percentage of sales, offset partially by increased identical supermarket sales growth, productivity improvements and effective cost controls at the store level.

Our retail fuel operations reduce our overall OG&A rate, as a percentage of sales, due to the very low OG&A rate on retail fuel sales as compared to non-fuel sales. OG&A expenses, as a percentage of sales excluding fuel, the 2014 Contributions and the 2014 Adjusted Items, decreased 19 basis points in 2014, compared to 2013, adjusted for the 2013 Adjusted Items. The decrease in our adjusted OG&A rate in 2014, compared to 2013, resulted primarily from increased supermarket sales growth, productivity improvements and effective cost controls at the store level, offset partially by the effect of our merger with Harris Teeter and increases in credit card fees and incentive plan costs, as a percentage of sales. OG&A expenses, as a percentage of sales excluding fuel and the 2013 Adjusted Items, decreased 17 basis points in 2013, compared to 2012, adjusted for the 2012 Adjusted Items. The decrease in our adjusted OG&A rate in 2013, compared to 2012, resulted primarily from increased identical supermarket sales growth, productivity improvements and effective cost controls at the store level, offset partially by increased incentive plan costs, as a percentage of sales.

Rent Expense

Rent expense was $707 million in 2014, compared to $613 million in 2013 and $628 million in 2012. Rent expense, as a percentage of sales, was 0.65% in 2014, compared to 0.62% in 2013 and 0.65% in 2012. The increase in rent expense, as a percentage of sales, in 2014, compared to 2013, is due to the effect of our merger with Harris Teeter, partially offset by our continued emphasis to own rather than lease, whenever possible, and the benefit of increased sales. The merger with Harris Teeter, which closed late in fiscal year 2013, increased rent expense, as a percentage of sales, since Harris Teeter has a higher rent expense rate compared to the total Company without Harris Teeter. The decrease in rent expense, as a percentage of sales, in 2013, compared to 2012, is due to our continued emphasis to own rather than lease, whenever possible, and the benefit of increased sales.

Depreciation and Amortization Expense

Depreciation and amortization expense was $1.9 billion, compared to $1.7 billion in 2013 and 2012. Depreciation and amortization expense, as a percentage of sales, was 1.80% in 2014, 1.73% in 2013 and 1.71% in 2012. The increase in depreciation and amortization expense for 2014, compared to 2013, in total dollars, was due to the effect of our merger with Harris Teeter and our increased spending in capital investments, including acquisitions and lease buyouts, of $3.1 billion in 2014. The increase in depreciation and amortization expense, as a percentage of sales, from 2014, compared to 2013, is primarily due to the effect of our merger with Harris Teeter and our increased spending in capital investments, partially offset by increased supermarket sales. The merger with Harris Teeter, which closed late in fiscal year 2013, increased our depreciation and amortization expense, as a percentage of sales, since Harris Teeter has a higher depreciation expense rate as compared to the total Company without Harris Teeter. The increase in depreciation and amortization expense, as a percentage of sales, from 2013, compared to 2012, is primarily the result of increased spending in capital investments, partially offset by increases in supermarket sales and the Extra Week.

Operating Profit and Adjusted FIFO Operating Profit

Operating profit was $3.1 billion in 2014, $2.7 billion in 2013 and $2.8 billion in 2012. Operating profit, as a percentage of sales, was 2.89% in 2014, 2.77% in 2013 and 2.86% in 2012. Operating profit, as a percentage of sales, increased 12 basis points in 2014, compared to 2013, primarily from the effect of our merger with Harris Teeter, an increase in fuel gross margin rate and a reduction in warehouse and transportation costs, rent and depreciation and amortization expenses, as a percentage of sales, partially offset by continued investments in lower prices for our customers and an increase in the LIFO charge, as a percentage of sales. Operating profit, as a percentage of sales, decreased 9 basis points in 2013, compared to 2012, primarily from continued investments in lower prices for our customers, the 2012 settlement with Visa and MasterCard and the reduction in our obligation to fund the UFCW Consolidated Pension Plan created in January 2012 and increased shrink and advertising costs, as a percentage of sales, partially offset by productivity improvements, effective cost controls at store level and a reduction in rent expense, as a percentage of sales.

We calculate FIFO operating profit as operating profit excluding the LIFO charge. FIFO operating profit is a non-GAAP financial measure and should not be considered as an alternative to operating profit or any other GAAP measure of performance. FIFO operating profit should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP. FIFO operating profit is an important measure used by management to evaluate operational effectiveness. Management believes FIFO operating profit is a useful metric to investors and analysts because it measures our day-to-day merchandising and operational effectiveness. Since fuel discounts are earned based on in-store purchases, fuel operating profit does not include fuel discounts, which are allocated to our in-store supermarket location departments. We also derive OG&A, rent and depreciation and amortization expenses through the use of estimated allocations in the calculation of fuel operating profit.

FIFO operating profit was $3.3 billion in 2014 and $2.8 billion in 2013 and 2012. Excluding the Extra Week in 2012, FIFO operating profit was $2.7 billion. FIFO operating profit, as a percentage of sales, was 3.03% in 2014, 2.82% in 2013 and 2.92% in 2012. FIFO operating profit, as a percentage of sales excluding the Extra Week in 2012, was 2.87%. FIFO operating profit, excluding the 2014, 2013 and 2012 Adjusted Items and the 2014 Contributions, was $3.5 billion in 2014, $2.8 billion in 2013 and $2.6 billion in 2012. FIFO operating profit, as a percentage of sales excluding the 2014, 2013 and 2012 Adjusted Items and the 2014 Contributions, was 3.24% in 2014, 2.84% in 2013 and 2.75% in 2012.

Retail fuel sales lower our overall FIFO operating profit rate due to the very low FIFO operating profit rate, as a percentage of sales, of retail fuel sales compared to non-fuel sales. FIFO operating profit, as a percentage of sales excluding fuel, the 2014 Contributions and the 2014 Adjusted Items, increased 10 basis points in 2014, compared to 2013, adjusted for the 2013 Adjusted Items. The increase in our adjusted FIFO operating profit rate in 2014, compared to 2013, was primarily due to the effect of our merger with Harris Teeter and a reduction in warehouse and transportation costs, improvements in OG&A, rent and depreciation and amortization expense, as a percentage of sales, partially offset by continued investments in lower prices for our customers. FIFO operating profit, as a percentage of sales excluding fuel and the 2013 Adjusted Items, increased 11 basis points in 2013, compared to 2012, adjusted for the 2012 Adjusted Items. The increase in our adjusted FIFO operating profit rate in 2013, compared to 2012, was primarily due to improvements in OG&A and rent expenses, as a percentage of sales, offset partially by continued investments in lower prices for our customers and increased shrink and advertising costs, as a percentage of sales.

Interest Expense

Interest expense totaled $488 million in 2014, $443 million in 2013 and $462 million in 2012. The increase in interest expense in 2014, compared to 2013, resulted primarily from an increase in net total debt, primarily due to financing the merger with Harris Teeter and repurchases of our outstanding common shares. The decrease in interest expense in 2013, compared to 2012, resulted primarily from a lower weighted average interest rate, offset partially by a decrease in the net benefit from interest rate swaps and the Extra Week.

Income Taxes

Our effective income tax rate was 34.1% in 2014, 32.9% in 2013 and 34.5% in 2012. The 2014 and 2013 tax rates differed from the federal statutory rate primarily as a result of the utilization of tax credits, the Domestic Manufacturing Deduction and other changes, partially offset by the effect of state income taxes. The 2013 benefit from the Domestic Manufacturing deduction was greater than 2014 and 2012 due to the amendment of prior years’ tax returns to claim additional benefit available in years still under review by the Internal Revenue Service. The 2012 tax rate differed from the federal statutory rate primarily as a result of the utilization of tax credits, the favorable resolution of certain tax issues and other changes, partially offset by the effect of state income taxes.

COMMON SHARE REPURCHASE PROGRAMS

We maintain share repurchase programs that comply with Rule 10b5-1 of the Securities Exchange Act of 1934 and allow for the orderly repurchase of our common shares, from time to time. We made open market purchases of our common shares totaling $1.1 billion in 2014, $338 million in 2013 and $1.2 billion in 2012 under these repurchase programs. In addition to these repurchase programs, we also repurchase common shares to reduce dilution resulting from our employee stock option plans. This program is solely funded by proceeds from stock option exercises, and the tax benefit from these exercises. We repurchased approximately $155 million in 2014, $271 million in 2013 and $96 million in 2012 of our common shares under the stock option program.

The shares repurchased in 2014 were acquired under three separate share repurchase programs. The first is a $500 million repurchase program that was authorized by our Board of Directors on October 16, 2012. The second is a $1 billion repurchase program that was authorized by our Board of Directors on March 13, 2014, that replaced the first referenced program. The third is a program that uses the cash proceeds from the exercises of stock options by participants in our stock option and long-term incentive plans as well as the associated tax benefits. On June 26, 2014, we announced a new $500 million share repurchase program that was authorized by our Board of Directors, replacing the $1 billion repurchase program that was authorized by our Board of Directors on March 13, 2014. As of January 31, 2015, we have not repurchased any shares utilizing the June 26, 2014 repurchase program.

CAPITAL INVESTMENTS

Capital investments, including changes in construction-in-progress payables and excluding acquisitions and the purchase of leased facilities, totaled $2.8 billion in 2014, $2.3 billion in 2013 and $2.0 billion in 2012. Capital investments for acquisitions totaled $252 million in 2014, $2.3 billion in 2013 and $122 million in 2012. Payments for acquisitions of $2.3 billion in 2013 relate to our merger with Harris Teeter. Refer to Note 2 to the Consolidated Financial Statements for more information on the merger with Harris Teeter. Capital investments for the purchase of leased facilities totaled $135 million in 2014, $108 million in 2013 and $73 million in 2012. The table below shows our supermarket storing activity and our total food store square footage:

Supermarket Storing Activity

	2014	2013	2012
Beginning of year	2,640	2,424	2,435
Opened	33	17	18
Opened (relocation)	13	7	7
Acquired	—	227	—
Closed (operational)	(48)	(28)	(29)
Closed (relocation)	(13)	(7)	(7)
End of year	2,625	2,640	2,424
Total food store square footage (in millions)	162	161	149

RETURN ON INVESTED CAPITAL

We calculate return on invested capital (“ROIC”) by dividing adjusted operating profit for the prior four quarters by the average invested capital. Adjusted operating profit is calculated by excluding certain items included in operating profit, and adding our LIFO charge, depreciation and amortization and rent. Average invested capital is calculated as the sum of (i) the average of our total assets, (ii) the average LIFO reserve, (iii) the average accumulated depreciation and amortization and (iv) a rent factor equal to total rent for the last four quarters multiplied by a factor of eight; minus (i) the average taxes receivable, (ii) the average trade accounts payable, (iii) the average accrued salaries and wages and (iv) the average other current liabilities. Averages are calculated for return on invested capital by adding the beginning balance of the first quarter and the ending balance of the fourth quarter, of the last four quarters, and dividing by two. We use a factor of eight for our total rent as we believe this is a common factor used by our investors and analysts. ROIC is a non-GAAP financial measure of performance. ROIC should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP. ROIC is an important measure used by management to evaluate our investment returns on capital. Management believes ROIC is a useful metric to investors and analysts because it measures how effectively we are deploying our assets. All items included in the calculation of ROIC are GAAP measures, excluding certain adjustments to operating profit.

Although ROIC is a relatively standard financial term, numerous methods exist for calculating a company’s ROIC. As a result, the method used by our management to calculate ROIC may differ from methods other companies use to calculate their ROIC. We urge you to understand the methods used by other companies to calculate their ROIC before comparing our ROIC to that of such other companies.

The following table provides a calculation of ROIC for 2014 and 2013. The calculation of the numerator in the table below only includes Harris Teeter in 2014. The calculation of the denominator excludes the assets and liabilities recorded as of February 1, 2014 for Harris Teeter due to the merger being completed at the end of 2013 ($ in millions):

	January 31,	February 1,
	2015	2014
Return on Invested Capital
Numerator
Operating profit	$3,137	$2,725
LIFO charge	147	52
Depreciation and amortization	1,948	1,703
Rent	707	613
Adjustments for pension plan agreements	87	—
Other	—	16
Adjusted operating profit	$6,026	$5,109

Denominator
Average total assets	$29,919	$26,958
Average taxes receivable (1)	(19)	(10)
Average LIFO reserve	1,197	1,124
Average accumulated depreciation and amortization	16,057	14,991
Average trade accounts payable	(4,967)	(4,683)
Average accrued salaries and wages	(1,221)	(1,084)
Average other current liabilities (2)	(2,780)	(2,544)
Adjustment for Harris Teeter (3)	—	(1,618)
Rent x 8	5,656	4,904
Average invested capital	$43,842	$38,038
Return on Invested Capital	13.74%	13.43%
____________________

(1)	Taxes receivable were $20 as of January 31, 2015, $18 as of February 1, 2014 and $2 as of February 2, 2013.
(2)	Other current liabilities included accrued income taxes of $5 as of January 31, 2015, $92 as of February 1, 2014 and $128 as of February 2, 2013. Accrued income taxes are removed from other current liabilities in the calculation of average invested capital.
(3)	Harris Teeter’s invested capital has been excluded from the calculation for 2013 due to the merger being completed at the end of 2013.

CRITICAL ACCOUNTING POLICIES

We have chosen accounting policies that we believe are appropriate to report accurately and fairly our operating results and financial position, and we apply those accounting policies in a consistent manner. Our significant accounting policies are summarized in Note 1 to the Consolidated Financial Statements.

The preparation of financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, and related disclosures of contingent assets and liabilities. We base our estimates on historical experience and other factors we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results could differ from those estimates.

We believe that the following accounting policies are the most critical in the preparation of our financial statements because they involve the most difficult, subjective or complex judgments about the effect of matters that are inherently uncertain.

Self-Insurance Costs

We primarily are self-insured for costs related to workers’ compensation and general liability claims. The liabilities represent our best estimate, using generally accepted actuarial reserving methods, of the ultimate obligations for reported claims plus those incurred but not reported for all claims incurred through January 31, 2015. We establish case reserves for reported claims using case-basis evaluation of the underlying claim data and we update as information becomes known.

For both workers’ compensation and general liability claims, we have purchased stop-loss coverage to limit our exposure to any significant exposure on a per claim basis. We are insured for covered costs in excess of these per claim limits. We account for the liabilities for workers’ compensation claims on a present value basis utilizing a risk-adjusted discount rate. A 25 basis point decrease in our discount rate would increase our liability by approximately $2 million. General liability claims are not discounted.

The assumptions underlying the ultimate costs of existing claim losses are subject to a high degree of unpredictability, which can affect the liability recorded for such claims. For example, variability in inflation rates of health care costs inherent in these claims can affect the amounts realized. Similarly, changes in legal trends and interpretations, as well as a change in the nature and method of how claims are settled can affect ultimate costs. Our estimates of liabilities incurred do not anticipate significant changes in historical trends for these variables, and any changes could have a considerable effect on future claim costs and currently recorded liabilities.

Impairments of Long-Lived Assets

We monitor the carrying value of long-lived assets for potential impairment each quarter based on whether certain triggering events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a triggering event occurs, we perform an impairment calculation, comparing projected undiscounted cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If we identify impairment for long-lived assets to be held and used, we compare the assets’ current carrying value to the assets’ fair value. Fair value is determined based on market values or discounted future cash flows. We record impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for disposal, we adjust the value of the property and equipment to reflect recoverable values based on our previous efforts to dispose of similar assets and current economic conditions. We recognize impairment for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. We recorded asset impairments in the normal course of business totaling $37 million in 2014, $39 million in 2013 and $18 million in 2012. We record costs to reduce the carrying value of long-lived assets in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

The factors that most significantly affect the impairment calculation are our estimates of future cash flows. Our cash flow projections look several years into the future and include assumptions on variables such as inflation, the economy and market competition. Application of alternative assumptions and definitions, such as reviewing long-lived assets for impairment at a different level, could produce significantly different results.

Goodwill

Our goodwill totaled $2.3 billion as of January 31, 2015. We review goodwill for impairment in the fourth quarter of each year, and also upon the occurrence of triggering events. We perform reviews of each of our operating divisions and variable interest entities (collectively, “reporting units”) that have goodwill balances. Fair value is determined using a multiple of earnings, or discounted projected future cash flows, and we compare fair value to the carrying value of a reporting unit for purposes of identifying potential impairment. We base projected future cash flows on management’s knowledge of the current operating environment and expectations for the future. If we identify potential for impairment, we measure the fair value of a reporting unit against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill. We recognize goodwill impairment for any excess of the carrying value of the reporting unit’s goodwill over the implied fair value.

In 2014, goodwill increased $160 million due to our merger with Vitacost.com which closed on August 18, 2014. In addition, goodwill increased $9 million in 2014 and $901 million in 2013 due to our merger with Harris Teeter which closed on January 28, 2014. For additional information related to the allocation of the purchase price for Vitacost.com and Harris Teeter, refer to Note 2 to the Consolidated Financial Statements.

The annual evaluation of goodwill performed for our other reporting units during the fourth quarter of 2014, 2013 and 2012 did not result in impairment. Based on current and future expected cash flows, we believe goodwill impairments are not reasonably likely. A 10% reduction in fair value of our reporting units would not indicate a potential for impairment of our goodwill balance.

For additional information relating to our results of the goodwill impairment reviews performed during 2014, 2013 and 2012 see Note 3 to the Consolidated Financial Statements.

The impairment review requires the extensive use of management judgment and financial estimates. Application of alternative estimates and assumptions, such as reviewing goodwill for impairment at a different level, could produce significantly different results. The cash flow projections embedded in our goodwill impairment reviews can be affected by several factors such as inflation, business valuations in the market, the economy and market competition.

Store Closing Costs

We provide for closed store liabilities on the basis of the present value of the estimated remaining non-cancellable lease payments after the closing date, net of estimated subtenant income. We estimate the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. We usually pay closed store lease liabilities over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. We make adjustments for changes in estimates in the period in which the change becomes known. We review store closing liabilities quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs is adjusted to earnings in the proper period.

We estimate subtenant income, future cash flows and asset recovery values based on our experience and knowledge of the market in which the closed store is located, our previous efforts to dispose of similar assets and current economic conditions. The ultimate cost of the disposition of the leases and the related assets is affected by current real estate markets, inflation rates and general economic conditions.

We reduce owned stores held for disposal to their estimated net realizable value. We account for costs to reduce the carrying values of property, equipment and leasehold improvements in accordance with our policy on impairment of long-lived assets. We classify inventory write-downs in connection with store closings, if any, in “Merchandise costs.” We expense costs to transfer inventory and equipment from closed stores as they are incurred.

Post-Retirement Benefit Plans

We account for our defined benefit pension plans using the recognition and disclosure provisions of GAAP, which require the recognition of the funded status of retirement plans on the Consolidated Balance Sheet. We record, as a component of Accumulated Other Comprehensive Income (“AOCI”), actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized.

The determination of our obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent upon our selection of assumptions used by actuaries in calculating those amounts. Those assumptions are described in Note 15 to the Consolidated Financial Statements and include, among others, the discount rate, the expected long-term rate of return on plan assets, mortality and the rate of increases in compensation and health care costs. Actual results that differ from our assumptions are accumulated and amortized over future periods and, therefore, generally affect our recognized expense and recorded obligation in future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions, including the discount rate used and the expected return on plan assets, may materially affect our pension and other post-retirement obligations and our future expense. Note 15 to the Consolidated Financial Statements discusses the effect of a 1% change in the assumed health care cost trend rate on other post-retirement benefit costs and the related liability.

The objective of our discount rate assumptions was intended to reflect the rates at which the pension benefits could be effectively settled. In making this determination, we take into account the timing and amount of benefits that would be available under the plans. Our methodology for selecting the discount rates was to match the plan’s cash flows to that of a hypothetical bond portfolio whose cash flow from coupons and maturities match the plan’s projected benefit cash flows. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 3.87% and 3.74% discount rates as of year-end 2014 for pension and other benefits, respectively, represents the hypothetical bond portfolio using bonds with an AA or better rating constructed with the assistance of an outside consultant. We utilized a discount rate of 4.99% and 4.68% as of year-end 2013 for pension and other benefits, respectively. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of January 31, 2015, by approximately $500 million.

To determine the expected rate of return on pension plan assets held by Kroger for 2014, we considered current and forecasted plan asset allocations as well as historical and forecasted rates of return on various asset categories. In 2014, we decreased our assumed pension plan investment return rate to 7.44%, compared to 8.50% in 2013 and 2012. Our pension plan’s average rate of return was 7.58% for the 10 calendar years ended December 31, 2014, net of all investment management fees and expenses. The value of all investments in our Company-sponsored defined benefit pension plans during the calendar year ending December 31, 2014, net of investment management fees and expenses, increased 5.65%. For the past 20 years, our average annual rate of return has been 9.58%. Based on the above information and forward looking assumptions for investments made in a manner consistent with our target allocations, we believe a 7.44% rate of return assumption is reasonable for 2014. See Note 15 to the Consolidated Financial Statements for more information on the asset allocations of pension plan assets.

On January 31, 2015, we adopted new mortality tables based on mortality experience and assumptions for generational mortality improvement in calculating our 2014 year end pension obligation. The tables assume an improvement in life expectancy and increase our benefit obligation and future expenses. We used the RP-2000 projected 2021 mortality table in calculating our 2013 year end pension obligation and 2014, 2013 and 2012 pension expense.

Sensitivity to changes in the major assumptions used in the calculation of Kroger’s pension plan liabilities is illustrated below (in millions).

Projected Benefit
	Percentage	Obligation	Expense
	Point Change	Decrease/(Increase)	Decrease/(Increase)
Discount Rate	+/- 1.0%	$500/(613)	$30/($40)
Expected Return on Assets	+/- 1.0%	—	$31/($31)

In 2014, we did not contribute to our Company-sponsored defined benefit plans and do not expect to make any contributions to this plan in 2015. We contributed $100 million in 2013 and $71 million in 2012 to our Company-sponsored defined benefit pension plans. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of contributions.

We contributed and expensed $177 million in 2014, $148 million in 2013 and $140 million in 2012 to employee 401(k) retirement savings accounts. The increase in 2014 is due to the effect of our merger with Harris Teeter. The 401(k) retirement savings account plans provide to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, plan compensation, and length of service.

Multi-Employer Pension Plans

We contribute to various multi-employer pension plans, including the UFCW Consolidated Pension Plan, based on obligations arising from collective bargaining agreements. We are designated as the named fiduciary of the UFCW Consolidated Pension Plan and have sole investment authority over these assets. These multi-employer pension plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

In the first quarter of 2014, we incurred a charge of $56 million (after-tax) related to commitments and withdrawal liabilities associated with the restructuring of pension plan agreements, of which $15 million was contributed to the UFCW Consolidated Pension Plan in 2014. We are required to contribute an additional $75 million over the next four years related to the restructuring of these pension plan agreements.

We recognize expense in connection with these plans as contributions are funded or, in the case of the UFCW Consolidated Pension Plan, when commitments are made, in accordance with GAAP. We made cash contributions to these plans of $297 million in 2014, $228 million in 2013 and $492 million in 2012. The cash contributions for 2012 include our $258 million contribution to the UFCW Consolidated Pension Plan in the fourth quarter of 2012.

Based on the most recent information available to us, we believe that the present value of actuarially accrued liabilities in most of the multi-employer plans to which we contribute substantially exceeds the value of the assets held in trust to pay benefits. We have attempted to estimate the amount by which these liabilities exceed the assets, (i.e., the amount of underfunding), as of December 31, 2014. Because we are only one of a number of employers contributing to these plans, we also have attempted to estimate the ratio of our contributions to the total of all contributions to these plans in a year as a way of assessing our “share” of the underfunding. Nonetheless, the underfunding is not a direct obligation or liability of ours or of any employer except as noted above. As of December 31, 2014, we estimate that our share of the underfunding of multi-employer plans to which we contribute was $1.8 billion, pre-tax, or $1.2 billion, after-tax. This represents an increase in the estimated amount of underfunding of approximately $200 million, pre-tax, or $130 million, after-tax, as of December 31, 2014, compared to December 31, 2013. The increase in the amount of underfunding is attributable to lower than expected returns on the assets held in the multi-employer plans during 2014. Our estimate is based on the most current information available to us including actuarial evaluations and other data (that include the estimates of others), and such information may be outdated or otherwise unreliable.

We have made and disclosed this estimate not because, except as noted above, this underfunding is a direct liability of ours. Rather, we believe the underfunding is likely to have important consequences. In 2015, we expect to contribute approximately $250 million to multi-employer pension plans, subject to collective bargaining and capital market conditions. We expect increases in expense as a result of increases in multi-employer pension plan contributions over the next few years. Finally, underfunding means that, in the event we were to exit certain markets or otherwise cease making contributions to these funds, we could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated, in accordance with GAAP.

The amount of underfunding described above is an estimate and could change based on contract negotiations, returns on the assets held in the multi-employer plans and benefit payments. The amount could decline, and our future expense would be favorably affected, if the values of the assets held in the trust significantly increase or if further changes occur through collective bargaining, trustee action or favorable legislation. On the other hand, our share of the underfunding could increase and our future expense could be adversely affected if the asset values decline, if employers currently contributing to these funds cease participation or if changes occur through collective bargaining, trustee action or adverse legislation. We continue to evaluate our potential exposure to under-funded multi-employer pension plans. Although these liabilities are not a direct obligation or liability of ours, any commitments to fund certain multi-employer plans will be expensed when our commitment is probable and an estimate can be made.

See Note 16 to the Consolidated Financial Statements for more information relating to our participation in these multi-employer pension plans.

Uncertain Tax Positions

We review the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in our Consolidated Financial Statements. Refer to Note 5 to the Consolidated Financial Statements for the amount of unrecognized tax benefits and other disclosures related to uncertain tax positions.

Various taxing authorities periodically audit our income tax returns. These audits include questions regarding our tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, we record allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 31, 2015, the Internal Revenue Service had concluded its examination of our 2008 and 2009 federal tax returns. Tax years 2010 through 2013 remain under examination.

The assessment of our tax position relies on the judgment of management to estimate the exposures associated with our various filing positions.

Share-Based Compensation Expense

We account for stock options under the fair value recognition provisions of GAAP. Under this method, we recognize compensation expense for all share-based payments granted. We recognize share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, we record expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the award restrictions lapse.

Inventories

Inventories are stated at the lower of cost (principally on a LIFO basis) or market. In total, approximately 95% of inventories in 2014 and 2013 were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the FIFO method. Replacement cost was higher than the carrying amount by $1.2 billion at January 31, 2015 and February 1, 2014. We follow the Link-Chain, Dollar-Value LIFO method for purposes of calculating our LIFO charge or credit.

We follow the item-cost method of accounting to determine inventory cost before the LIFO adjustment for substantially all store inventories at our supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory. In addition, substantially all of our inventory consists of finished goods and is recorded at actual purchase costs (net of vendor allowances and cash discounts).

We evaluate inventory shortages throughout the year based on actual physical counts in our facilities. We record allowances for inventory shortages based on the results of recent physical counts to provide for estimated shortages from the last physical count to the financial statement date.

Vendor Allowances

We recognize all vendor allowances as a reduction in merchandise costs when the related product is sold. In most cases, vendor allowances are applied to the related product cost by item, and therefore reduce the carrying value of inventory by item. When it is not practicable to allocate vendor allowances to the product by item, we recognize vendor allowances as a reduction in merchandise costs based on inventory turns and as the product is sold. We recognized approximately $6.9 billion in 2014 and $6.2 billion in 2013 and 2012 of vendor allowances as a reduction in merchandise costs. We recognized approximately 93% of all vendor allowances in the item cost with the remainder being based on inventory turns.

Recently Adopted Accounting Standards

In February 2013, the Financial Accounting Standards Board (“FASB”) amended its standards on comprehensive income by requiring disclosure of information about amounts reclassified out of AOCI by component. Specifically, the amendment requires disclosure of the effect of significant reclassifications out of AOCI on the respective line items in net income in which the item was reclassified if the amount being reclassified is required to be reclassified to net income in its entirety in the same reporting period. It requires cross reference to other disclosures that provide additional detail for amounts that are not required to be reclassified in their entirety in the same reporting period. This new disclosure became effective for us beginning February 3, 2013, and was adopted prospectively in accordance with the standard. See Note 9 to the Consolidated Financial Statements for our disclosures related to this amended standard.

In July 2013, the FASB amended Accounting Standards Codification 740, “Income Taxes.” The amendment provides guidance on the financial statement presentation of an unrecognized tax benefit, as either a reduction of a deferred tax asset or as a liability, when a net operating loss carryforward, similar tax loss, or a tax credit carryforward exists. This amendment became effective for us beginning February 2, 2014, and was adopted prospectively in accordance with the standard. The adoption of this amendment did not have an effect on net income and did not have a significant effect on the Consolidated Balance Sheets.

Recently Issued Accounting Standards

In May 2014, FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers”, which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This guidance will be effective for us in the first quarter of its fiscal year ending January 27, 2018. Early adoption is not permitted. We are currently in the process of evaluating the effect of adoption of this ASU on the Consolidated Financial Statements.

Liquidity and Capital Resources

Cash Flow Information

Net cash provided by operating activities

We generated $4.2 billion of cash from operations in 2014, compared to $3.6 billion in 2013 and $3.0 billion in 2012. The cash provided by operating activities came from net earnings including non-controlling interests adjusted primarily for non-cash expenses of depreciation and amortization, the LIFO charge and changes in working capital. The increase in net cash provided by operating activities in 2014, compared to 2013, resulted primarily due to an increase in net earnings including non-controlling interests, which include the results of Harris Teeter, an increase in non-cash items, a reduction in contributions to Company-sponsored pension plans and changes in working capital. The increase in non-cash items in 2014, as compared to 2013, was primarily due to increases in depreciation and amortization expense and the LIFO charge.

Cash provided (used) by operating activities for changes in working capital was ($49) million in 2014, compared to $63 million in 2013 and ($211) million in 2012. The increase in cash used by operating activities for changes in working capital in 2014, compared to 2013, was primarily due to an increase in cash used for receivables and a decrease in cash provided by trade accounts payables, partially offset by an increase in cash provided by accrued expenses.

The increase in net cash provided by operating activities in 2013, compared to 2012, resulted primarily due to changes in working capital and long-term liabilities. The increase in cash provided by operating activities for changes in working capital in 2013, compared to 2012, was primarily due to a decrease in cash used for deposits in-transit, prepaid expenses and receivables. The use of cash for the payment of long-term liabilities decreased in 2013, as compared to 2012, primarily due to our funding of the remaining unfunded actuarial accrued liability for the UFCW Consolidated Pension Plan in 2012.

The amount of cash paid for income taxes increased in 2014, compared to 2013, primarily due to an increase in net earnings including non-controlling interests. The amount of cash paid for income taxes increased in 2013, compared to 2012, primarily due to additional deductions taken in 2012 related to the funding of our pension contributions and union health benefits.

Net cash used by investing activities

Cash used by investing activities was $3.1 billion in 2014, compared to $4.8 billion in 2013 and $2.2 billion in 2012. The amount of cash used by investing activities decreased in 2014, compared to 2013, due to decreased payments for acquisitions, offset primarily by increased payments for capital investments. The amount of cash used by investing activities increased in 2013, compared to 2012, due to increased payments for capital investments and acquisitions. Capital investments, including payments for lease buyouts and excluding acquisitions, were $2.8 billion in 2014, $2.3 billion in 2013 and $2.1 billion in 2012. Acquisitions were $252 million in 2014, $2.3 billion in 2013 and $122 million in 2012. The decrease in payments for acquisitions in 2014, compared to 2013, and the increase in payments for acquisitions in 2013, compared to 2012, was primarily due to our merger with Harris Teeter in 2013. Refer to the “Capital Investments” section for an overview of our supermarket storing activity during the last three years.

Net cash provided (used) by financing activities

Financing activities provided (used) cash of ($1.2) billion in 2014, $1.4 billion in 2013 and ($721) million in 2012. The increase in the amount of cash used for financing activities in 2014, compared to 2013, was primarily related to decreased proceeds from the issuance of long-term debt and increased treasury stock purchases, offset partially by decreased payments on long-term debt. The increase in cash provided by financing activities in 2013, compared to 2012, was primarily related to increased proceeds from the issuance of long-term debt, primarily to finance our merger with Harris Teeter, and a reduction in payments on long-term debt and treasury stock purchases, offset partially by net payments on our commercial paper program. Proceeds from the issuance of long-term debt were $576 million in 2014, $3.5 billion in 2013 and $863 million in 2012. Net borrowings (payments) provided from our commercial paper program were $25 million in 2014,

($395) million in 2013 and $1.3 billion in 2012. Please refer to the “Debt Management” section of MD&A for additional information. We repurchased $1.3 billion of Kroger common shares in 2014, compared to $609 million in 2013 and $1.3 billion in 2012. We paid dividends totaling $338 million in 2014, $319 million in 2013 and $267 million in 2012.

Debt Management

Total debt, including both the current and long-term portions of capital lease and lease-financing obligations increased $346 million to $11.7 billion as of year-end 2014, compared to 2013. The increase in 2014, compared to 2013, resulted primarily from the issuance of (i) $500 million of senior notes bearing an interest rate of 2.95% and (ii) an increase in commercial paper of $25 million, partially offset by payments at maturity of $300 million of senior notes bearing an interest rate of 4.95%. The increase in financing obligations was due to partially funding our outstanding common share repurchases.

Total debt, including both the current and long-term portions of capital lease and lease-financing obligations increased $2.4 billion to $11.3 billion as of year-end 2013, compared to 2012. The increase in 2013, compared to 2012, resulted from the issuance of (i) $600 million of senior notes bearing an interest rate of 3.85%, (ii) $400 million of senior notes bearing an interest rate of 5.15%, (iii) $500 million of senior notes bearing an interest rate of 3-month London Inter-Bank Offering Rate (“LIBOR”) plus 53 basis points, (iv) $300 million of senior notes bearing an interest rate of 1.2%, (v) $500 million of senior notes bearing an interest rate of 2.3%, (vi) $700 million of senior notes bearing an interest rate of 3.3%, and (vii) $500 million of senior notes bearing an interest rate of 4.0%, offset partially by a reduction in commercial paper of $395 million and payments at maturity of $400 million of senior notes bearing an interest rate of 5.0% and $600 million of senior notes bearing an interest rate of 7.5%. This increase in financing obligations was due to partially funding our merger with Harris Teeter, refinancing our debt maturities in 2013 and replacing the senior notes that matured in the fourth quarter of 2012, offset partially by the payment at maturity of our $400 million of senior notes bearing an interest rate of 5.0%, $600 million of senior notes bearing an interest rate of 7.5% and a reduction in commercial paper of $395 million.

Liquidity Needs

We estimate our liquidity needs over the next twelve-month period to be approximately $5.2 billion, which includes anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments of debt and commercial paper, offset by cash and temporary cash investments on hand at the end of 2014. Based on current operating trends, we believe that cash flows from operating activities and other sources of liquidity, including borrowings under our commercial paper program and bank credit facility, will be adequate to meet our liquidity needs for the next twelve months and for the foreseeable future beyond the next twelve months. We have approximately $1.3 billion of commercial paper and $500 million of senior notes maturing in the next twelve months, which is included in the $5.2 billion in estimated liquidity needs. We expect to refinance this debt, in 2015, by issuing additional senior notes or commercial paper on favorable terms based on our past experience. We also currently plan to continue repurchases of common shares under the Company’s share repurchase programs. We believe we have adequate coverage of our debt covenants to continue to maintain our current debt ratings and to respond effectively to competitive conditions.

Factors Affecting Liquidity

We can currently borrow on a daily basis approximately $2.75 billion under our commercial paper (“CP”) program. At January 31, 2015, we had $1.3 billion of CP borrowings outstanding. CP borrowings are backed by our credit facility, and reduce the amount we can borrow under the credit facility. If our short-term credit ratings fall, the ability to borrow under our current CP program could be adversely affected for a period of time and increase our interest cost on daily borrowings under our CP program. This could require us to borrow additional funds under the credit facility, under which we believe we have sufficient capacity. However, in the event of a ratings decline, we do not anticipate that our borrowing capacity under our CP program would be any lower than $500 million on a daily basis. Although our ability to borrow under the credit facility is not affected by our credit rating, the interest cost on borrowings under the credit facility could be affected by an increase in our Leverage Ratio. As of March 27, 2015, we had $1.0 billion of CP borrowings outstanding. The decrease as of March 27, 2015, compared to year-end 2014, was due to applying cash from operations against our year-end CP outstanding borrowings.

Our credit facility requires the maintenance of a Leverage Ratio and a Fixed Charge Coverage Ratio (our “financial covenants”). A failure to maintain our financial covenants would impair our ability to borrow under the credit facility. These financial covenants and ratios are described below:

●

Our Leverage Ratio (the ratio of Net Debt to Consolidated EBITDA, as defined in the credit facility) was 2.06 to 1 as of January 31, 2015. If this ratio were to exceed 3.50 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired. In addition, our Applicable Margin on borrowings is determined by our Leverage Ratio.

●

Our Fixed Charge Coverage Ratio (the ratio of Consolidated EBITDA plus Consolidated Rental Expense to Consolidated Cash Interest Expense plus Consolidated Rental Expense, as defined in the credit facility) was 4.99 to 1 as of January 31, 2015. If this ratio fell below 1.70 to 1, we would be in default of our credit facility and our ability to borrow under the facility would be impaired.

Our credit agreement is more fully described in Note 6 to the Consolidated Financial Statements. We were in compliance with our financial covenants at year-end 2014.

The tables below illustrate our significant contractual obligations and other commercial commitments, based on year of maturity or settlement, as of January 31, 2015 (in millions of dollars):

	2015	2016	2017	2018	2019	Thereafter	Total
Contractual Obligations (1) (2)
Long-term debt (3)	$1,844	$1,299	$736	$1,008	$773	$5,425	$11,085
Interest on long-term debt (4)	431	405	371	335	299	2,700	4,541
Capital lease obligations	63	60	58	49	45	409	684
Operating lease obligations	837	773	699	629	554	2,877	6,369
Low-income housing obligations	1	—	—	—	—	—	1
Financed lease obligations	14	14	14	14	14	104	174
Self-insurance liability (5)	216	123	88	58	35	79	599
Construction commitments (6)	366	—	—	—	—	—	366
Purchase obligations (7)	509	116	84	45	37	44	835
Total	$4,281	$2,790	$2,050	$2,138	$1,757	$11,638	$24,654
Other Commercial Commitments
Standby letters of credit	$233	$—	$—	$—	$—	$—	$233
Surety bonds	314	—	—	—	—	—	310
Total	$547	$—	$—	$—	$—	$—	$547
____________________

(1)	The contractual obligations table excludes funding of pension and other postretirement benefit obligations, which totaled approximately $25 million in 2014. This table also excludes contributions under various multi-employer pension plans, which totaled $297 million in 2014.

(2)	The liability related to unrecognized tax benefits has been excluded from the contractual obligations table because a reasonable estimate of the timing of future tax settlements cannot be determined.

(3)	As of January 31, 2015, we had $1.3 billion of borrowings of commercial paper and no borrowings under our credit agreement.

(4)	Amounts include contractual interest payments using the interest rate as of January 31, 2015, and stated fixed and swapped interest rates, if applicable, for all other debt instruments.

(5)	The amounts included in the contractual obligations table for self-insurance liability related to workers’ compensation claims have been stated on a present value basis.

(6)	Amounts include funds owed to third parties for projects currently under construction. These amounts are reflected in other current liabilities in our Consolidated Balance Sheets.

(7)	Amounts include commitments, many of which are short-term in nature, to be utilized in the normal course of business, such as several contracts to purchase raw materials utilized in our manufacturing plants and several contracts to purchase energy to be used in our stores and manufacturing facilities. Our obligations also include management fees for facilities operated by third parties and outside service contracts. Any upfront vendor allowances or incentives associated with outstanding purchase commitments are recorded as either current or long-term liabilities in our Consolidated Balance Sheets.

As of January 31, 2015, we maintained a $2.75 billion (with the ability to increase by $750 million), unsecured revolving credit facility that, unless extended, terminates on June 30, 2019. Outstanding borrowings under the credit agreement and commercial paper borrowings, and some outstanding letters of credit, reduce funds available under the credit agreement. As of January 31, 2015, we had $1.3 billion of borrowings of commercial paper and no borrowings under our credit agreement. The outstanding letters of credit that reduce funds available under our credit agreement totaled $10 million as of January 31, 2015.

In addition to the available credit mentioned above, as of January 31, 2015, we had authorized for issuance $2 billion of securities under a shelf registration statement filed with the SEC and effective on December 13, 2013.

We also maintain surety bonds related primarily to our self-insured workers’ compensation claims. These bonds are required by most states in which we are self-insured for workers’ compensation and are placed with predominately third-party insurance providers to insure payment of our obligations in the event we are unable to meet our claim payment obligations up to our self-insured retention levels. These bonds do not represent liabilities of ours, as we already have reserves on our books for the claims costs. Market changes may make the surety bonds more costly and, in some instances, availability of these bonds may become more limited, which could affect our costs of, or access to, such bonds. Although we do not believe increased costs or decreased availability would significantly affect our ability to access these surety bonds, if this does become an issue, we would issue letters of credit, in states where allowed, against our credit facility to meet the state bonding requirements. This could increase our cost and decrease the funds available under our credit facility.

We also are contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. We could be required to satisfy obligations under the leases if any of the assignees are unable to fulfill their lease obligations. Due to the wide distribution of our assignments among third parties, and various other remedies available to us, we believe the likelihood that we will be required to assume a material amount of these obligations is remote. We have agreed to indemnify certain third-party logistics operators for certain expenses, including pension trust fund contribution obligations and withdrawal liabilities.

In addition to the above, we enter into various indemnification agreements and take on indemnification obligations in the ordinary course of business. Such arrangements include indemnities against third party claims arising out of agreements to provide services to us; indemnities related to the sale of our securities; indemnities of directors, officers and employees in connection with the performance of their work; and indemnities of individuals serving as fiduciaries on benefit plans. While our aggregate indemnification obligation could result in a material liability, we are not aware of any current matter that could result in a material liability.

Outlook

This discussion and analysis contains certain forward-looking statements about our future performance. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. Such statements are indicated by words such as “comfortable,” “committed,” “will,” “expect,” “goal,” “should,” “intend,” “target,” “believe,” “anticipate,” “plan,” and similar words or phrases. These forward-looking statements are subject to uncertainties and other factors that could cause actual results to differ materially.

Statements elsewhere in this report and below regarding our expectations, projections, beliefs, intentions or strategies are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. While we believe that the statements are accurate, uncertainties about the general economy, our labor relations, our ability to execute our plans on a timely basis and other uncertainties described below could cause actual results to differ materially.

●

We expect net earnings per diluted share in the range of $3.80-$3.90 for fiscal year 2015, which is consistent with our long-term net earnings per diluted share growth rate of 8 – 11%, growing off of 2014 adjusted net earnings of $3.52 per diluted share.

●	We expect identical supermarket sales growth, excluding fuel sales, of 3.0% -4.0% in fiscal year 2015.

●	We expect full-year FIFO non-fuel operating margin for 2015 to expand slightly compared to 2014, excluding the 2014 Adjusted Items.

●	For 2015, we expect our annualized LIFO charge to be approximately $75 million.

●	For 2015, we expect interest expense to be approximately $480 million.

●	We plan to use cash flow primarily to maintain our current investment grade debt rating, fund capital investments, fund our cash dividend and repurchase shares of common stock.

●	We expect to obtain sales growth from new square footage, as well as from increased productivity from existing locations.

●

We expect capital investments, excluding mergers, acquisitions and purchases of leased facilities, to be $3.0 - $3.3 billion. We expect total food store square footage for 2015 to grow approximately 2.0% - 2.5% before mergers, acquisitions and operational closings.

●	For 2015, we expect our effective tax rate to be approximately 35.0%, excluding the resolution of certain tax items and potential changes to tax legislation.

●	We do not anticipate goodwill impairments in 2015.

●

For 2015, we expect to contribute approximately $250 million to multi-employer pension funds. We continue to evaluate and address our potential exposure to under-funded multi-employer pension plans. Although these liabilities are not a direct obligation or liability of Kroger, any new agreements that would commit us to fund certain multi-employer plans will be expensed when our commitment is probable and an estimate can be made.

●

In 2015, we will negotiate agreements with the UFCW for store associates in Columbus, Denver, Las Vegas, Louisville, Memphis and Portland, and agreements with the Teamsters covering several distribution and manufacturing facilities. Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for solid wages and good quality, affordable health care and retirement benefits.

Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include:

●

The extent to which our sources of liquidity are sufficient to meet our requirements may be affected by the state of the financial markets and the effect that such condition has on our ability to issue commercial paper at acceptable rates. Our ability to borrow under our committed lines of credit, including our bank credit facilities, could be impaired if one or more of our lenders under those lines is unwilling or unable to honor its contractual obligation to lend to us, or in the event that natural disasters or weather conditions interfere with the ability of our lenders to lend to us. Our ability to refinance maturing debt may be affected by the state of the financial markets.

●

Our ability to use cash flow to continue to maintain our investment grade debt rating and repurchase shares, fund dividends and increase capital investments, could be affected by unanticipated increases in net total debt, our inability to generate cash flow at the levels anticipated, and our failure to generate expected earnings.

●

Our ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with us; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; our response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to our logistics operations; trends in consumer spending; the extent to which our customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; our ability to retain pharmacy sales from third party payors; consolidation in the health care industry, including pharmacy benefit managers; our ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of our future growth plans; and the successful integration of Harris Teeter. Our ability to achieve sales and earnings goals may also be affected by our ability to manage the factors identified above.

●

Our capital investments could differ from our estimate if we are unsuccessful in acquiring suitable sites for new stores, if development costs vary from those budgeted, if our logistics and technology or store projects are not completed on budget or within the time frame projected, or if economic conditions fail to improve, or worsen.

●

During the first three quarters of each fiscal year, our LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Our fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

●

If actual results differ significantly from anticipated future results for certain reporting units including variable interest entities, an impairment loss for any excess of the carrying value of the reporting units’ goodwill over the implied fair value would have to be recognized.

●	Our effective tax rate may differ from the expected rate due to changes in laws, the status of pending items with various taxing authorities, and the deductibility of certain expenses.

●

Changes in our product mix may negatively affect certain financial indicators. For example, we continue to add supermarket fuel centers to our store base. Since gasoline generates low profit margins, we expect to see our FIFO gross profit margins decline as gasoline sales increase.

We cannot fully foresee the effects of changes in economic conditions on Kroger’s business. We have assumed economic and competitive situations will not change significantly in 2015.

Other factors and assumptions not identified above could also cause actual results to differ materially from those set forth in the forward-looking information. Accordingly, actual events and results may vary significantly from those included in, contemplated or implied by forward-looking statements made by us or our representatives. We undertake no obligation to update the forward-looking information contained in this filing.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors of
The Kroger Co.

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, comprehensive income, cash flows and changes in shareholders’ equity present fairly, in all material respects, the financial position of The Kroger Co. and its subsidiaries at January 31, 2015 and February 1, 2014, and the results of their operations and their cash flows for each of the three years in the period ended January 31, 2015 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of January 31, 2015, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting appearing on page A-1. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Cincinnati, Ohio
March 31, 2015

THE KROGER CO.

Consolidated Balance Sheets

	January 31,	February 1,
(In millions, except par values)	2015	2014
ASSETS
Current assets
Cash and temporary cash investments	$268	$401
Store deposits in-transit	988	958
Receivables	1,266	1,116
FIFO inventory	6,933	6,801
LIFO reserve	(1,245)	(1,150)
Prepaid and other current assets	701	704
Total current assets	8,911	8,830
Property, plant and equipment, net	17,912	16,893
Intangibles, net	757	702
Goodwill	2,304	2,135
Other assets	672	721
Total Assets	$30,556	$29,281

LIABILITIES
Current liabilities
Current portion of long-term debt including obligations under capital leases and
financing obligations	$1,885	$1,657
Trade accounts payable	5,052	4,881
Accrued salaries and wages	1,291	1,150
Deferred income taxes	287	248
Other current liabilities	2,888	2,769
Total current liabilities	11,403	10,705
Long-term debt including obligations under capital leases and financing obligations
Face-value of long-term debt including obligations under capital leases and
financing obligations	9,771	9,654
Adjustment to reflect fair-value interest rate hedges	—	(1)
Long-term debt including obligations under capital leases and financing obligations	9,771	9,653
Deferred income taxes	1,209	1,381
Pension and postretirement benefit obligations	1,463	901
Other long-term liabilities	1,268	1,246
Total Liabilities	25,114	23,886

Commitments and contingencies (see Note 13)

SHAREHOLDERS’ EQUITY
Preferred shares, $100 par per share, 5 shares authorized and unissued	—	—
Common shares, $1 par per share, 1,000 shares authorized;
959 shares issued in 2014 and 2013	959	959
Additional paid-in capital	3,707	3,549
Accumulated other comprehensive loss	(812)	(464)
Accumulated earnings	12,367	10,981
Common stock in treasury, at cost, 472 shares in 2014 and 451 shares in 2013	(10,809)	(9,641)
Total Shareholders’ Equity - The Kroger Co.	5,412	5,384
Noncontrolling interests	30	11
Total Equity	5,442	5,395
Total Liabilities and Equity	$30,556	$29,281

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statements of Operations

Years Ended January 31, 2015, February 1, 2014 and February 2, 2013

	2014	2013	2012
(In millions, except per share amounts)	(52 weeks)	(52 weeks)	(53 weeks)
Sales	$108,465	$98,375	$96,619
Merchandise costs, including advertising, warehousing, and
transportation, excluding items shown separately below	85,512	78,138	76,726
Operating, general and administrative	17,161	15,196	14,849
Rent	707	613	628
Depreciation and amortization	1,948	1,703	1,652
Operating Profit	3,137	2,725	2,764
Interest expense	488	443	462
Earnings before income tax expense	2,649	2,282	2,302
Income tax expense	902	751	794
Net earnings including noncontrolling interests	1,747	1,531	1,508
Net earnings attributable to noncontrolling interests	19	12	11
Net earnings attributable to The Kroger Co.	$1,728	$1,519	$1,497
Net earnings attributable to The Kroger Co. per basic common share	$3.49	$2.93	$2.78
Average number of common shares used in basic calculation	490	514	533
Net earnings attributable to The Kroger Co. per diluted common share	$3.44	$2.90	$2.77
Average number of common shares used in diluted calculation	497	520	537
Dividends declared per common share	$0.70	$0.63	$0.53

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statements of Comprehensive Income

Years Ended January 31, 2015, February 1, 2014 and February 2, 2013

	2014	2013	2012
(In millions)	(52 weeks)	(52 weeks)	(53 weeks)
Net earnings including noncontrolling interests	$1,747	$1,531	$1,508
Other comprehensive income (loss)
Unrealized gain on available for sale securities, net of income tax (1)	5	5	—
Change in pension and other postretirement defined benefit plans,
net of income tax (2)	(329)	295	75
Unrealized gains and losses on cash flow hedging activities,
net of income tax (3)	(25)	(12)	13
Amortization of unrealized gains and losses on cash flow hedging
activities, net of income tax (4)	1	1	3
Total other comprehensive income (loss)	(348)	289	91
Comprehensive income	1,399	1,820	1,599
Comprehensive income attributable to noncontrolling interests	19	12	11
Comprehensive income attributable to The Kroger Co.	$1,380	$1,808	$1,588

(1)	Amount is net of tax of $3 in 2014 and 2013.
(2)	Amount is net of tax of $(193) in 2014, $173 in 2013 and $45 in 2012.
(3)	Amount is net of tax of $(14) in 2014, $(8) in 2013 and $7 in 2012.
(4)	Amount is net of tax of $1 in 2013 and $2 in 2012.

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statements of Cash Flows

Years Ended January 31, 2015, February 1, 2014 and February 2, 2013

	2014	2013	2012
(In millions)	(52 weeks)	(52 weeks)	(53 weeks)
Cash Flows From Operating Activities:
Net earnings including noncontrolling interests	$1,747	$1,531	$1,508
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	1,948	1,703	1,652
Asset impairment charge	37	39	18
LIFO charge	147	52	55
Stock-based employee compensation	155	107	82
Expense for Company-sponsored pension plans	55	74	89
Deferred income taxes	73	72	176
Other	72	47	23
Changes in operating assets and liabilities net of effects from acquisitions of businesses:
Store deposits in-transit	(27)	25	(169)
Inventories	(147)	(131)	(78)
Receivables	(141)	(8)	(126)
Prepaid and other current assets	2	(49)	(257)
Trade accounts payable	135	196	188
Accrued expenses	197	77	67
Income taxes receivable and payable	(68)	(47)	164
Contribution to Company-sponsored pension plans	—	(100)	(71)
Other	(22)	(15)	(367)
Net cash provided by operating activities	4,163	3,573	2,954
Cash Flows From Investing Activities:
Payments for property and equipment, including payments for lease buyouts	(2,831)	(2,330)	(2,062)
Proceeds from sale of assets	37	24	49
Payments for acquisitions	(252)	(2,344)	(122)
Other	(14)	(121)	(48)
Net cash used by investing activities	(3,060)	(4,771)	(2,183)
Cash Flows From Financing Activities:
Proceeds from issuance of long-term debt	576	3,548	863
Payments on long-term debt	(375)	(1,060)	(1,445)
Net borrowings (payments) of commercial paper	25	(395)	1,275
Proceeds from issuance of capital stock	110	196	110
Treasury stock purchases	(1,283)	(609)	(1,261)
Dividends paid	(338)	(319)	(267)
Other	49	—	4
Net cash provided (used) by financing activities	(1,236)	1,361	(721)
Net increase (decrease) in cash and temporary cash investments	(133)	163	50
Cash and temporary cash investments:
Beginning of year	401	238	188
End of year	$268	$401	$238
Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,831)	$(2,330)	$(2,062)
Payments for lease buyouts	135	108	73
Changes in construction-in-progress payables	(56)	(83)	(1)
Total capital investments, excluding lease buyouts	$(2,752)	$(2,305)	$(1,990)
Disclosure of cash flow information:
Cash paid during the year for interest	$477	$401	$438
Cash paid during the year for income taxes	$941	$679	$468

The accompanying notes are an integral part of the consolidated financial statements.

THE KROGER CO.

Consolidated Statement of Changes in Shareholders’ Equity

Years Ended January 31, 2015, February 1, 2014 and February 2, 2013

						Accumulated
			Additional			Other
	Common Stock		Paid-In	Treasury Stock		Comprehensive	Accumulated	Noncontrolling
(In millions, except per share amounts)	Shares	Amount	Capital	Shares	Amount	Gain (Loss)	Earnings	Interest	Total
Balances at January 28, 2012	959	$959	$3,427	398	$(8,132)	$(844)	$8,571	$(15)	$3,966
Issuance of common stock:
Stock options exercised	—	—	—	(7)	110	—	—	—	110
Restricted stock issued	—	—	(59)	(2)	40	—	—	—	(19)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	51	(1,165)	—	—	—	(1,165)
Stock options exchanged	—	—	—	5	(96)	—	—	—	(96)
Share-based employee compensation	—	—	82	—	—	—	—	—	82
Other comprehensive gain net of income
tax of $54	—	—	—	—	—	91	—	—	91
Other	—	—	1	—	6	—	—	11	18
Cash dividends declared
($0.53 per common share)	—	—	—	—	—	—	(281)	—	(281)
Net earnings including non-controlling
interests	—	—	—	—	—	—	1,497	11	1,508
Balances at February 2, 2013	959	$959	$3,451	445	$(9,237)	$(753)	$9,787	$7	$4,214
Issuance of common stock:
Stock options exercised	—	—	—	(9)	196	—	—	—	196
Restricted stock issued	—	—	(60)	(2)	26	—	—	—	(34)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	9	(338)	—	—	—	(338)
Stock options exchanged	—	—	—	8	(271)	—	—	—	(271)
Share-based employee compensation	—	—	107	—	—	—	—	—	107
Other comprehensive gain net of income tax
of $169	—	—	—	—	—	289	—	—	289
Other	—	—	51	—	(17)	—	—	(8)	26
Cash dividends declared
($0.63 per common share)	—	—	—	—	—	—	(325)	—	(325)
Net earnings including non-controlling interests	—	—	—	—	—	—	1,519	12	1,531
Balances at February 1, 2014	959	$959	$3,549	451	$(9,641)	$(464)	$10,981	$11	$5,395
Issuance of common stock:
Stock options exercised	—	—	—	(5)	110	—	—	—	110
Restricted stock issued	—	—	(91)	(2)	40	—	—	—	(51)
Treasury stock activity:
Treasury stock purchases, at cost	—	—	—	25	(1,129)	—	—	—	(1,129)
Stock options exchanged	—	—	—	3	(154)	—	—	—	(154)
Share-based employee compensation	—	—	155	—	—	—	—	—	155
Other comprehensive loss net of income tax
of $(204)	—	—	—	—	—	(348)	—	—	(348)
Other	—	—	94	—	(35)	—	—	—	59
Cash dividends declared
($0.70 per common share)	—	—	—	—	—	—	(342)	—	(342)
Net earnings including non-controlling interests	—	—	—	—	—	—	1,728	19	1,747
Balances at January 31, 2015	959	$959	$3,707	472	$(10,809)	$(812)	$12,367	$30	$5,442

The accompanying notes are an integral part of the consolidated financial statements.

Notes to Consolidated Financial Statements

All amounts in the Notes to Consolidated Financial Statements are in millions except share and per share amounts.

1. Accounting Policies

The following is a summary of the significant accounting policies followed in preparing these financial statements.

Description of Business, Basis of Presentation and Principles of Consolidation

The Kroger Co. (the “Company”) was founded in 1883 and incorporated in 1902. As of January 31, 2015, the Company was one of the largest retailers in the nation based on annual sales. The Company also manufactures and processes food for sale by its supermarkets. The accompanying financial statements include the consolidated accounts of the Company, its wholly-owned subsidiaries and the variable interest entities in which the Company is the primary beneficiary. Significant intercompany transactions and balances have been eliminated.

Fiscal Year

The Company’s fiscal year ends on the Saturday nearest January 31. The last three fiscal years consist of the 52-week periods ended January 31, 2015 and February 1, 2014 and the 53-week period ended February 2, 2013.

Pervasiveness of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities. Disclosure of contingent assets and liabilities as of the date of the consolidated financial statements and the reported amounts of consolidated revenues and expenses during the reporting period is also required. Actual results could differ from those estimates.

Inventories

Inventories are stated at the lower of cost (principally on a last-in, first-out “LIFO” basis) or market. In total, approximately 95% of inventories in 2014 and 2013 were valued using the LIFO method. Cost for the balance of the inventories, including substantially all fuel inventories, was determined using the first-in, first-out (“FIFO”) method. Replacement cost was higher than the carrying amount by $1,245 at January 31, 2015 and $1,150 at February 1, 2014. The Company follows the Link-Chain, Dollar-Value LIFO method for purposes of calculating its LIFO charge or credit.

The item-cost method of accounting to determine inventory cost before the LIFO adjustment is followed for substantially all store inventories at the Company’s supermarket divisions. This method involves counting each item in inventory, assigning costs to each of these items based on the actual purchase costs (net of vendor allowances and cash discounts) of each item and recording the cost of items sold. The item-cost method of accounting allows for more accurate reporting of periodic inventory balances and enables management to more precisely manage inventory. In addition, substantially all of the Company’s inventory consists of finished goods and is recorded at actual purchase costs (net of vendor allowances and cash discounts).

The Company evaluates inventory shortages throughout the year based on actual physical counts in its facilities. Allowances for inventory shortages are recorded based on the results of these counts to provide for estimated shortages as of the financial statement date.

Notes to Consolidated Financial Statements, Continued

Property, Plant and Equipment

Property, plant and equipment are recorded at cost or, in the case of assets acquired in a business combination, at fair value. Depreciation and amortization expense, which includes the amortization of assets recorded under capital leases, is computed principally using the straight-line method over the estimated useful lives of individual assets. Buildings and land improvements are depreciated based on lives varying from 10 to 40 years. All new purchases of store equipment are assigned lives varying from three to nine years. Leasehold improvements are amortized over the shorter of the lease term to which they relate, which varies from four to 25 years, or the useful life of the asset. Manufacturing plant and distribution center equipment is depreciated over lives varying from three to 15 years. Information technology assets are generally depreciated over five years. Depreciation and amortization expense was $1,948 in 2014, $1,703 in 2013 and $1,652 in 2012.

Interest costs on significant projects constructed for the Company’s own use are capitalized as part of the costs of the newly constructed facilities. Upon retirement or disposal of assets, the cost and related accumulated depreciation and amortization are removed from the balance sheet and any gain or loss is reflected in net earnings. Refer to Note 4 for further information regarding the Company’s property, plant and equipment.

Deferred Rent

The Company recognizes rent holidays, including the time period during which the Company has access to the property for construction of buildings or improvements and escalating rent provisions on a straight-line basis over the term of the lease. The deferred amount is included in “Other current liabilities” and “Other long-term liabilities” on the Company’s Consolidated Balance Sheets.

Goodwill

The Company reviews goodwill for impairment during the fourth quarter of each year, and also upon the occurrence of a triggering event. The Company performs reviews of each of its operating divisions and variable interest entities (collectively, “reporting units”) that have goodwill balances. Generally, fair value is determined using a multiple of earnings, or discounted projected future cash flows, and is compared to the carrying value of a reporting unit for purposes of identifying potential impairment. Projected future cash flows are based on management’s knowledge of the current operating environment and expectations for the future. If potential for impairment is identified, the fair value of a reporting unit is measured against the fair value of its underlying assets and liabilities, excluding goodwill, to estimate an implied fair value of the reporting unit’s goodwill. Goodwill impairment is recognized for any excess of the carrying value of the reporting unit’s goodwill over the implied fair value. Results of the goodwill impairment reviews performed during 2014, 2013 and 2012 are summarized in Note 3.

Impairment of Long-Lived Assets

The Company monitors the carrying value of long-lived assets for potential impairment each quarter based on whether certain triggering events have occurred. These events include current period losses combined with a history of losses or a projection of continuing losses or a significant decrease in the market value of an asset. When a triggering event occurs, an impairment calculation is performed, comparing projected undiscounted future cash flows, utilizing current cash flow information and expected growth rates related to specific stores, to the carrying value for those stores. If the Company identifies impairment for long-lived assets to be held and used, the Company compares the assets’ current carrying value to the assets’ fair value. Fair value is based on current market values or discounted future cash flows. The Company records impairment when the carrying value exceeds fair market value. With respect to owned property and equipment held for disposal, the value of the property and equipment is adjusted to reflect recoverable values based on previous efforts to dispose of similar assets and current economic conditions. Impairment is recognized for the excess of the carrying value over the estimated fair market value, reduced by estimated direct costs of disposal. The Company recorded asset impairments in the normal course of business totaling $37, $39 and

Notes to Consolidated Financial Statements, Continued

$18 in 2014, 2013 and 2012, respectively. Costs to reduce the carrying value of long-lived assets for each of the years presented have been included in the Consolidated Statements of Operations as “Operating, general and administrative” expense.

Store Closing Costs

The Company provides for closed store liabilities relating to the present value of the estimated remaining non-cancellable lease payments after the closing date, net of estimated subtenant income. The Company estimates the net lease liabilities using a discount rate to calculate the present value of the remaining net rent payments on closed stores. The closed store lease liabilities usually are paid over the lease terms associated with the closed stores, which generally have remaining terms ranging from one to 20 years. Adjustments to closed store liabilities primarily relate to changes in subtenant income and actual exit costs differing from original estimates. Adjustments are made for changes in estimates in the period in which the change becomes known. Store closing liabilities are reviewed quarterly to ensure that any accrued amount that is not a sufficient estimate of future costs is adjusted to income in the proper period.

Owned stores held for disposal are reduced to their estimated net realizable value. Costs to reduce the carrying values of property, equipment and leasehold improvements are accounted for in accordance with the Company’s policy on impairment of long-lived assets. Inventory write-downs, if any, in connection with store closings, are classified in the Consolidated Statements of Operations as “Merchandise costs.” Costs to transfer inventory and equipment from closed stores are expensed as incurred.

The following table summarizes accrual activity for future lease obligations of stores that were closed in the normal course of business and assumed in the merger with Harris Teeter Supermarkets, Inc. (“Harris Teeter”):

Future Lease
Obligations
Balance at February 2, 2013	$44
Additions	7
Payments	(9)
Other	(2)
Assumed from Harris Teeter	18
Balance at February 1, 2014	58
Additions	12
Payments	(11)
Other	(6)
Balance at January 31, 2015	$53

The current portion of the future lease obligations of stores is included in “Other current liabilities,” and the long-term portion is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

Interest Rate Risk Management

The Company uses derivative instruments primarily to manage its exposure to changes in interest rates. The Company’s current program relative to interest rate protection and the methods by which the Company accounts for its derivative instruments are described in Note 7.

Notes to Consolidated Financial Statements, Continued

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of the normal course of business. The Company’s current program relative to commodity price protection and the methods by which the Company accounts for its purchase commitments are described in Note 7.

Benefit Plans and Multi-Employer Pension Plans

The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheets. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized as part of net periodic benefit cost are required to be recorded as a component of Accumulated Other Comprehensive Income (“AOCI”). All plans are measured as of the Company’s fiscal year end.

The determination of the obligation and expense for Company-sponsored pension plans and other post-retirement benefits is dependent on the selection of assumptions used by actuaries and the Company in calculating those amounts. Those assumptions are described in Note 15 and include, among others, the discount rate, the expected long-term rate of return on plan assets, mortality and the rates of increase in compensation and health care costs. Actual results that differ from the assumptions are accumulated and amortized over future periods and, therefore, generally affect the recognized expense and recorded obligation in future periods. While the Company believes that the assumptions are appropriate, significant differences in actual experience or significant changes in assumptions may materially affect the pension and other post-retirement obligations and future expense.

The Company also participates in various multi-employer plans for substantially all union employees. Pension expense for these plans is recognized as contributions are funded. Refer to Note 16 for additional information regarding the Company’s participation in these various multi-employer plans and the United Food and Commercial Workers International Union (“UFCW”) Consolidated Pension Plan.

The Company administers and makes contributions to the employee 401(k) retirement savings accounts. Contributions to the employee 401(k) retirement savings accounts are expensed when contributed. Refer to Note 15 for additional information regarding the Company’s benefit plans.

Share Based Compensation

The Company accounts for stock options under fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. In addition, the Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying stock on the grant date of the award, over the period the awards lapse. Refer to Note 12 for additional information regarding the Company’s stock based compensation.

Deferred Income Taxes

Deferred income taxes are recorded to reflect the tax consequences of differences between the tax basis of assets and liabilities and their financial reporting basis. Refer to Note 5 for the types of differences that give rise to significant portions of deferred income tax assets and liabilities. Deferred income taxes are classified as a net current or noncurrent asset or liability based on the classification of the related asset or liability for financial reporting purposes. A deferred tax asset or liability that is not related to an asset or liability for financial reporting is classified according to the expected reversal date.

Notes to Consolidated Financial Statements, Continued

Uncertain Tax Positions

The Company reviews the tax positions taken or expected to be taken on tax returns to determine whether and to what extent a benefit can be recognized in its consolidated financial statements. Refer to Note 5 for the amount of unrecognized tax benefits and other related disclosures related to uncertain tax positions.

Various taxing authorities periodically audit the Company’s income tax returns. These audits include questions regarding the Company’s tax filing positions, including the timing and amount of deductions and the allocation of income to various tax jurisdictions. In evaluating the exposures connected with these various tax filing positions, including state and local taxes, the Company records allowances for probable exposures. A number of years may elapse before a particular matter, for which an allowance has been established, is audited and fully resolved. As of January 31, 2015, the Internal Revenue Service had concluded its examination of the Company’s 2008 and 2009 federal tax returns. Tax years 2010 through 2013 remain under examination.

The assessment of the Company’s tax position relies on the judgment of management to estimate the exposures associated with the Company’s various filing positions.

Self-Insurance Costs

The Company is primarily self-insured for costs related to workers’ compensation and general liability claims. Liabilities are actuarially determined and are recognized based on claims filed and an estimate of claims incurred but not reported. The liabilities for workers’ compensation claims are accounted for on a present value basis. The Company has purchased stop-loss coverage to limit its exposure to any significant exposure on a per claim basis. The Company is insured for covered costs in excess of these per claim limits.

The following table summarizes the changes in the Company’s self-insurance liability through January 31, 2015.

	2014	2013	2012
Beginning balance	$569	$537	$529
Expense	246	220	215
Claim payments	(216)	(215)	(207)
Assumed from Harris Teeter	—	27	—
Ending balance	599	569	537
Less: Current portion	(213)	(224)	(205)
Long-term portion	$386	$345	$332

The current portion of the self-insured liability is included in “Other current liabilities,” and the long-term portion is included in “Other long-term liabilities” in the Consolidated Balance Sheets.

The Company maintains surety bonds related to self-insured workers’ compensation claims. These bonds are required by most states in which the Company is self-insured for workers’ compensation and are placed with third-party insurance providers to insure payment of the Company’s obligations in the event the Company is unable to meet its claim payment obligations up to its self-insured retention levels. These bonds do not represent liabilities of the Company, as the Company has recorded reserves for the claim costs.

The Company is similarly self-insured for property-related losses. The Company maintains stop loss coverage to limit its property loss exposures including coverage for earthquake, wind, flood and other catastrophic events.

Revenue Recognition

Revenues from the sale of products are recognized at the point of sale. Discounts provided to customers by the Company at the time of sale, including those provided in connection with loyalty cards, are recognized as a reduction in sales as the products are sold. Discounts provided by vendors, usually in the form of paper

Notes to Consolidated Financial Statements, Continued

coupons, are not recognized as a reduction in sales provided the coupons are redeemable at any retailer that accepts coupons. The Company records a receivable from the vendor for the difference in sales price and cash received. Pharmacy sales are recorded when product is provided to the customer. Sales taxes are recorded as other accrued liabilities and not as a component of sales. The Company does not recognize a sale when it sells its own gift cards and gift certificates. Rather, it records a deferred liability equal to the amount received. A sale is then recognized when the gift card or gift certificate is redeemed to purchase the Company’s products. Gift card and certificate breakage is recognized when redemption is deemed remote and there is no legal obligation to remit the value of the unredeemed gift card. The amount of breakage has not been material for 2014, 2013 and 2012.

Merchandise Costs

The “Merchandise costs” line item of the Consolidated Statements of Operations includes product costs, net of discounts and allowances; advertising costs (see separate discussion below); inbound freight charges; warehousing costs, including receiving and inspection costs; transportation costs; and manufacturing production and operational costs. Warehousing, transportation and manufacturing management salaries are also included in the “Merchandise costs” line item; however, purchasing management salaries and administration costs are included in the “Operating, general and administrative” line item along with most of the Company’s other managerial and administrative costs. Rent expense and depreciation and amortization expense are shown separately in the Consolidated Statements of Operations.

Warehousing and transportation costs include distribution center direct wages, transportation direct wages, repairs and maintenance, utilities, inbound freight and, where applicable, third party warehouse management fees. These costs are recognized in the periods the related expenses are incurred.

The Company believes the classification of costs included in merchandise costs could vary widely throughout the industry. The Company’s approach is to include in the “Merchandise costs” line item the direct, net costs of acquiring products and making them available to customers in its stores. The Company believes this approach most accurately presents the actual costs of products sold.

The Company recognizes all vendor allowances as a reduction in merchandise costs when the related product is sold. When possible, vendor allowances are applied to the related product cost by item and, therefore, reduce the carrying value of inventory by item. When the items are sold, the vendor allowance is recognized. When it is not possible, due to systems constraints, to allocate vendor allowances to the product by item, vendor allowances are recognized as a reduction in merchandise costs based on inventory turns and, therefore, recognized as the product is sold.

Advertising Costs

The Company’s advertising costs are recognized in the periods the related expenses are incurred and are included in the “Merchandise costs” line item of the Consolidated Statements of Operations. The Company’s pre-tax advertising costs totaled $648 in 2014, $587 in 2013 and $553 in 2012. The Company does not record vendor allowances for co-operative advertising as a reduction of advertising expense.

Cash, Temporary Cash Investments and Book Overdrafts

Cash and temporary cash investments represent store cash and short-term investments with original maturities of less than three months. Book overdrafts are included in “Trade accounts payable” and “Accrued salaries and wages” in the Consolidated Balance Sheets.

Deposits In-Transit

Deposits in-transit generally represent funds deposited to the Company’s bank accounts at the end of the year related to sales, a majority of which were paid for with debit cards, credit cards and checks, to which the Company does not have immediate access but settle within a few days of the sales transaction.

Notes to Consolidated Financial Statements, Continued

Consolidated Statements of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be temporary cash investments.

The net increase (decrease) in book overdrafts previously reported in financing activities in the Consolidated Statements of Cash Flows are now reported within operating activities. Prior year amounts have been revised to the current year presentation. These revisions were not material to the prior periods.

Segments

The Company operates retail food and drug stores, multi-department stores, jewelry stores, and convenience stores throughout the United States. The Company’s retail operations, which represent over 99% of the Company’s consolidated sales and EBITDA, are its only reportable segment. The Company’s retail operating divisions have been aggregated into one reportable segment due to the operating divisions having similar economic characteristics with similar long-term financial performance. In addition, the Company’s operating divisions offer to its customers similar products, have similar distribution methods, operate in similar regulatory environments, purchase the majority of the Company’s merchandise for retail sale from similar (and in many cases identical) vendors on a coordinated basis from a centralized location, serve similar types of customers, and are allocated capital from a centralized location. The Company’s operating divisions reflect the manner in which the business is managed and how the Company’s Chief Executive Officer and Chief Operating Officer, who act as the Company’s chief operating decision makers, assess performance internally. All of the Company’s operations are domestic.

The following table presents sales revenue by type of product for 2014, 2013 and 2012.

	2014		2013		2012
	Amount	% of total	Amount	% of total	Amount	% of total
Non Perishable (1)	$54,392	50.1%	$49,229	50.0%	$48,663	50.4%
Perishable (2)	24,178	22.3%	20,625	21.0%	19,761	20.5%
Fuel	18,850	17.4%	18,962	19.3%	18,896	19.5%
Pharmacy	9,032	8.3%	8,073	8.2%	8,018	8.3%
Other (3)	2,014	1.9%	1,486	1.5%	1,281	1.3%
Total Sales and other revenue	$108,465	100.0%	$98,375	100.0%	$96,619	100.0%
____________________

(1)	Consists primarily of grocery, general merchandise, health and beauty care and natural foods.
(2)	Consists primarily of produce, floral, meat, seafood, deli and bakery.
(3)	Consists primarily of sales related to jewelry stores, manufacturing plants to outside customers, variable interest entities, a specialty pharmacy, in-store health clinics and online sales by Vitacost.com.

2. Mergers

On August 18, 2014, the Company closed its merger with Vitacost.com, Inc. (“Vitacost.com”) by purchasing 100% of the Vitacost.com outstanding common stock for $8.00 per share or $287. Vitacost.com is a leading online retailer of health and wellness products, which are sold directly to consumers through the website vitacost.com. This merger affords the Company access to Vitacost.com’s extensive e-commerce platform, which can be combined with the Company’s customer insights and loyal customer base, to create new levels of personalization and convenience for customers. The merger was accounted for under the purchase method of accounting and was financed through the issuance of commercial paper (see Note 6). In a business combination, the purchase price is allocated to assets acquired and liabilities assumed based on their fair values, with any excess of purchase price over fair value recognized as goodwill. In addition to recognizing the assets and liabilities on the acquired company’s balance sheet, the Company reviews supply contracts, leases, financial instruments, employment agreements and other significant agreements to identify potential

Notes to Consolidated Financial Statements, Continued

assets or liabilities that require recognition in connection with the application of acquisition accounting under Accounting Standards Codification (“ASC”) 805. Intangible assets are recognized apart from goodwill when the asset arises from contractual or other legal rights, or are separable from the acquired entity such that they may be sold, transferred, licensed, rented or exchanged either on a standalone basis or in combination with a related contract, asset or liability.

Pending finalization of the Company’s valuation and other items, the following table summarizes the preliminary fair values of the assets acquired and liabilities assumed as part of the merger with Vitacost.com:

August 18,
2014
ASSETS
Total current assets	$79

Property, plant and equipment	28
Intangibles	81
Total Assets, excluding Goodwill	188

LIABILITIES
Total current liabilities	(54)

Deferred income taxes	(7)
Total Liabilities	(61)
Total Identifiable Net Assets	127
Goodwill	160
Total Purchase Price	$287

Of the $81 allocated to intangible assets, the Company recorded $49, $26 and $6 related to customer relationships, technology and the trade name, respectively. The Company will amortize the technology and the trade name, using the straight line method, over 10 and three years, respectively, while the customer relationships will be amortized over five years using the declining balance method. The goodwill recorded as part of the merger was attributable to the assembled workforce of Vitacost.com and operational synergies expected from the merger, as well as any intangible assets that did not qualify for separate recognition. The transaction was treated as a stock purchase for income tax purposes. The assets acquired and liabilities assumed as part of the merger did not result in a step up of the tax basis and goodwill is not expected to be deductible for tax purposes. The above amounts represent the preliminary allocation of the purchase price, and are subject to revision when the resulting valuations of property and intangible assets are finalized, which will occur prior to August 18, 2015. The results of operations of Vitacost.com were not material in 2014.

On January 28, 2014, the Company closed its merger with Harris Teeter by purchasing 100% of the Harris Teeter outstanding common stock for $2,436. The merger allows us to expand into the fast-growing southeastern and mid-Atlantic markets and into Washington, D.C. The merger was accounted for under the purchase method of accounting and was financed through a combination of commercial paper and long-term debt (see Note 6).

The fair value step up adjustment to Harris Teeter inventory as of the merger date is recorded in the LIFO reserve. This resulted in a $52 decrease in LIFO reserve.

Notes to Consolidated Financial Statements, Continued

The Company’s purchase price allocation was finalized in the fourth quarter of 2014. The changes in the fair values assumed from the preliminary amounts determined as of February 1, 2014 were an increase in goodwill of $9, an increase in accrued salaries and wages of $13, a decrease in current deferred income tax liabilities of $4, an increase in other current liabilities of $5 and a decrease in long-term deferred income tax liabilities of $5. The table below summarizes the final fair values of the assets acquired and liabilities assumed:

January 28,
2014
ASSETS
Cash and temporary cash investments	$92
Store deposits in-transit	28
Receivables	41
FIFO inventory	426
Prepaid and other current assets	31
Total current assets	618
Property, plant and equipment	1,328
Intangibles	558
Other assets	238
Total Assets, excluding Goodwill	2,742

LIABILITIES
Current portion of long-term debt including obligations under
capital leases and financing obligations	(7)
Trade accounts payable	(202)
Accrued salaries and wages	(60)
Deferred income taxes	(16)
Other current liabilities	(164)
Total current liabilities	(449)
Fair-value of long-term debt including obligations under
capital leases and financing obligations	(252)
Deferred income taxes	(280)
Pension and postretirement benefit obligations	(98)
Other long-term liabilities	(137)
Total Liabilities	(1,216)
Total Identifiable Net Assets	1,526
Goodwill	910
Total Purchase Price	$2,436

Of the $558 allocated to intangible assets, $430 relates to the Harris Teeter trade name, to which we assigned an indefinite life and, therefore, will not be amortized. The Company also recorded $53 and $75 related to pharmacy prescription files and favorable leasehold interests, respectively. The Company will amortize the pharmacy prescription files and favorable leasehold interests over seven and 24 years, respectively. The goodwill recorded as part of the merger was attributable to the assembled workforce of Harris Teeter and operational synergies expected from the merger, as well as any intangible assets that do not qualify for separate recognition. The transaction was treated as a stock purchase for income tax purposes. The assets acquired and liabilities assumed as part of the merger did not result in a step up of the tax basis and goodwill is not expected to be deductible for tax purposes.

Notes to Consolidated Financial Statements, Continued

Pro forma results of operations, assuming the Harris Teeter transaction had taken place at the beginning of 2012 and the Vitacost.com transaction had taken place at the beginning of 2013, are included in the following table. The pro forma information includes historical results of operations of Harris Teeter and Vitacost.com and adjustments for interest expense that would have been incurred due to financing the mergers, depreciation and amortization of the assets acquired and excludes the pre-merger transaction related expenses incurred by Harris Teeter, Vitacost.com and the Company. The pro forma information does not include efficiencies, cost reductions, synergies or investments in lower prices for our customers expected to result from the mergers. The unaudited pro forma financial information is not necessarily indicative of the results that actually would have occurred had the Harris Teeter merger been completed at the beginning of 2012 or the Vitacost.com merger completed at the beginning of 2013.

	Fiscal year ended	Fiscal year ended
	January 31, 2015	February 1, 2014
Sales	$108,687	$103,584
Net earnings including noncontrolling interests	1,736	1,624
Net earnings attributable to noncontrolling interests	19	12
Net earnings attributable to The Kroger Co.	$1,717	$1,612

3.    Goodwill and Intangible Assets

The following table summarizes the changes in the Company’s net goodwill balance through January 31, 2015.

	2014	2013
Balance beginning of year
Goodwill	$4,667	$3,766
Accumulated impairment losses	(2,532)	(2,532)
	2,135	1,234
Activity during the year
Acquisitions	169	901
Balance end of year
Goodwill	4,836	4,667
Accumulated impairment losses	(2,532)	(2,532)
	$2,304	$2,135

In 2014, the Company acquired all the outstanding shares of Vitacost.com, an online retailer, resulting in additional goodwill of $160.

In 2013, the Company acquired all the outstanding shares of Harris Teeter, a supermarket retailer in southeastern and mid-Atlantic markets and Washington, D.C., resulting in additional goodwill totaling $910. Goodwill of $9 and $901 was recorded in 2014 and 2013, respectively.

See Note 2 for additional information regarding the Harris Teeter and Vitacost.com mergers.

Testing for impairment must be performed annually, or on an interim basis upon the occurrence of a triggering event or a change in circumstances that would more likely than not reduce the fair value of a reporting unit below its carrying amount. The annual evaluations of goodwill performed during the fourth quarter of 2014, 2013 and 2012 did not result in impairment.

Based on current and future expected cash flows, the Company believes goodwill impairments are not reasonably likely. A 10% reduction in fair value of the Company’s reporting units would not indicate a potential for impairment of the Company’s remaining goodwill balance.

Notes to Consolidated Financial Statements, Continued

In 2014, the Company acquired definite and indefinite lived intangible assets totaling approximately $81 as a result of the merger with Vitacost.com.

In 2013, the Company acquired definite and indefinite lived intangible assets totaling approximately $558 as a result of the merger with Harris Teeter.

The following table summarizes the Company’s intangible assets balance through January 31, 2015.

	2014		2013
	Gross carrying	Accumulated	Gross carrying	Accumulated
	amount	amortization (1)	amount	amortization (1)
Definite-lived favorable leasehold interests	$101	$(26)	$144	$(61)
Definite-lived pharmacy prescription files	98	(41)	95	(28)
Definite-lived customer relationships	87	(17)	38	(4)
Definite-lived other	74	(13)	40	(6)
Indefinite-lived trade name	430	—	430	—
Indefinite-lived liquor licenses	64	—	54	—
Total	$854	$(97)	$801	$(99)
____________________

(1)	Favorable leasehold interests are amortized to rent expense, pharmacy prescription files are amortized to merchandise costs, customer relationships are amortized to depreciation and amortization expense and other intangibles are amortized to operating, general and administrative (“OG&A”) expense and depreciation and amortization expense.

Amortization expense associated with intangible assets totaled approximately $41, $18 and $13, during fiscal years 2014, 2013 and 2012, respectively. Future amortization expense associated with the net carrying amount of definite-lived intangible assets for the years subsequent to 2014 is estimated to be approximately:

2015	$47
2016	38
2017	31
2018	28
2019	26
Thereafter	93
Total future estimated amortization associated
with definite-lived intangible assets	$263

4.	Property, Plant and Equipment, Net

Property, plant and equipment, net consists of:

	2014	2013
Land	$2,819	$2,639
Buildings and land improvements	9,639	8,848
Equipment	11,587	11,037
Leasehold improvements	8,068	7,644
Construction-in-progress	1,690	1,520
Leased property under capital leases and financing obligations	737	691
Total property, plant and equipment	34,540	32,379
Accumulated depreciation and amortization	(16,628)	(15,486)
Property, plant and equipment, net	$17,912	$16,893

Notes to Consolidated Financial Statements, Continued

Accumulated depreciation and amortization for leased property under capital leases was $332 at January 31, 2015 and $339 at February 1, 2014.

Approximately $260 and $175, net book value, of property, plant and equipment collateralized certain mortgages at January 31, 2015 and February 1, 2014, respectively.

5.	Taxes Based on Income

The provision for taxes based on income consists of:

	2014	2013	2012
Federal
Current	$847	$638	$563
Deferred	(15)	81	154
Subtotal federal	832	719	717

State and local
Current	59	42	46
Deferred	11	(10)	31
Subtotal state and local	70	32	77
Total	$902	$751	$794

A reconciliation of the statutory federal rate and the effective rate follows:

	2014	2013	2012
Statutory rate	35.0%	35.0%	35.0%
State income taxes, net of federal tax benefit	1.7%	0.9%	2.2%
Credits	(1.2)%	(1.3)%	(1.4)%
Favorable resolution of issues	(0.4)%	—	(0.5)%
Domestic manufacturing deduction	(0.7)%	(1.1)%	(0.5)%
Other changes, net	(0.3)%	(0.6)%	(0.3)%
	34.1%	32.9%	34.5%

The 2014 effective tax rate differed from the federal statutory rate primarily as a result of the utilization of tax credits, the Domestic Manufacturing Deduction and other changes, partially offset by the effect of state income taxes. The 2013 rate for state income taxes is lower than 2014 and 2012 due to an increase in state tax credits, including the benefit from filing amended returns to claim additional credits. The 2013 benefit from the Domestic Manufacturing Deduction differed from 2014 and 2012 due to additional deductions taken in 2013, as well as the amendment of prior years’ tax returns to claim the additional benefit available in years still under review by the Internal Revenue Service.

Notes to Consolidated Financial Statements, Continued

The tax effects of significant temporary differences that comprise tax balances were as follows:

	2014	2013
Current deferred tax assets:
Net operating loss and credit carryforwards	$5	$4
Compensation related costs	88	103
Other	14	15
Subtotal	107	122
Valuation allowance	(7)	(9)
Total current deferred tax assets	100	113

Current deferred tax liabilities:
Insurance related costs	(99)	(96)
Inventory related costs	(288)	(265)
Total current deferred tax liabilities	(387)	(361)
Current deferred taxes	$(287)	$(248)

Long-term deferred tax assets:
Compensation related costs	$721	$464
Lease accounting	129	115
Closed store reserves	50	54
Insurance related costs	77	66
Net operating loss and credit carryforwards	115	103
Other	2	—
Subtotal	1,094	802
Valuation allowance	(42)	(38)
Total long-term deferred tax assets	1,052	764

Long-term deferred tax liabilities:
Depreciation and amortization	(2,261)	(2,128)
Other	—	(17)
Total long-term deferred tax liabilities	(2,261)	(2,145)
Long-term deferred taxes	$(1,209)	$(1,381)

At January 31, 2015, the Company had net operating loss carryforwards for state income tax purposes of $1,286. These net operating loss carryforwards expire from 2015 through 2033. The utilization of certain of the Company’s state net operating loss carryforwards may be limited in a given year. Further, based on the analysis described below, the Company has recorded a valuation allowance against some of the deferred tax assets resulting from its state net operating losses.

At January 31, 2015, the Company had state credit carryforwards of $48, most of which expire from 2015 through 2027. The utilization of certain of the Company’s credits may be limited in a given year. Further, based on the analysis described below, the Company has recorded a valuation allowance against some of the deferred tax assets resulting from its state credits.

At January 31, 2015, the Company had federal net operating loss carryforwards of $54. The net operating loss carryforwards expire from 2030 through 2033. The utilization of certain of the Company’s federal net operating loss carryforwards may be limited in a given year. Further, based on the analysis described below, the Company has not recorded a valuation allowance against the deferred tax assets resulting from its federal net operating losses.

Notes to Consolidated Financial Statements, Continued

At January 31, 2015, the Company had federal capital loss carryforwards of $25. These capital loss carryforwards expire at the end of 2015. The utilization of certain of the Company’s capital loss carryforwards may be limited in a given year. Further, based on the analysis described below, the Company has recorded a valuation allowance against substantially all of the deferred tax assets resulting from its capital losses.

The Company regularly reviews all deferred tax assets on a tax filer and jurisdictional basis to estimate whether these assets are more likely than not to be realized based on all available evidence. This evidence includes historical taxable income, projected future taxable income, the expected timing of the reversal of existing temporary differences and the implementation of tax planning strategies. Projected future taxable income is based on expected results and assumptions as to the jurisdiction in which the income will be earned. The expected timing of the reversals of existing temporary differences is based on current tax law and the Company’s tax methods of accounting. Unless deferred tax assets are more likely than not to be realized, a valuation allowance is established to reduce the carrying value of the deferred tax asset until such time that realization becomes more likely than not. Increases and decreases in these valuation allowances are included in “Income tax expense” in the Consolidated Statements of Operations.

A reconciliation of the beginning and ending amount of unrecognized tax benefits, including positions impacting only the timing of tax benefits, is as follows:

	2014	2013	2012
Beginning balance	$325	$299	$310
Additions based on tax positions related to the current year	17	23	45
Reductions based on tax positions related to the current year	(6)	(10)	(9)
Additions for tax positions of prior years	9	17	1
Reductions for tax positions of prior years	(36)	(4)	(27)
Settlements	(63)	—	(21)
Ending balance	$246	$325	$299

The Company does not anticipate that changes in the amount of unrecognized tax benefits over the next twelve months will have a significant impact on its results of operations or financial position.

As of January 31, 2015, February 1, 2014 and February 2, 2013, the amount of unrecognized tax benefits that, if recognized, would impact the effective tax rate was $90, $98 and $70 respectively.

To the extent interest and penalties would be assessed by taxing authorities on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense. During the years ended January 31, 2015, February 1, 2014 and February 2, 2013, the Company recognized approximately $3, $10 and $(8), respectively, in interest and penalties (recoveries). The Company recorded charges for interest and penalties of approximately $30, $41 and $33 as of January 31, 2015, February 1, 2014 and February 2, 2013, respectively.

As of January 31, 2015, the Internal Revenue Service had concluded its examination of our 2008 and 2009 federal tax returns and is currently auditing tax years 2010 through 2013. The 2010 and 2011 audits are expected to be completed in 2015.

On September 13, 2013, the U.S. Department of the Treasury and Internal Revenue Service released final tangible property regulations that provide guidance on the tax treatment regarding the deduction and capitalization of expenditures related to tangible property. These regulations are effective for tax years beginning on or after January 1, 2014 and will be implemented by the Company on its 2014 tax return to be filed no later than October 15, 2015. The Company believes adoption of these regulations will not have an effect on net income and will not have a material effect on the reclassification between long-term deferred tax liabilities and current income tax liabilities.

Notes to Consolidated Financial Statements, Continued

6.	Debt Obligations

Long-term debt consists of:

	2014	2013
0.76% to 8.00% Senior notes due through 2043	$9,283	$9,083
5.00% to 12.75% Mortgages due in varying amounts through 2027	73	64
0.27% to 0.37% Commercial paper due through February 2015	1,275	1,250
Other	454	383
Total debt	11,085	10,780
Less current portion	(1,844)	(1,616)
Total long-term debt	$9,241	$9,164

In 2014, the Company issued $500 of senior notes due in fiscal year 2021 bearing an interest rate of 2.95% and repaid $300 of senior notes bearing an interest rate of 4.95% upon maturity.

In 2013, the Company issued $600 of senior notes due in fiscal year 2023 bearing an interest rate of 3.85%, $400 of senior notes due in fiscal year 2043 bearing an interest rate of 5.15%, $500 of senior notes due in fiscal year 2016 bearing an interest rate of 3-month London Inter-Bank Offering Rate (“LIBOR”) plus 53 basis points, $300 of senior notes due in fiscal year 2016 bearing an interest rate of 1.20%, $500 of senior notes due in fiscal year 2019 bearing an interest rate of 2.30%, $700 of senior notes due in fiscal year 2021 bearing an interest rate of 3.30% and $500 in senior notes due in fiscal year 2024 bearing an interest rate of 4.00%. In 2013, the Company repaid $400 of senior notes bearing an interest rate of 5.00% and $600 of senior notes bearing an interest rate of 7.50% upon their maturity.

On June 30, 2014, the Company amended, extended and restated its $2,000 unsecured revolving credit facility. The Company entered into the amended credit facility to amend, extend and restate the Company’s existing credit facility that would have terminated on January 25, 2017. The amended credit facility provides for a $2,750 unsecured revolving credit facility (the “Credit Agreement”), with a termination date of June 30, 2019, unless extended as permitted under the Credit Agreement. The Company has the ability to increase the size of the Credit Agreement by up to an additional $750, subject to certain conditions.

Borrowings under the Credit Agreement bear interest at the Company’s option, at either (i) LIBOR plus a market rate spread, based on the Company’s Leverage Ratio or (ii) the base rate, defined as the highest of (a) the Federal Funds Rate plus 0.5%, (b) the Bank of America prime rate, and (c) one-month LIBOR plus 1.0%, plus a market rate spread based on the Company’s Leverage Ratio. The Company will also pay a Commitment Fee based on the Leverage Ratio and Letter of Credit fees equal to a market rate spread based on the Company’s Leverage Ratio. The Credit Agreement contains covenants, which, among other things, require the maintenance of a Leverage Ratio of not greater than 3.50:1.00 and a Fixed Charge Coverage Ratio of not less than 1.70:1.00. The Company may repay the Credit Agreement in whole or in part at any time without premium or penalty. The Credit Agreement is not guaranteed by the Company’s subsidiaries.

As of January 31, 2015, the Company had $1,275 of borrowings of commercial paper, with a weighted average interest rate of 0.37%, and no borrowings under its Credit Agreement. In addition to the Credit Agreement, the Company maintained two uncommitted money market lines totaling $75 in the aggregate as of February 1, 2014. The money market lines allowed the Company to borrow from banks at mutually agreed upon rates, usually at rates below the rates offered under the credit agreement. As of February 1, 2014, the Company had $1,250 of borrowings of commercial paper, with a weighted average interest rate of 0.27%, and no borrowings under its Credit Agreement and money market lines.

As of January 31, 2015, the Company had outstanding letters of credit in the amount of $233, of which $10 reduces funds available under the Company’s Credit Agreement. The letters of credit are maintained primarily to support performance, payment, deposit or surety obligations of the Company.

Notes to Consolidated Financial Statements, Continued

Most of the Company’s outstanding public debt is subject to early redemption at varying times and premiums, at the option of the Company. In addition, subject to certain conditions, some of the Company’s publicly issued debt will be subject to redemption, in whole or in part, at the option of the holder upon the occurrence of a redemption event, upon not less than five days’ notice prior to the date of redemption, at a redemption price equal to the default amount, plus a specified premium. “Redemption Event” is defined in the indentures as the occurrence of (i) any person or group, together with any affiliate thereof, beneficially owning 50% or more of the voting power of the Company, (ii) any one person or group, or affiliate thereof, succeeding in having a majority of its nominees elected to the Company’s Board of Directors, in each case, without the consent of a majority of the continuing directors of the Company or (iii) both a change of control and a below investment grade rating.

The aggregate annual maturities and scheduled payments of long-term debt, as of year-end 2014, and for the years subsequent to 2014 are:

2015	$1,844
2016	1,299
2017	736
2018	1,008
2019	773
Thereafter	5,425
Total debt	$11,085

7.   Derivative Financial Instruments

GAAP defines derivatives, requires that derivatives be carried at fair value on the balance sheet, and provides for hedge accounting when certain conditions are met. The Company’s derivative financial instruments are recognized on the balance sheet at fair value. Changes in the fair value of derivative instruments designated as “cash flow” hedges, to the extent the hedges are highly effective, are recorded in other comprehensive income, net of tax effects. Ineffective portions of cash flow hedges, if any, are recognized in current period earnings. Other comprehensive income or loss is reclassified into current period earnings when the hedged transaction affects earnings. Changes in the fair value of derivative instruments designated as “fair value” hedges, along with corresponding changes in the fair values of the hedged assets or liabilities, are recorded in current period earnings. Ineffective portions of fair value hedges, if any, are recognized in current period earnings.

The Company assesses, both at the inception of the hedge and on an ongoing basis, whether derivatives used as hedging instruments are highly effective in offsetting the changes in the fair value or cash flow of the hedged items. If it is determined that a derivative is not highly effective as a hedge or ceases to be highly effective, the Company discontinues hedge accounting prospectively.

Interest Rate Risk Management

The Company is exposed to market risk from fluctuations in interest rates. The Company manages its exposure to interest rate fluctuations through the use of a commercial paper program, interest rate swaps (fair value hedges) and forward-starting interest rate swaps (cash flow hedges). The Company’s current program relative to interest rate protection contemplates hedging the exposure to changes in the fair value of fixed-rate debt attributable to changes in interest rates. To do this, the Company uses the following guidelines: (i) use average daily outstanding borrowings to determine annual debt amounts subject to interest rate exposure, (ii) limit the average annual amount subject to interest rate reset and the amount of floating rate debt to a combined total of $2,500 or less, (iii) include no leveraged products, and (iv) hedge without regard to profit motive or sensitivity to current mark-to-market status.

The Company reviews compliance with these guidelines annually with the Financial Policy Committee of the Board of Directors. These guidelines may change as the Company’s needs dictate.

Notes to Consolidated Financial Statements, Continued

Fair Value Interest Rate Swaps

The table below summarizes the outstanding interest rate swaps designated as fair value hedges as of January 31, 2015 and February 1, 2014.

	2014		2013
	Pay	Pay	Pay	Pay
	Floating	Fixed	Floating	Fixed
Notional amount	$100	$—	$100	$—
Number of contracts	2	—	2	—
Duration in years	3.94	—	4.94	—
Average variable rate	5.83%	—	5.83%	—
Average fixed rate	6.80%	—	6.80%	—
Maturity	December 2018		December 2018

The gain or loss on these derivative instruments as well as the offsetting gain or loss on the hedged items attributable to the hedged risk is recognized in current earnings as “Interest expense.” These gains and losses for 2014 and 2013 were as follows:

Year-To-Date
	January 31, 2015		February 1, 2014
Consolidated Statements of Operations	Gain/(Loss)	Gain/(Loss) on	Gain/(Loss)	Gain/(Loss) on
Classification	on Swaps	Borrowings	on Swaps	Borrowings
Interest Expense	$2	$(2)	$(3)	$4

The following table summarizes the location and fair value of derivative instruments designated as fair value hedges on the Company’s Consolidated Balance Sheets:

	Asset Derivatives
	Fair Value
	January 31,	February 1,	Balance Sheet
Derivatives Designated as Fair Value Hedging Instruments	2015	2014	Location
Interest Rate Hedges	$—	$(2)	(Other long-term
			liabilities)/Other
			assets

Cash Flow Forward-Starting Interest Rate Swaps

As of January 31, 2015, the Company had four forward-starting interest rate swap agreements with maturity dates of October 2015 with an aggregate notional amount totaling $300 and seven forward-starting interest rate swap agreements with maturity dates of August 2017 with an aggregate notional amount totaling $400. A forward-starting interest rate swap is an agreement that effectively hedges the variability in future benchmark interest payments attributable to changes in interest rates on the forecasted issuance of fixed-rate debt. The Company entered into these forward-starting interest rate swaps in order to lock in fixed interest rates on its forecasted issuances of debt in October 2015 and August 2017. Accordingly, the forward-starting interest rate swaps were designated as cash-flow hedges as defined by GAAP. As of January 31, 2015, the fair value of the interest rate swaps was recorded in other long-term liabilities for $39 and accumulated other comprehensive loss for $25 net of tax.

As of February 1, 2014, the Company did not maintain any forward-starting interest rate swap agreements.

Notes to Consolidated Financial Statements, Continued

The following table summarizes the effect of the Company’s derivative instruments designated as cash flow hedges for 2014 and 2013:

	Year-To-Date
			Amount of Gain/
	Amount of Gain/(Loss)		(Loss) Reclassified
	in AOCI on Derivative		from AOCI into Income		Location of Gain/(Loss)
Derivatives in Cash Flow Hedging	(Effective Portion)		(Effective Portion)		Reclassified into Income
Relationships	2014	2013	2014	2013	(Effective Portion)
Forward-Starting Interest Rate
Swaps, net of tax*	$(49)	$(25)	$(1)	$(1)	Interest expense
____________________

*	The amounts of Gain/(Loss) in AOCI on derivatives include unamortized proceeds and payments from forward-starting interest rate swaps once classified as cash flow hedges that were terminated prior to end of 2014.

For the above fair value and cash flow interest rate swaps, the Company has entered into International Swaps and Derivatives Association master netting agreements that permit the net settlement of amounts owed under their respective derivative contracts. Under these master netting agreements, net settlement generally permits the Company or the counterparty to determine the net amount payable for contracts due on the same date and in the same currency for similar types of derivative transactions. These master netting agreements generally also provide for net settlement of all outstanding contracts with a counterparty in the case of an event of default or a termination event.

Collateral is generally not required of the counterparties or of the Company under these master netting agreements. As of January 31, 2015 and February 1, 2014, no cash collateral was received or pledged under the master netting agreements.

The effect of the net settlement provisions of these master netting agreements on the Company’s derivative balances upon an event of default or termination event is as follows as of January 31, 2015 and February 1, 2014:

January 31, 2015		Gross	Net	Gross Amounts Not Offset
		Amounts	Amount	in the Balance Sheet
	Gross	Offset in	Presented in
	Amount	the Balance	the Balance	Financial	Cash	Net
	Recognized	Sheet	Sheet	Instruments	Collateral	Amount
Liabilities
Cash Flow Forward-Starting
Interest Rate Swaps	$39	$—	$39	$—	$—	$39

February 1, 2014		Gross	Net	Gross Amounts Not Offset
		Amounts	Amount	in the Balance Sheet
	Gross	Offset in	Presented in
	Amount	the Balance	the Balance	Financial	Cash	Net
	Recognized	Sheet	Sheet	Instruments	Collateral	Amount
Liabilities
Fair Value Interest Rate Swaps	$2	$—	$2	$—	$—	$2

Commodity Price Protection

The Company enters into purchase commitments for various resources, including raw materials utilized in its manufacturing facilities and energy to be used in its stores, warehouses, manufacturing facilities and administrative offices. The Company enters into commitments expecting to take delivery of and to utilize those resources in the conduct of normal business. Those commitments for which the Company expects to utilize or take delivery in a reasonable amount of time in the normal course of business qualify as normal purchases and normal sales.

Notes to Consolidated Financial Statements, Continued

8.    Fair Value Measurements

GAAP establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The three levels of the fair value hierarchy defined in the standards are as follows:

Level 1 – Quoted prices are available in active markets for identical assets or liabilities;

Level 2 – Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable;

Level 3 – Unobservable pricing inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing an asset or liability.

For items carried at (or adjusted to) fair value in the consolidated financial statements, the following tables summarize the fair value of these instruments at January 31, 2015 and February 1, 2014:

January 31, 2015 Fair Value Measurements Using

	Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Trading Securities	$47	$—	$—	$47
Available-for-Sale Securities	36	—	—	36
Warrants	—	26	—	26
Long-Lived Assets	—	—	22	22
Interest Rate Hedges	—	(39)	—	(39)
Total	$83	$(13)	$22	$92

The table above includes Harris Teeter assets at fair value as of January 31, 2015.

February 1, 2014 Fair Value Measurements Using

	Quoted Prices in
	Active Markets		Significant
	for Identical	Significant Other	Unobservable
	Assets	Observable Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Available-for-Sale Securities	$36	$—	$—	$36
Warrants	—	16	—	16
Long-Lived Assets	—	—	29	29
Interest Rate Hedges	—	(2)	—	(2)
Total	$36	$14	$29	$79

In 2014 and 2013, unrealized gains on the Level 1 available-for-sale securities totaled $8.

The Company values warrants using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model is classified as a Level 2 input.

The Company values interest rate hedges using observable forward yield curves. These forward yield curves are classified as Level 2 inputs.

Fair value measurements of non-financial assets and non-financial liabilities are primarily used in the impairment analysis of goodwill, other intangible assets, long-lived assets and in the valuation of store lease exit costs. The Company reviews goodwill and other intangible assets for impairment annually, during the fourth quarter of each fiscal year, and as circumstances indicate the possibility of impairment. See Note 3 for

Notes to Consolidated Financial Statements, Continued

further discussion related to the Company’s carrying value of goodwill. Long-lived assets and store lease exit costs were measured at fair value on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy. See Note 1 for further discussion of the Company’s policies and recorded amounts for impairments of long-lived assets and valuation of store lease exit costs. In 2014, long-lived assets with a carrying amount of $59 were written down to their fair value of $22, resulting in an impairment charge of $37. In 2013, long-lived assets with a carrying amount of $68 were written down to their fair value of $29, resulting in an impairment charge of $39.

Mergers are accounted for using the acquisition method of accounting, which requires that the purchase price paid for an acquisition be allocated to the assets and liabilities acquired based on their estimated fair values as of the effective date of the acquisition, with the excess of the purchase price over the net assets being recorded as goodwill. Harris Teeter assets and liabilities were valued as of January 28, 2014 and Vitacost. com assets and liabilities were valued as of August 18, 2014. Harris Teeter was excluded in the above table for February 1, 2014 due to all acquired assets and assumed liabilities in the Harris Teeter merger being recorded at fair value as of January 28, 2014. See Note 2 for further discussion related to the mergers with Harris Teeter and Vitacost.com.

Fair Value of Other Financial Instruments

Current and Long-term Debt

The fair value of the Company’s long-term debt, including current maturities, was estimated based on the quoted market prices for the same or similar issues adjusted for illiquidity based on available market evidence. If quoted market prices were not available, the fair value was based upon the net present value of the future cash flow using the forward interest rate yield curve in effect at respective year-ends. At January 31, 2015, the fair value of total debt was $12,378 compared to a carrying value of $11,085. At February 1, 2014, the fair value of total debt was $11,547 compared to a carrying value of $10,780.

Cash and Temporary Cash Investments, Store Deposits In-Transit, Receivables, Prepaid and Other Current Assets, Trade Accounts Payable, Accrued Salaries and Wages and Other Current Liabilities

The carrying amounts of these items approximated fair value.

Other Assets

The fair values of these investments were estimated based on quoted market prices for those or similar investments, or estimated cash flows, if appropriate. At January 31, 2015 and February 1, 2014, the carrying and fair value of long-term investments for which fair value is determinable was $133 and $51, respectively. The increase in fair value of long-term investments for which fair value is determinable is mainly due to the Company’s merger with Harris Teeter. At January 31, 2015 and February 1, 2014, the carrying value of notes receivable for which fair value is determinable was $98 and $87, respectively.

Notes to Consolidated Financial Statements, Continued

9. Accumulated Other Comprehensive Income (Loss)

The following table represents the changes in AOCI by component for the years ended February 1, 2014 and January 31, 2015:

			Pension and
	Cash Flow	Available	Postretirement
	Hedging	for sale	Defined Benefit
	Activities (1)	Securities (1)	Plans (1)	Total (1)
Balance at February 2, 2013	$(14)	$7	$(746)	$(753)
OCI before reclassifications (2)	(12)	5	233	226
Amounts reclassified out of AOCI (3)	1	—	62	63
Net current-period OCI	(11)	5	295	289
Balance at February 1, 2014	(25)	12	(451)	(464)
OCI before reclassifications (2)	(25)	5	(351)	(371)
Amounts reclassified out of AOCI (3)	1	—	22	23
Net current-period OCI	(24)	5	(329)	(348)
Balance at January 31, 2015	$(49)	$17	$(780)	$(812)
____________________

(1)	All amounts are net of tax.

(2)	Net of tax of $(8), $3 and $137 for cash flow hedging activities, available for sale securities and pension and postretirement defined benefit plans, respectively, as of February 1, 2014. Net of tax of $(14), $3 and $(206) for cash flow hedging activities, available for sale securities and pension and postretirement defined benefit plans, respectively, as of January 31, 2015.

(3)	Net of tax of $1 and $36 for cash flow hedging activities and pension and postretirement defined benefit plans, respectively, as of February 1, 2014. Net of tax of $13 for pension and postretirement defined benefit plans, as of January 31, 2015.

The following table represents the items reclassified out of AOCI and the related tax effects for the year ended January 31, 2015 and February 1, 2014:

	For the year ended	For the year ended
	January 31, 2015	February 1, 2014
Gains on cash flow hedging activities
Amortization of unrealized gains and losses on
cash flow hedging activities (1)	$1	$2
Tax expense	—	(1)
Net of tax	1	1
Pension and postretirement defined benefit plan items
Amortization of amounts included in net periodic
pension expense (2)	35	98
Tax expense	(13)	(36)
Net of tax	22	62
Total reclassifications, net of tax	$23	$63
____________________

(1)	Reclassified from AOCI into interest expense.

(2)	Reclassified from AOCI into merchandise costs and OG&A expense. These components are included in the computation of net periodic pension costs (see Note 15 for additional details).

Notes to Consolidated Financial Statements, Continued

10. Leases and Lease-Financed Transactions

While the Company’s current strategy emphasizes ownership of store real estate, the Company operates primarily in leased facilities. Lease terms generally range from 10 to 20 years with options to renew for varying terms. Terms of certain leases include escalation clauses, percentage rent based on sales or payment of executory costs such as property taxes, utilities or insurance and maintenance. Rent expense for leases with escalation clauses or other lease concessions are accounted for on a straight-line basis beginning with the earlier of the lease commencement date or the date the Company takes possession. Portions of certain properties are subleased to others for periods generally ranging from one to 20 years.

Rent expense (under operating leases) consists of:

	2014	2013	2012
Minimum rentals	$795	$706	$727
Contingent payments	16	13	13
Tenant income	(104)	(106)	(112)
Total rent expense	$707	$613	$628

Minimum annual rentals and payments under capital leases and lease-financed transactions for the five years subsequent to 2014 and in the aggregate are:

			Lease-
	Capital	Operating	Financed
	Leases	Leases	Transactions
2015	$63	$837	$7
2016	60	773	7
2017	58	699	8
2018	49	629	8
2019	45	554	9
Thereafter	409	2,877	79
Total	684	$6,369	$118
Less estimated executory costs included in capital leases	—
Net minimum lease payments under capital leases	684
Less amount representing interest	231
Present value of net minimum lease payments under capital leases	$453

Total future minimum rentals under noncancellable subleases at January 31, 2015 were $219.

Notes to Consolidated Financial Statements, Continued

11. Earnings Per Common Share

Net earnings attributable to The Kroger Co. per basic common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding. Net earnings attributable to The Kroger Co. per diluted common share equals net earnings attributable to The Kroger Co. less income allocated to participating securities divided by the weighted average number of common shares outstanding, after giving effect to dilutive stock options. The following table provides a reconciliation of net earnings attributable to The Kroger Co. and shares used in calculating net earnings attributable to The Kroger Co. per basic common share to those used in calculating net earnings attributable to The Kroger Co. per diluted common share:

	For the year ended			For the year ended			For the year ended
	January 31, 2015			February 1, 2014			February 2, 2013
	Earnings	Shares	Per	Earnings	Shares	Per	Earnings	Shares	Per
(in millions, except	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share	(Numer-	(Denomi-	Share
per share amounts)	ator)	nator)	Amount	ator)	nator)	Amount	ator)	nator)	Amount
Net earnings attributable
to The Kroger Co.
per basic
common share	$1,711	490	$3.49	$1,507	514	$2.93	$1,485	533	$2.78
Dilutive effect of
stock options		7			6			4
Net earnings attributable
to The Kroger Co.
per diluted
common share	$1,711	497	$3.44	$1,507	520	$2.90	$1,485	537	$2.77

The Company had combined undistributed and distributed earnings to participating securities totaling $17, $12 and $12 in 2014, 2013 and 2012, respectively.

The Company had options outstanding for approximately 2.3 million, 2.3 million and 12.2 million shares, respectively, for the years ended January 31, 2015, February 1, 2014 and February 2, 2013, which were excluded from the computations of net earnings per diluted common share because their inclusion would have had an anti-dilutive effect on net earnings per diluted share.

12 . Stock Option Plans

The Company grants options for common shares (“stock options”) to employees under various plans at an option price equal to the fair market value of the stock at the date of grant. The Company accounts for stock options under the fair value recognition provisions. Under this method, the Company recognizes compensation expense for all share-based payments granted. The Company recognizes share-based compensation expense, net of an estimated forfeiture rate, over the requisite service period of the award. Equity awards may be made at one of four meetings of its Board of Directors occurring shortly after the Company’s release of quarterly earnings. The 2014 primary grant was made in conjunction with the June meeting of the Company’s Board of Directors.

Stock options typically expire 10 years from the date of grant. Stock options vest between one and five years from the date of grant. At January 31, 2015, approximately 22 million common shares were available for future option grants under these plans.

In addition to the stock options described above, the Company awards restricted stock to employees and non-employee directors under various plans. The restrictions on these awards generally lapse between one and five years from the date of the awards. The Company records expense for restricted stock awards in an amount equal to the fair market value of the underlying shares on the grant date of the award, over the period the awards lapse. As of January 31, 2015, approximately 12 million common shares were available under

Notes to Consolidated Financial Statements, Continued

the 2005, 2008, 2011 and 2014 Long-Term Incentive Plans (the “Plans”) for future restricted stock awards or shares issued to the extent performance criteria are achieved. The Company has the ability to convert shares available for stock options under the Plans to shares available for restricted stock awards. Under the Plans, four shares available for option awards can be converted into one share available for restricted stock awards.

All awards become immediately exercisable upon certain changes of control of the Company.

Stock Options

Changes in options outstanding under the stock option plans are summarized below:

	Shares	Weighted-
	subject	average
	to option	exercise
	(in millions)	price
Outstanding, year-end 2011	31.0	$21.80
Granted	4.1	$22.04
Exercised	(6.7)	$18.35
Canceled or Expired	(1.9)	$23.28
Outstanding, year-end 2012	26.5	$22.61
Granted	4.2	$37.68
Exercised	(8.8)	$22.22
Canceled or Expired	(0.2)	$25.47
Outstanding, year-end 2013	21.7	$25.66
Granted	4.2	$49.42
Exercised	(5.2)	$23.13
Canceled or Expired	(0.3)	$31.05
Outstanding, year-end 2014	20.4	$31.13

A summary of options outstanding and exercisable at January 31, 2015 follows:

		Weighted-
		average	Weighted-		Weighted-
Range of Exercise	Number	remaining	average	Options	average
Prices	outstanding	contractual life	exercise price	exercisable	exercise price
	(in millions)	(in years)		(in millions)
15.92 – 21.95	3.2	3.47	$19.53	3.0	$19.46
21.96 – 22.60	4.2	6.40	$22.09	2.7	$22.16
22.61 – 28.26	2.6	6.15	$24.77	1.8	$24.79
28.27 – 37.75	2.8	3.04	$28.52	2.7	$28.47
37.76 – 49.32	3.5	8.46	$37.96	1.1	$37.82
49.33 – 61.89	4.1	9.46	$49.55	—	$49.33
	20.4	6.41	$31.13	11.3	$24.92

The weighted-average remaining contractual life for options exercisable at January 31, 2015, was approximately 4.7 years. The intrinsic value of options outstanding and exercisable at January 31, 2015 was $775 and $500, respectively.

Notes to Consolidated Financial Statements, Continued

Restricted stock

Changes in restricted stock outstanding under the restricted stock plans are summarized below:

	Restricted	Weighted-
	shares	average
	outstanding	grant-date
	(in millions)	fair value
Outstanding, year-end 2011	4.2	$23.92
Granted	2.6	$22.23
Lapsed	(2.4)	$24.34
Canceled or Expired	(0.1)	$23.28
Outstanding, year-end 2012	4.3	$22.67
Granted	3.2	$37.69
Lapsed	(2.5)	$22.97
Canceled or Expired	(0.1)	$27.31
Outstanding, year-end 2013	4.8	$32.31
Granted	3.1	$49.51
Lapsed	(2.6)	$33.05
Canceled or Expired	(0.2)	$37.33
Outstanding, year-end 2014	5.1	$42.08

The weighted-average grant date fair value of stock options granted during 2014, 2013 and 2012 was $11.96, $8.98 and $4.39, respectively. The fair value of each stock option grant was estimated on the date of grant using the Black-Scholes option-pricing model, based on the assumptions shown in the table below. The Black-Scholes model utilizes accounting judgment and financial estimates, including the term option holders are expected to retain their stock options before exercising them, the volatility of the Company’s share price over that expected term, the dividend yield over the term and the number of awards expected to be forfeited before they vest. Using alternative assumptions in the calculation of fair value would produce fair values for stock option grants that could be different than those used to record stock-based compensation expense in the Consolidated Statements of Operations. The increase in the fair value of the stock options granted during 2014, compared to 2013, resulted primarily from an increase in the Company’s share price, which decreased the expected dividend yield, and an increase in the weighted average risk-free interest rate. The increase in the fair value of the stock options granted during 2013, compared to 2012, resulted primarily from an increase in the Company’s share price, an increase in the weighted average risk-free interest rate and a decrease in the expected dividend yield.

The following table reflects the weighted-average assumptions used for grants awarded to option holders:

	2014	2013	2012
Weighted average expected volatility	25.29%	26.34%	26.49%
Weighted average risk-free interest rate	2.06%	1.87%	0.97%
Expected dividend yield	1.51%	1.82%	2.49%
Expected term (based on historical results)	6.6 years	6.8 years	6.9 years

The weighted-average risk-free interest rate was based on the yield of a treasury note as of the grant date, continuously compounded, which matures at a date that approximates the expected term of the options. The dividend yield was based on our history and expectation of dividend payouts. Expected volatility was determined based upon historical stock volatilities; however, implied volatility was also considered. Expected term was determined based upon a combination of historical exercise and cancellation experience as well as estimates of expected future exercise and cancellation experience.

Notes to Consolidated Financial Statements, Continued

Total stock compensation recognized in 2014, 2013 and 2012 was $155, $107 and $82, respectively. Stock option compensation recognized in 2014, 2013 and 2012 was $32, $24 and $22, respectively. Restricted shares compensation recognized in 2014, 2013 and 2012 was $123, $83 and $60, respectively.

The total intrinsic value of options exercised was $142, $115 and $44 in 2014, 2013 and 2012, respectively. The total amount of cash received in 2014 by the Company from the exercise of options granted under share-based payment arrangements was $110. As of January 31, 2015, there was $205 of total unrecognized compensation expense remaining related to non-vested share-based compensation arrangements granted under the Company’s equity award plans. This cost is expected to be recognized over a weighted-average period of approximately two years. The total fair value of options that vested was $26, $20 and $23 in 2014, 2013 and 2012, respectively.

Shares issued as a result of stock option exercises may be newly issued shares or reissued treasury shares. Proceeds received from the exercise of options, and the related tax benefit, may be utilized to repurchase the Company’s common shares under a stock repurchase program adopted by the Company’s Board of Directors. During 2014, the Company repurchased approximately three million common shares in such a manner.

13. Commitments and Contingencies

The Company continuously evaluates contingencies based upon the best available evidence.

The Company believes that allowances for loss have been provided to the extent necessary and that its assessment of contingencies is reasonable. To the extent that resolution of contingencies results in amounts that vary from the Company’s estimates, future earnings will be charged or credited.

The principal contingencies are described below:

Insurance — The Company’s workers’ compensation risks are self-insured in most states. In addition, other workers’ compensation risks and certain levels of insured general liability risks are based on retrospective premium plans, deductible plans, and self-insured retention plans. The liability for workers’ compensation risks is accounted for on a present value basis. Actual claim settlements and expenses incident thereto may differ from the provisions for loss. Property risks have been underwritten by a subsidiary and are all reinsured with unrelated insurance companies. Operating divisions and subsidiaries have paid premiums, and the insurance subsidiary has provided loss allowances, based upon actuarially determined estimates.

Litigation — Various claims and lawsuits arising in the normal course of business, including suits charging violations of certain antitrust, wage and hour, or civil rights laws, as well as product liability cases, are pending against the Company. Some of these suits purport or have been determined to be class actions and/or seek substantial damages. Any damages that may be awarded in antitrust cases will be automatically trebled. Although it is not possible at this time to evaluate the merits of all of these claims and lawsuits, nor their likelihood of success, the Company is of the belief that any resulting liability will not have a material effect on the Company’s financial position, results of operations, or cash flows.

The Company continually evaluates its exposure to loss contingencies arising from pending or threatened litigation and believes it has made provisions where it is reasonably possible to estimate and when an adverse outcome is probable. Nonetheless, assessing and predicting the outcomes of these matters involves substantial uncertainties. Management currently believes that the aggregate range of loss for the Company’s exposure is not material to the Company. It remains possible that despite management’s current belief, material differences in actual outcomes or changes in management’s evaluation or predictions could arise that could have a material adverse effect on the Company’s financial condition, results of operations, or cash flows.

Assignments — The Company is contingently liable for leases that have been assigned to various third parties in connection with facility closings and dispositions. The Company could be required to satisfy the obligations under the leases if any of the assignees is unable to fulfill its lease obligations. Due to the wide distribution of the Company’s assignments among third parties, and various other remedies available, the Company believes the likelihood that it will be required to assume a material amount of these obligations is remote.

Notes to Consolidated Financial Statements, Continued

14 . Stock

Preferred Shares

The Company has authorized five million shares of voting cumulative preferred shares; two million shares were available for issuance at January 31, 2015. The shares have a par value of $100 per share and are issuable in series.

Common Shares

The Company has authorized one billion common shares, $1 par value per share. On May 20, 1999, the shareholders authorized an amendment to the Amended Articles of Incorporation to increase the number of authorized common shares from one billion to two billion when the Board of Directors determines it to be in the best interest of the Company.

Common Stock Repurchase Program

The Company maintains stock repurchase programs that comply with Rule 10b5-1 of the Securities Exchange Act of 1934 to allow for the orderly repurchase of The Kroger Co. common shares, from time to time. The Company made open market purchases totaling $1,129, $338 and $1,165 under these repurchase programs in 2014, 2013 and 2012, respectively. In addition to these repurchase programs, in December 1999, the Company began a program to repurchase common shares to reduce dilution resulting from its employee stock option plans. This program is solely funded by proceeds from stock option exercises and the related tax benefit. The Company repurchased approximately $154, $271 and $96 under the stock option program during 2014, 2013 and 2012, respectively.

15. Company-Sponsored Benefit Plans

The Company administers non-contributory defined benefit retirement plans for some non-union employees and union-represented employees as determined by the terms and conditions of collective bargaining agreements. These include several qualified pension plans (the “Qualified Plans”) and non-qualified pension plans (the “Non-Qualified Plans”). The Non-Qualified Plans pay benefits to any employee that earns in excess of the maximum allowed for the Qualified Plans by Section 415 of the Internal Revenue Code. The Company only funds obligations under the Qualified Plans. Funding for the Company-sponsored pension plans is based on a review of the specific requirements and on evaluation of the assets and liabilities of each plan.

In addition to providing pension benefits, the Company provides certain health care benefits for retired employees. The majority of the Company’s employees may become eligible for these benefits if they reach normal retirement age while employed by the Company. Funding of retiree health care benefits occurs as claims or premiums are paid.

The Company recognizes the funded status of its retirement plans on the Consolidated Balance Sheets. Actuarial gains or losses, prior service costs or credits and transition obligations that have not yet been recognized as part of net periodic benefit cost are required to be recorded as a component of AOCI. All plans are measured as of the Company’s fiscal year end.

Amounts recognized in AOCI as of January 31, 2015 and February 1, 2014 consists of the following (pre-tax):

	Pension Benefits		Other Benefits		Total
	2014	2013	2014	2013	2014	2013
Net actuarial loss (gain)	$1,398	$857	$(89)	$(111)	$1,309	$746
Prior service cost (credit)	1	2	(75)	(35)	(74)	(33)
Total	$1,399	$859	$(164)	$(146)	$1,235	$713

Notes to Consolidated Financial Statements, Continued

Amounts in AOCI expected to be recognized as components of net periodic pension or postretirement benefit costs in the next fiscal year are as follows (pre-tax):

	Pension	Other
	Benefits	Benefits	Total
	2015	2015	2015
Net actuarial loss (gain)	$99	$(6)	$93
Prior service credit	—	(11)	(11)
Total	$99	$(17)	$82

Other changes recognized in other comprehensive income in 2014, 2013 and 2012 were as follows (pre-tax):

	Pension Benefits			Other Benefits			Total
	2014	2013	2012	2014	2013	2012	2014	2013	2012
Incurred net actuarial loss (gain)	$590	$(243)	$(33)	$14	$(97)	$6	$604	$(340)	$(27)
Amortization of prior service
credit (cost)	—	—	—	7	4	4	7	4	4
Amortization of net actuarial
gain (loss)	(50)	(102)	(97)	8	—	—	(42)	(102)	(97)
Other	—	—	—	(47)	(30)	—	(47)	(30)	—
Total recognized in other
comprehensive income (loss)	540	(345)	(130)	(18)	(123)	10	522	(468)	(120)
Total recognized in net periodic
benefit cost and other
comprehensive income	$595	$(271)	$(41)	$(9)	$(95)	$38	$586	$(366)	$(3)

Notes to Consolidated Financial Statements, Continued

Information with respect to change in benefit obligation, change in plan assets, the funded status of the plans recorded in the Consolidated Balance Sheets, net amounts recognized at the end of fiscal years, weighted average assumptions and components of net periodic benefit cost follow:

	Pension Benefits
	Qualified Plans		Non-Qualified Plans		Other Benefits
	2014	2013	2014	2013	2014	2013
Change in benefit obligation:
Benefit obligation at beginning of fiscal year	$3,509	$3,443	$263	$221	$294	$402
Service cost	48	40	3	3	11	17
Interest cost	169	144	13	9	13	15
Plan participants’ contributions	—	—	—	—	11	10
Actuarial (gain) loss	539	(308)	40	(20)	14	(97)
Benefits paid	(163)	(136)	(15)	(10)	(21)	(25)
Other	—	—	—	—	(47)	(30)
Assumption of Harris Teeter benefit obligation	—	326	—	60	—	2
Benefit obligation at end of fiscal year	$4,102	$3,509	$304	$263	$275	$294
Change in plan assets:
Fair value of plan assets at beginning of
fiscal year	$3,135	$2,746	$—	$—	$—	$—
Actual return on plan assets	217	139	—	—	—	—
Employer contributions	—	100	15	10	10	15
Plan participants’ contributions	—	—	—	—	11	10
Benefits paid	(163)	(136)	(15)	(10)	(21)	(25)
Assumption of Harris Teeter plan assets	—	286	—	—	—	—
Fair value of plan assets at end of fiscal year	$3,189	$3,135	$—	$—	$—	$—
Funded status at end of fiscal year	$(912)	$(374)	$(304)	$(263)	$(275)	$(294)
Net liability recognized at end of fiscal year	$(912)	$(374)	$(304)	$(263)	$(275)	$(294)

As of January 31, 2015 and February 1, 2014, other current liabilities include $28 and $30, respectively, of net liability recognized for the above benefit plans.

The pension plan assets acquired and liabilities assumed in the Harris Teeter merger did not affect the Company’s net periodic benefit costs in 2013 due to the merger occurring close to year end.

As of January 31, 2015 and February 1, 2014, pension plan assets do not include common shares of The Kroger Co.

	Pension Benefits			Other Benefits
Weighted average assumptions	2014	2013	2012	2014	2013	2012
Discount rate – Benefit obligation	3.87%	4.99%	4.29%	3.74%	4.68%	4.11%
Discount rate – Net periodic benefit cost	4.99%	4.29%	4.55%	4.68%	4.11%	4.40%
Expected long-term rate of return on plan assets	7.44%	8.50%	8.50%
Rate of compensation increase –
Net periodic benefit cost	2.86%	2.77%	2.82%
Rate of compensation increase –
Benefit obligation	2.85%	2.86%	2.77%

Notes to Consolidated Financial Statements, Continued

The Company’s discount rate assumptions were intended to reflect the rates at which the pension benefits could be effectively settled. They take into account the timing and amount of benefits that would be available under the plans. The Company’s policy is to match the plan’s cash flows to that of a hypothetical bond portfolio whose cash flow from coupons and maturities match the plan’s projected benefit cash flows. The discount rates are the single rates that produce the same present value of cash flows. The selection of the 3.87% and 3.74% discount rates as of year-end 2014 for pension and other benefits, respectively, represents the hypothetical bond portfolio using bonds with an AA or better rating constructed with the assistance of an outside consultant. A 100 basis point increase in the discount rate would decrease the projected pension benefit obligation as of February 1, 2015, by approximately $500.

To determine the expected rate of return on pension plan assets held by the Company for 2014, the Company considered current and forecasted plan asset allocations as well as historical and forecasted rates of return on various asset categories. In 2014, the Company decreased the assumed pension plan investment return rate to 7.44% compared to 8.50% in 2013 and 2012. The Company pension plan’s average rate of return was 7.58% for the 10 calendar years ended December 31, 2014, net of all investment management fees and expenses. The value of all investments in the Qualified Plans during the calendar year ending December 31, 2014 increased 5.65%, net of investment management fees and expenses. For the past 20 years, the Company’s average annual rate of return has been 9.58%. Based on the above information and forward looking assumptions for investments made in a manner consistent with the Company’s target allocations, the Company believes a 7.44% rate of return assumption is reasonable.

The Company calculates its expected return on plan assets by using the market-related value of plan assets. The market-related value of plan assets is determined by adjusting the actual fair value of plan assets for gains or losses on plan assets. Gains or losses represent the difference between actual and expected returns on plan investments for each plan year. Gains or losses on plan assets are recognized evenly over a five year period. Using a different method to calculate the market-related value of plan assets would provide a different expected return on plan assets.

On January 31, 2015, the Company adopted new mortality tables based on mortality experience and assumptions for generational mortality improvement in calculating the Company’s 2014 year end Company sponsored benefit plans obligations. The tables assume an improvement in life expectancy and increase our current year benefit obligation and future expenses. The Company used the RP-2000 projected 2021 mortality table in calculating the Company’s 2013 year end Company sponsored benefit plans obligations and 2014, 2013 and 2012 Company-sponsored benefit plans expenses.

The funded status decreased in 2014, compared to 2013, due primarily to the decrease in the discount rate, a change in the mortality assumptions and the return on plan assets.

The following table provides the components of the Company’s net periodic benefit costs for 2014, 2013 and 2012:

	Pension Benefits
	Qualified Plans			Non-Qualified Plans			Other Benefits
	2014	2013	2012	2014	2013	2012	2014	2013	2012
Components of net periodic benefit cost:
Service cost	$48	$40	$44	$3	$3	$3	$11	$17	$16
Interest cost	169	144	146	13	9	9	13	15	16
Expected return on plan assets	(228)	(224)	(210)	—	—	—	—	—	—
Amortization of:
Prior service cost (credit)	—	—	—	—	—	—	(7)	(4)	(4)
Actuarial (gain) loss	46	93	88	4	9	9	(8)	—	—
Net periodic benefit cost	$35	$53	$68	$20	$21	$21	$9	$28	$28

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table provides the projected benefit obligation (“PBO”), accumulated benefit obligation (“ABO”) and the fair value of plan assets for all Company-sponsored pension plans.

	Qualified Plans		Non-Qualified Plans
	2014	2013	2014	2013
PBO at end of fiscal year	$4,102	$3,509	$304	$263
ABO at end of fiscal year	$3,947	$3,360	$297	$256
Fair value of plan assets at end of year	$3,189	$3,135	$—	$—

The following table provides information about the Company’s estimated future benefit payments.

	Pension	Other
	Benefits	Benefits
2015	$205	$14
2016	$203	$15
2017	$211	$16
2018	$221	$18
2019	$229	$19
2020 – 2024	$1,268	$110

The following table provides information about the weighted average target and actual pension plan asset allocations.

	Target	Actual
	allocations	Allocations
	2014	2014	2013
Pension plan asset allocation
Global equity securities	14.6%	13.4%	15.0%
Emerging market equity securities	5.6	5.8	6.2
Investment grade debt securities	11.6	11.2	10.4
High yield debt securities	12.7	12.5	12.5
Private equity	5.4	6.6	7.7
Hedge funds	36.5	37.5	34.2
Real estate	3.3	3.5	3.3
Other	10.3	9.5	10.7
Total	100.0%	100.0%	100.0%

Investment objectives, policies and strategies are set by the Pension Investment Committees (the “Committees”) appointed by the CEO. The primary objectives include holding and investing the assets and distributing benefits to participants and beneficiaries of the pension plans. Investment objectives have been established based on a comprehensive review of the capital markets and each underlying plan’s current and projected financial requirements. The time horizon of the investment objectives is long-term in nature and plan assets are managed on a going-concern basis.

Investment objectives and guidelines specifically applicable to each manager of assets are established and reviewed annually. Derivative instruments may be used for specified purposes, including rebalancing exposures to certain asset classes. Any use of derivative instruments for a purpose or in a manner not specifically authorized is prohibited, unless approved in advance by the Committees.

The current target allocations shown represent the 2014 targets that were established in 2013. The Company will rebalance by liquidating assets whose allocation materially exceeds target, if possible, and investing in assets whose allocation is materially below target. If markets are illiquid, the Company may not be able to rebalance to target quickly. To maintain actual asset allocations consistent with target allocations,

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

assets are reallocated or rebalanced periodically. In addition, cash flow from employer contributions and participant benefit payments can be used to fund underweight asset classes and divest overweight asset classes, as appropriate. The Company expects that cash flow will be sufficient to meet most rebalancing needs.

The Company is not required and does not expect to make any contributions to the Qualified Plans in 2015. If the Company does make any contributions in 2015, the Company expects these contributions will decrease its required contributions in future years. Among other things, investment performance of plan assets, the interest rates required to be used to calculate the pension obligations, and future changes in legislation, will determine the amounts of any contributions. The Company expects 2015 expense for Company-sponsored pension plans to be approximately $90. In addition, the Company expects 401(k) retirement savings account plans cash contributions and expense from automatic and matching contributions to participants to be approximately $180 in 2015.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. The Company used a 7.00% initial health care cost trend rate, which is assumed to decrease on a linear basis to a 4.50% ultimate health care cost trend rate in 2028, to determine its expense. A one-percentage-point change in the assumed health care cost trend rates would have the following effects:

	1% Point	1% Point
	Increase	Decrease
Effect on total of service and interest cost components	$3	$(3)
Effect on postretirement benefit obligation	$30	$(26)

The following tables set forth by level, within the fair value hierarchy, the Qualified Plans’ assets at fair value as of January 31, 2015 and February 1, 2014:

ASSETS AT FAIR VALUE AS OF JANUARY 31, 2015

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$73	$—	$—	$73
Corporate Stocks	294	—	—	294
Corporate Bonds	—	80	—	80
U.S. Government Securities	—	78	—	78
Mutual Funds/Collective Trusts	123	503	40	666
Partnerships/Joint Ventures	—	468	—	468
Hedge Funds	—	—	1,158	1,158
Private Equity	—	—	210	210
Real Estate	—	—	105	105
Other	—	57	—	57
Total	$490	$1,186	$1,513	$3,189

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

ASSETS AT FAIR VALUE AS OF FEBRUARY 1, 2014

	Quoted Prices in	Significant
	Active Markets	Other	Significant
	for Identical	Observable	Unobservable
	Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
Cash and cash equivalents	$26	$—	$—	$26
Corporate Stocks	326	—	—	326
Corporate Bonds	—	94	—	94
U.S. Government Securities	—	60	—	60
Mutual Funds/Collective Trusts	303	419	39	761
Partnerships/Joint Ventures	—	317	—	317
Hedge Funds	—	—	1,073	1,073
Private Equity	—	—	243	243
Real Estate	—	—	96	96
Other	—	139	—	139
Total	$655	$1,029	$1,451	$3,135

For measurements using significant unobservable inputs (Level 3) during 2014 and 2013, a reconciliation of the beginning and ending balances is as follows:

	Hedge Funds	Private Equity	Real Estate	Collective Trusts
Ending balance, February 2, 2013	739	180	91	—
Contributions into Fund	297	74	22	—
Realized gains	7	12	11	—
Unrealized gains	71	17	—	—
Distributions	(88)	(47)	(27)	—
Other	—	7	(1)	—
Assumption of Harris Teeter plan assets	47	—	—	39
Ending balance, February 1, 2014	1,073	243	96	39
Contributions into Fund	220	47	17	—
Realized gains	47	35	14	1
Unrealized gains	18	(1)	4	—
Distributions	(257)	(54)	(25)	—
Reclass (1)	58	(58)	—	—
Other	(1)	(2)	(1)	—
Ending balance, January 31, 2015	$1,158	$210	$105	$40
____________________

(1)	In 2014, the Company reclassified $58 of Level 3 assets from Private Equity to Hedge Funds.

See Note 8 for a discussion of the levels of the fair value hierarchy. The assets’ fair value measurement level above is based on the lowest level of any input that is significant to the fair value measurement.

The following is a description of the valuation methods used for the Qualified Plans’ assets measured at fair value in the above tables:

●	Cash and cash equivalents: The carrying value approximates fair value.
●	Corporate Stocks: The fair values of these securities are based on observable market quotations for identical assets and are valued at the closing price reported on the active market on which the individual securities are traded.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

●

Corporate Bonds: The fair values of these securities are primarily based on observable market quotations for similar bonds, valued at the closing price reported on the active market on which the individual securities are traded. When such quoted prices are not available, the bonds are valued using a discounted cash flow approach using current yields on similar instruments of issuers with similar credit ratings, including adjustments for certain risks that may not be observable, such as credit and liquidity risks.

●

U.S. Government Securities: Certain U.S. Government securities are valued at the closing price reported in the active market in which the security is traded. Other U.S. government securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for similar securities, the security is valued under a discounted cash flow approach that maximizes observable inputs, such as current yields of similar instruments, but includes adjustments for certain risks that may not be observable, such as credit and liquidity risks.

●

Mutual Funds/Collective Trusts: The mutual funds/collective trust funds are public investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. However, the NAV is based on the fair value of the underlying securities within the fund, which are traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded.

●

Partnerships/Joint Ventures: These funds consist primarily of U.S. government securities, Corporate Bonds, Corporate Stocks, and derivatives, which are valued in a manner consistent with these types of investments, noted above.

●

Hedge Funds: Hedge funds are private investment vehicles valued using a Net Asset Value (NAV) provided by the manager of each fund. The NAV is based on the underlying net assets owned by the fund, divided by the number of shares outstanding. The NAV’s unit price is quoted on a private market that is not active. The NAV is based on the fair value of the underlying securities within the funds, which may be traded on an active market, and valued at the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the Hedge Fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

●

Private Equity: Private Equity investments are valued based on the fair value of the underlying securities within the fund, which include investments both traded on an active market and not traded on an active market. For those investments that are traded on an active market, the values are based on the closing price reported on the active market on which those individual securities are traded. For investments not traded on an active market, or for which a quoted price is not publicly available, a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches, are employed by the fund manager to value investments. Fair values of all investments are adjusted annually, if necessary, based on audits of the private equity fund financial statements; such adjustments are reflected in the fair value of the plan’s assets.

●

Real Estate: Real estate investments include investments in real estate funds managed by a fund manager. These investments are valued using a variety of unobservable valuation methodologies, including discounted cash flow, market multiple and cost valuation approaches.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, while the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The Company contributed and expensed $177, $148 and $140 to employee 401(k) retirement savings accounts in 2014, 2013 and 2012, respectively. The 401(k) retirement savings account plans provide to eligible employees both matching contributions and automatic contributions from the Company based on participant contributions, compensation as defined by the plan, and length of service.

The Company also administers other defined contribution plans for eligible employees. The cost of these plans was $5, $5 and $7 for 2014, 2013 and 2012, respectively.

16.  MULTI - EMPLOYER PENSION PLANS

The Company contributes to various multi-employer pension plans, including the UFCW Consolidated Pension Plan, based on obligations arising from collective bargaining agreements. The Company is designated as the named fiduciary of the UFCW Consolidated Pension Plan and has sole investment authority over these assets. These plans provide retirement benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions. The trustees typically are responsible for determining the level of benefits to be provided to participants as well as for such matters as the investment of the assets and the administration of the plans.

In the first quarter of 2014, the Company incurred a charge of $56 (after-tax) related to commitments and withdrawal liabilities associated with the restructuring of pension plan agreements, of which $15 was contributed to the UFCW Consolidated Pension Plan in 2014. The Company is required to contribute an additional $75 over the next four years related to the restructuring of these pension plan agreements.

The Company recognizes expense in connection with its multi-employer pension plans as contributions are funded, or in the case of the UFCW Consolidated Pension Plan, when commitments are made. The Company made contributions to multi-employer funds of $297 in 2014, $228 in 2013 and $492 in 2012. The cash contribution for 2012 includes the Company’s $258 contribution to the UFCW Consolidated Pension Plan in the fourth quarter of 2012.

The risks of participating in multi-employer pension plans are different from the risks of participating in single-employer pension plans in the following respects:

a.	Assets contributed to the multi-employer plan by one employer may be used to provide benefits to employees of other participating employers.
b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan allocable to such withdrawing employer may be borne by the remaining participating employers.
c.	If the Company stops participating in some of its multi-employer pension plans, the Company may be required to pay those plans an amount based on its allocable share of the unfunded vested benefits of the plan, referred to as a withdrawal liability.

The Company’s participation in multi-employer plans is outlined in the following tables. The EIN / Pension Plan Number column provides the Employer Identification Number (“EIN”) and the three-digit pension plan number. The most recent Pension Protection Act Zone Status available in 2014 and 2013 is for the plan’s year-end at December 31, 2013 and December 31, 2012, respectively. Among other factors, generally, plans in the red zone are less than 65 percent funded, plans in the yellow zone are less than 80 percent funded and plans in the green zone are at least 80 percent funded. The FIP/RP Status Pending / Implemented Column indicates plans for which a funding improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. Unless otherwise noted, the information for these tables was obtained from the Forms 5500 filed for each plan’s year-end at December 31, 2013 and December 31, 2012. The multi-employer contributions listed in the table below are the Company’s multi-employer contributions made in fiscal years 2014, 2013 and 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

The following table contains information about the Company’s multi-employer pension plans:

		Pension		FIP/RP
		Protection		Status	Multi-Employer
	EIN / Pension	Act Zone Status		Pending/	Contributions			Surcharge
Pension Fund	Plan Number	2014	2013	Implemented	2014	2013	2012	Imposed (6)
SO CA UFCW Unions & Food
Employers Joint Pension
Trust Fund (1) (2)	95-1939092 - 001	Red	Red	Implemented	$48	$45	$43	No
Desert States Employers & UFCW
Unions Pension Plan (1)	84-6277982 - 001	Green	Green	No	21	23	22	No
Sound Retirement Trust
(formerly Retail Clerks
Pension Plan) (1) (3)	91-6069306 – 001	Red	Red	Implemented	15	13	12	No
Rocky Mountain UFCW
Unions and Employers
Pension Plan (1)	84-6045986 - 001	Green	Green	No	17	17	17	No
Oregon Retail Employees
Pension Plan (1)	93-6074377 - 001	Red	Red	Implemented	7	7	7	No
Bakery and Confectionary Union
& Industry International
Pension Fund (1)	52-6118572 - 001	Red	Red	Implemented	11	12	10	No
Washington Meat Industry
Pension Trust (1) (4) (5)	91-6134141 - 001	Red	Red	Implemented	1	3	3	No
Retail Food Employers & UFCW
Local 711 Pension (1)	51-6031512 - 001	Red	Red	Implemented	9	8	8	No
Denver Area Meat Cutters
and Employers
Pension Plan (1)	84-6097461 - 001	Green	Green	No	8	8	8	No
United Food & Commercial
Workers Intl Union – Industry
Pension Fund (1) (4)	51-6055922 - 001	Green	Green	No	33	33	33	No
Western Conference of
Teamsters Pension Plan	91-6145047 - 001	Green	Green	No	30	31	30	No
Central States, Southeast &
Southwest Areas
Pension Plan	36-6044243 - 001	Red	Red	Implemented	15	15	12	No
UFCW Consolidated
Pension Plan (1)	58-6101602 – 001	Green	Green	No	70	—	275	No
Other					12	13	12
Total Contributions					$297	$228	$492
____________________

(1)	The Company’s multi-employer contributions to these respective funds represent more than 5% of the total contributions received by the pension funds.
(2)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at March 31, 2014 and March 31, 2013.
(3)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at September 30, 2013 and September 30, 2012.
(4)	The information for this fund was obtained from the Form 5500 filed for the plan’s year-end at June 30, 2013 and June 30, 2012.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

(5)	As of June 30, 2014, this pension fund was merged into the Sound Retirement Trust. After the completion of the merger, on July 1, 2014, certain assets and liabilities related to the Washington Meat Industry Pension Trust were transferred from the Sound Retirement Trust to the UFCW Consolidated Pension Plan. See the above information regarding the restructuring of certain pension plan agreements.
(6)	Under the Pension Protection Act, a surcharge may be imposed when employers make contributions under a collective bargaining agreement that is not in compliance with a rehabilitation plan. As of January 31, 2015, the collective bargaining agreements under which the Company was making contributions were in compliance with rehabilitation plans adopted by the applicable pension fund.

The following table describes (a) the expiration date of the Company’s collective bargaining agreements and (b) the expiration date of the Company’s most significant collective bargaining agreements for each of the material multi-employer funds in which the Company participates.

	Expiration Date	Most Significant Collective
	of Collective	Bargaining Agreements (1)
	Bargaining	(not in millions)
Pension Fund	Agreements	Count	Expiration
SO CA UFCW Unions & Food Employers Joint	March 2016 to		March 2016 to
Pension Trust Fund	June 2017	2	June 2017
	February 2015 to		February 2015
UFCW Consolidated Pension Plan	March 2019	8	to June 2018
Desert States Employers & UFCW	October 2016 to
Unions Pension Plan	June 2018	1	October 2016
Sound Retirement Trust (formerly Retail	January 2015 (2) to		May 2016 to
Clerks Pension Plan) (3)	December 2016	2	August 2016
Rocky Mountain UFCW Unions and	September 2015 to
Employers Pension Plan	October 2015	1	September 2015
	February 2015 to		August 2015 to
Oregon Retail Employees Pension Plan	April 2017	3	June 2016
Bakery and Confectionary Union & Industry	May 2011 (2) to		July 2015 to
International Pension Fund	September 2017	4	May 2017
	April 2013 (2) to
Retail Food Employers & UFCW Local 711 Pension	March 2015	2	March 2015
	September 2015 to
Denver Area Meat Cutters and Employers Pension Plan	October 2015	1	September 2015
United Food & Commercial Workers Intl Union –	March 2014 (2) to		April 2015 to
Industry Pension Fund	August 2018	2	March 2017
	April 2014 (2) to		April 2015 to
Western Conference of Teamsters Pension Plan	April 2018	5	July 2017
Central States, Southeast & Southwest
Areas Pension Plan	September 2014 (2)	2
____________________

(1)	This column represents the number of significant collective bargaining agreements and their expiration date for each of the Company’s pension funds listed above. For purposes of this table, the “significant collective bargaining agreements” are the largest based on covered employees that, when aggregated, cover the majority of the employees for which we make multi-employer contributions for the referenced pension fund.
(2)	Certain collective bargaining agreements for each of these pension funds are operating under an extension.
(3)	As of June 30, 2014, the Washington Meat Industry Pension Trust was merged into the Sound Retirement Trust.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

Based on the most recent information available to it, the Company believes the present value of actuarial accrued liabilities in most of these multi-employer plans substantially exceeds the value of the assets held in trust to pay benefits. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and can be reasonably estimated.

The Company also contributes to various other multi-employer benefit plans that provide health and welfare benefits to active and retired participants. Total contributions made by the Company to these other multi-employer health and welfare plans were approximately $1,200 in 2014, $1,100 in 2013 and $1,100 in 2012.

17.  RECENTLY ADOPTED ACCOUNTING STANDARDS

In February 2013, the Financial Accounting Standards Board (“FASB”) amended its standards on comprehensive income by requiring disclosure of information about amounts reclassified out of AOCI by component. Specifically, the amendment requires disclosure of the effect of significant reclassifications out of AOCI on the respective line items in net income in which the item was reclassified if the amount being reclassified is required to be reclassified to net income in its entirety in the same reporting period. It requires cross reference to other disclosures that provide additional detail for amounts that are not required to be reclassified in their entirety in the same reporting period. This new disclosure became effective for the Company beginning February 3, 2013, and was adopted prospectively in accordance with the standard. See Note 9 to the Consolidated Financial Statements for the Company’s disclosures related to this amended standard.

In July 2013, the FASB amended ASC 740, “Income Taxes.” The amendment provides guidance on the financial statement presentation of an unrecognized tax benefit, as either a reduction of a deferred tax asset or as a liability, when a net operating loss carryforward, similar tax loss, or a tax credit carryforward exists. This amendment became effective for the Company beginning February 2, 2014, and was adopted prospectively in accordance with the standard. The adoption of this amendment did not have an effect on net income and did not have a significant effect on the Consolidated Balance Sheets.

18.  RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2014, FASB issued Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers”, which provides guidance for revenue recognition. The standard’s core principle is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. This guidance will be effective for the Company in the first quarter of its fiscal year ending January 27, 2018. Early adoption is not permitted. The Company is currently in the process of evaluating the effect of adoption of this ASU on the Consolidated Financial Statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

19. QUARTERLY DATA (UNAUDITED)

The two tables that follow reflect the unaudited results of operations for 2014 and 2013.

	Quarter
	First	Second	Third	Fourth	Total Year
2014	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$32,961	$25,310	$24,987	$25,207	$108,465
Merchandise costs, including advertising,
warehousing, and transportation, excluding
items shown separately below	26,065	20,136	19,764	19,547	85,512
Operating, general and administrative	5,168	3,920	3,954	4,119	17,161
Rent	217	166	162	162	707
Depreciation and amortization	581	444	456	467	1,948
Operating profit	930	644	651	912	3,137
Interest expense	147	112	114	115	488
Earnings before income tax expense	783	532	537	797	2,649
Income tax expense	274	182	172	274	902
Net earnings including noncontrolling interests	509	350	365	523	1,747
Net earnings attributable to
noncontrolling interests	8	3	3	5	19
Net earnings attributable to The Kroger Co.	$501	$347	$362	$518	$1,728
Net earnings attributable to The Kroger Co. per
basic common share	$0.99	$0.71	$0.74	$1.06	$3.49
Average number of shares used in
basic calculation	501	485	486	486	490
Net earnings attributable to The Kroger Co. per
diluted common share	$0.98	$0.70	$0.73	$1.04	$3.44
Average number of shares used in
diluted calculation	507	491	492	493	497
Dividends declared per common share	$0.165	$0.165	$0.185	$0.185	$0.700

Annual amounts may not sum due to rounding.

In the first quarter of 2014, the Company incurred a $87 charge to OG&A expenses due to commitments and withdrawal liabilities arising from restructuring of certain pension plan agreements to help stabilize associates’ future benefits.

In the third quarter of 2014, the Company incurred a $25 charge to OG&A expenses due to contributions to the Company’s charitable foundation and a $17 benefit to income tax expense due to certain tax items.

In the fourth quarter of 2014, the Company incurred a $60 charge to OG&A expenses due to contributions to the Company’s charitable foundation and a $55 charge to OG&A expenses for contributions to the UFCW Consolidated Pension Plan.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, CONTINUED

	Quarter
	First	Second	Third	Fourth	Total Year
2013	(16 Weeks)	(12 Weeks)	(12 Weeks)	(12 Weeks)	(52 Weeks)
Sales	$29,997	$22,686	$22,470	$23,222	$98,375
Merchandise costs, including advertising,
warehousing, and transportation, excluding
items shown separately below	23,817	18,059	17,866	18,397	78,138
Operating, general and administrative	4,593	3,506	3,537	3,558	15,196
Rent	189	139	138	147	613
Depreciation and amortization	519	387	395	402	1,703
Operating profit	879	595	534	718	2,725
Interest expense	129	99	108	107	443
Earnings before income tax expense	750	496	426	611	2,282
Income tax expense	266	176	125	184	751
Net earnings including noncontrolling interests	484	320	301	427	1,531
Net earnings attributable to noncontrolling interests	3	3	2	5	12
Net earnings attributable to The Kroger Co.	$481	$317	$299	$422	$1,519
Net earnings attributable to The Kroger Co.
per basic common share	$0.93	$0.61	$0.58	$0.82	$2.93
Average number of shares used in basic calculation	514	515	515	511	514
Net earnings attributable to The Kroger Co. per diluted
common share	$0.92	$0.60	$0.57	$0.81	$2.90
Average number of shares used in diluted calculation	520	521	521	517	520
Dividends declared per common share	$0.150	$0.150	$0.165	$0.165	$0.630

Annual amounts may not sum due to rounding.

In the second quarter of 2013, the Company incurred a $3 charge to interest expense and a $2 charge to OG&A expense due to the merger with Harris Teeter.

In the third quarter of 2013, the Company incurred a $2 charge to interest expense and a $2 charge to OG&A expense due to the merger with Harris Teeter and a $19 benefit to income tax expense due to certain tax items.

In the fourth quarter of 2013, the Company incurred a $6 charge to interest expense and a $12 charge to OG&A expense due to the merger with Harris Teeter and a $21 benefit to income tax expense due to certain tax items.

Kroger has a variety of plans under which employees may acquire common shares of Kroger. Employees of Kroger and its subsidiaries own shares through a profit sharing plan, as well as 401(k) plans and a payroll deduction plan called the Kroger Stock Exchange. If employees have questions concerning their shares in the Kroger Stock Exchange, or if they wish to sell shares they have purchased through this plan, they should contact:

Computershare Plan Managers P.O. Box 43021 Providence, RI 02940 Phone 800-872-3307

Questions regarding Kroger’s 401(k) plans should be directed to the employee’s Human Resources Department or 1-800-2KROGER. Questions concerning any of the other plans should be directed to the employee’s Human Resources Department.

SHAREHOLDERS: Wells Fargo Shareowner Services, a division of Wells Fargo Bank, N.A., is Registrar and Transfer Agent for Kroger’s common shares. For questions concerning payment of dividends, changes of address, etc., individual shareholders should contact:

Wells Fargo Shareowner Services P. O. Box 64854 Saint Paul, MN 55164-0854 Toll Free 1-855-854-1369

Shareholder questions and requests for forms available on the Internet should be directed to: www.shareowneronline.com.

FINANCIAL INFORMATION: Call (513) 762-1220 to request printed financial information, including Kroger’s most recent report on Form 10-Q or 10-K, or press release. Written inquiries should be addressed to Shareholder Relations, The Kroger Co., 1014 Vine Street, Cincinnati, Ohio 45202-1100. Information also is available on Kroger’s corporate website at ir.kroger.com.

THE KROGER CO.
1014 VINE STREET
CINCINNATI, OH 45202

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M93307-P65267	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
THE KROGER CO.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors
	Nominees:		For	Against	Abstain

	1a.	Nora A. Aufreiter	☐	☐	☐

	1b.	Robert D. Beyer	☐	☐	☐

	1c.	Susan J. Kropf	☐	☐	☐

	1d.	David B. Lewis	☐	☐	☐

	1e.	W. Rodney McMullen	☐	☐	☐

	1f.	Jorge P. Montoya	☐	☐	☐

	1g.	Clyde R. Moore	☐	☐	☐

	1h.	Susan M. Phillips	☐	☐	☐

	1i.	James A. Runde	☐	☐	☐

	1j.	Ronald L. Sargent	☐	☐	☐

	1k.	Bobby S. Shackouls	☐	☐	☐

The Board of Directors recommends that you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Advisory vote to approve executive compensation.	☐	☐	☐

3.	Ratification of PricewaterhouseCoopers LLP, as auditors.	☐	☐	☐

The Board of Directors recommends that you vote AGAINST proposals 4, 5 and 6.		For	Against	Abstain

4.	A shareholder proposal, if properly presented, to publish a report on human rights risks of operations and supply chain.	☐	☐	☐

5.	A shareholder proposal, if properly presented, to issue a report assessing the environmental impacts of using unrecyclable packaging for private label brands.	☐	☐	☐

6.	A shareholder proposal, if properly presented, to issue a report regarding options to reduce or eliminate antibiotic use in the production of private label meats.	☐	☐	☐

NOTE: Holders of common shares of record at the close of business on April 30, 2015, will be entitled to vote at the meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Combined Notice, Proxy Statement, and Annual Report are available at www.proxyvote.com.

M93308-P65267

THE KROGER CO.
Annual Meeting of Shareholders
June 25, 2015 11:00 AM Eastern Time
This proxy is solicited by the Board of Directors

The undersigned hereby appoints each of ROBERT D. BEYER, W. RODNEY McMULLEN, and RONALD L. SARGENT, or if more than one is present and acting then a majority thereof, proxies, with full power of substitution and revocation, to vote the common shares of The Kroger Co. that the undersigned is entitled to vote at the annual meeting of shareholders, and at any adjournment thereof, with all the powers the undersigned would possess if personally present, including authority to vote on the matters shown on the reverse in the manner directed, and upon any other matter that properly may come before the meeting. The undersigned hereby revokes any proxy previously given to vote those shares at the meeting or at any adjournment.

The proxies are directed to vote as specified on the reverse hereof and in their discretion on all other matters coming before the meeting. Except as specified to the contrary on the reverse, the shares represented by this proxy will be voted FOR each nominee listed in Proposal 1, FOR Proposals 2 and 3, and AGAINST Proposals 4, 5 and 6.

If you wish to vote in accordance with the recommendations of the Board of Directors, all you need to do is sign and return this card. The above named proxies cannot vote the shares unless you vote your proxy by Internet or telephone, or sign and return this card.

Only shareholders and persons holding proxies from shareholders may attend the meeting. If you are attending the meeting, please bring the notice of the meeting that was separately mailed to you or the top portion of your proxy card, either of which will serve as your admission ticket.

YOUR MANAGEMENT DESIRES TO HAVE A LARGE NUMBER OF SHAREHOLDERS REPRESENTED AT THE MEETING, IN PERSON OR BY PROXY. PLEASE VOTE YOUR PROXY ELECTRONICALLY VIA THE INTERNET OR BY TELEPHONE. IF YOU HAVE ELECTED TO RECEIVE PRINTED MATERIALS, YOU MAY SIGN AND DATE THE PROXY AND MAIL IT IN THE SELF-ADDRESSED ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. If you are unable to attend the annual meeting, you may listen to a live webcast of the meeting, which will be accessible through our website, ir.kroger.com, at 11:00 AM Eastern Time.

Continued and to be signed on reverse side